Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION, IDENTIFIED BY BRACKETED ASTERISKS “[*****]”, HAS BEEN OMITTED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

by and among

MARKETAXESS HOLDINGS INC.,

PRAGMA WEEDEN HOLDINGS LLC,

PRAGMA FINANCIAL SYSTEMS LLC,

PRAGMA LLC

and

DAVID MECHNER (solely for purposes specified herein)

Dated as of August 5, 2023

i

3.10	Contracts	24
3.11	Litigation	26
3.12	Employee Benefit Plans	27
3.13	Compliance With Laws; Broker-Dealer and Regulatory Matters	29
3.14	Permits	31
3.15	Insurance	32
3.16	Labor and Employment	32
3.17	Title to Personal Properties	34
3.18	Sufficiency of Assets	34
3.19	Related Party Transactions	34
3.20	Customers and Suppliers	35
3.21	International Trade and Anti-Corruption Matters	35
3.22	Brokers	36
3.23	No Other Representations or Warranties	36
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER	36
4.1	Organization, Standing and Power	36
4.2	Authority; No Conflict; Required Filings and Consents	37
4.3	Litigation	37
4.4	Financing	38
4.5	Brokers	38
4.6	SEC Documents	38
4.7	Capitalization	39
4.8	Investment Intent	39
4.9	R&W Insurance Policy	40
4.10	Investigation	40
4.11	No Other Representations or Warranties	40
ARTICLE V	CONDUCT OF BUSINESS	41
5.1	Covenants of the Seller and Companies	41
5.2	Confidentiality	43
ARTICLE VI	ADDITIONAL AGREEMENTS	44
6.1	No Solicitation	44
6.2	Access to Information	45

6.3	Closing Efforts; Legal Conditions to the Purchase; Third-Party Consents	45
6.4	Public Disclosure	47
6.5	Employee Matters	48
6.6	Tax Matters	49
6.7	Non-Solicitation; Non-Competition	52
6.8	Transfer Restrictions	53
6.9	Public Information	55
6.10	Listing	55
6.11	Use of Names	56
6.12	R&W Policy	56
6.13	Seller Name Change	56
6.14	Access to Information Following the Closing	56
6.15	Pre-Closing Assignments	57
6.16	Termination of Intercompany Arrangements	57
6.17	Insurance Policies	57
6.18	Wrong Pockets; Further Assurances	58
6.19	Release	58
ARTICLE VII	CONDITIONS TO PURCHASE	60
7.1	Conditions to Each Party’s Obligation to Effect the Closing	60
7.2	Additional Conditions to Obligations of the Buyer	60
7.3	Additional Conditions to Obligations of the Seller	62
7.4	Frustration of Closing Conditions	63
ARTICLE VIII	INDEMNIFICATION	63
8.1	Indemnifiable Matters	63
8.2	Claims for Indemnification	64
8.3	Survival	65
8.4	Limitations; Priority of Payments	66
8.5	Indemnity Escrow	69
8.6	Cash Indemnification Payments	70
ARTICLE IX	TERMINATION AND AMENDMENT	71
9.1	Termination	71
9.2	Effect of Termination	72

9.3	Fees and Expenses	72
9.4	Amendment	72
9.5	Extension; Waiver	72
ARTICLE X	DEFINITIONS	73
10.1	Definitions	73
ARTICLE XI	MISCELLANEOUS	90
11.1	Notices	90
11.2	Entire Agreement; Non-Recourse	91
11.3	Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege	92
11.4	No Third-Party Beneficiaries	93
11.5	Assignment	93
11.6	Severability	94
11.7	Counterparts and Signature	94
11.8	Interpretation	94
11.9	Governing Law	95
11.10	Remedies	95
11.11	Submission to Jurisdiction	95
11.12	Disclosure Schedules	96
11.13	Waiver of Jury Trial	96

Disclosure Schedule

Buyer Disclosure Schedule

Schedule 1.4(e)(iv) – Payoff Debt

Schedule 5.1 – Conduct between Signing and Closing

Schedule 6.6(e) – Purchase Price Allocation Methodology

Schedule 6.7 – Illustrative Examples of Restricted Businesses

Schedule 6.8(b) – Transfer Restrictions

Schedule 6.11 – Company Marks

Schedule 6.15(a) – Contracts to be Assigned

Schedule 6.15 (b) – Intellectual Property to be Assigned

Schedule 7.2(e)(i) – Continuing Affiliate Contracts

Schedule 7.2(h) – Extended Support Agreement

Schedule 10.1(a) – Buyer’s Knowledge

Schedule 10.1(b) – Seller’s Knowledge

Schedule 10.1(c) – Assets Included in Net Working Capital

Schedule 10.1(d) – Liabilities Included in Net Working Capital

Exhibit A	Mechner Employment Agreement
Exhibit B	Form of Interest Assignment
Exhibit C	Form of Escrow Agreement
Exhibit D	Form of Accredited Investor Questionnaire
Exhibit E	Representation & Warranty Insurance Policy
Exhibit F	Form of Assignment Agreement
Exhibit G	Form of Release
Exhibit H	Form of Option Cancellation and Release Agreement
Exhibit I	Form of Joinder
Exhibit J	Form of Intellectual Property Assignment Agreement

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 5, 2023, by and among (i) MarketAxess Holdings Inc., a Delaware corporation (the “Buyer”), (ii) Pragma Weeden Holdings LLC, a Delaware limited liability company (the “Seller”), (iii) Pragma Financial Systems LLC, a New York limited liability company (“PFS”), (iv) Pragma LLC, a New York limited liability company (“PLLC” and together with PFS, the “Companies” and individually, each a “Company”), and (v) David Mechner, solely for the purposes of Section 6.7, Section 6.19, Section 8.1(b), the remainder of Article VIII as it relates to Section 8.1(b) and Article XI as it relates to any of such provisions (“Mechner”). The Buyer, the Seller and the Companies (and, solely for the purposes of Section 6.7, Section 6.19, Section 8.1(b), the remainder of Article VIII as is relates to Section 8.1(b) and Article XI as it relates to any of such provisions, Mechner) are referred to, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to such terms in Article X.

WHEREAS, the Companies own and operate a business providing algorithmic trading solutions through PLLC, a FINRA-registered broker dealer, and related software and technology development and support services through PFS (such business, but excluding the Seller’s contingent contractual earnout rights relating to its former investment in Ogg Trading LLC, the “Business”), which Business comprises the entire business and operations of the Seller and its Subsidiaries other than the Seller’s contractual earnout rights relating to its former investment in Ogg Trading LLC;

WHEREAS, the Seller owns all of the issued and outstanding membership interests of each of PFS and PLLC (collectively, the “Interests”);

WHEREAS, the Board of Managers (as defined in the Operating Agreement) of the Seller (the “Seller Board”) has unanimously approved this Agreement, the execution, delivery and performance hereof by the Seller and the consummation by the Seller of the transactions contemplated hereby, including the transfer and sale by the Seller of the Interests to the Buyer on the terms and conditions of this Agreement, in accordance with the Operating Agreement and the Act (the “Seller Transaction Consent”);

WHEREAS, the Board of Directors of the Buyer (or a duly authorized committee thereof) has unanimously approved this Agreement, the execution, delivery and performance hereof by the Buyer and the consummation by the Buyer of the transactions contemplated hereby, including the purchase by the Buyer of the Interests on the terms and conditions of this Agreement, in accordance with the Buyer’s Organizational Documents and the Delaware General Corporation Law;

WHEREAS, concurrently herewith, Mechner is entering into an employment agreement with the Buyer, as attached hereto as Exhibit A (the “Mechner Employment Agreement”);

WHEREAS, Mechner is a founder of the Seller and has been affiliated with and integral to the business of the Seller and its Subsidiaries since their inception and will receive substantial consideration and other benefits in connection with the consummation of the transactions contemplated by this Agreement, including by virtue of his ownership interest in a member of the

Seller, and it is a material inducement and condition to the Buyer’s willingness to enter into this Agreement and to consummate the transactions contemplated hereby that Mechner enter into this Agreement; and

WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Interests.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1
Purchase and Sale. Upon the terms and subject to the provisions of this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws), and the Buyer shall purchase and acquire from the Seller, all of the Seller’s right, title and interest in, to and under the Interests in exchange for the consideration set forth in this Article I.
1.2
Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m., Eastern time, remotely by electronic exchange of documents and signatures, on the second Business Day after the satisfaction or waiver of the conditions set forth in Article VII (other than the satisfaction of those conditions that by their nature or terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date, place or time is agreed to in writing by the Buyer and the Seller.
1.3
Closing Payment Statement. No later than the third Business Day prior to the Closing Date, the Seller shall deliver to the Buyer (a) the Closing Payment Statement and (b) to the extent Seller is requesting Buyer to direct any payments in accordance with Section 1.9, the applicable Option Payment Schedule with respect to the Aggregate Closing Option Cash-Out Payment Amount.
1.4
Closing Payments and Deliverables.
(a)
Closing Cash Payments. At the Closing, subject to the terms and conditions of this Agreement, the Buyer shall make (or cause to be made) the following payments, in each case, by wire transfer of immediately available funds to the accounts designated in the Closing Payment Statement:
(i)
to each Person identified in the Closing Payment Statement as a recipient of a payment in respect of Unpaid Company Transaction Expenses, the amount payable to such Person as specified therein; provided, that any Unpaid Company Transaction Expenses that are compensatory payments to current or former Business Employees shall instead be paid to the applicable Company for subsequent payment to such Persons through payroll;

(ii)
to the Escrow Agent, the Purchase Price Adjustment Escrow Amount for deposit in the Purchase Price Adjustment Escrow Account; and
(iii)
to the Seller, an amount equal to the Estimated Closing Cash Consideration (less, to the extent Buyer will be making, at the direction of the Seller, payments in respect of Seller Options pursuant to Section 1.9, the Aggregate Closing Option Cash-Out Payment Amount).
(b)
Deposit of Indemnification Escrow Shares. At the Closing, the Buyer shall issue (or cause to be issued, effective as of the Closing Date) the Indemnity Escrow Shares in the name of the Escrow Agent or its nominee as contemplated by Section 8.5(a).
(c)
Payment of Closing Stock Consideration. At the Closing, the Buyer shall, subject to Section 1.6(b), issue to the Seller the Closing Stock Consideration, which shall, unless otherwise determined by the Buyer, be in book-entry form or otherwise uncertificated (together with written evidence of such issuance in the form of an instruction letter to the Buyer’s transfer agent or other customary written evidence reasonably acceptable to the Seller), and which shall bear such legends as to the restrictions on transfer thereof or stop transfer notations with respect thereto as contemplated by this Agreement. As promptly as practicable following the Closing, the Buyer shall deliver to the Seller a direct registration statement or other customary written evidence of the registration of the issuance of the Closing Stock Consideration in the name of the Seller as of the Closing Date.
(d)
Seller Closing Deliveries. At or prior to the Closing, the Seller shall deliver to the Buyer:
(i)
a duly executed assignment agreement in substantially the form set forth as Exhibit B (the “Interest Assignment Agreement”), duly effecting the transfer of the Interests to the Buyer, free and clear of all Liens (other than any transfer restrictions arising under applicable securities Laws);
(ii)
copies of the resolutions duly adopted by the Board of Managers, (A) authorizing and approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby in accordance with the Organizational Documents of the Seller and applicable Law and (B) providing for the treatment of any outstanding options to acquire interests of Seller in accordance with Section 1.8 and that any consideration payable by the Seller in connection with the transactions contemplated hereby to holders of Class B Units of the Seller issued in respect of the exercise of any Seller Options prior to the Closing shall be solely in the form of cash, certified by the secretary or other duly authorized officer of the Seller as being in full force and effect as of the Closing and not having been rescinded or otherwise modified;
(iii)
a duly executed and valid form W-9 for the Seller; and
(iv)
a release, in substantially the form attached hereto as Exhibit G, duly executed by each of Pragma Group Investors LLC and Weeden Investors LP (the “Releases”).

(e)
Companies Closing Deliveries. At or prior to the Closing, the Companies and the Seller shall deliver to the Buyer:
(i)
written resignations (in form and substance reasonably acceptable to Buyer), effective as of the Closing, of those officers of either Company as are requested by the Buyer to resign at least two Business Days prior to the Closing, in each case resigning such position(s) as an officer (but not resigning employment);
(ii)
copies of resolutions of the Seller, in its capacity as the sole member of each Company, as to the authorization and approval of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby certified by the Secretary or another duly authorized officer of such Company as being in full force and effect as of the Closing and not having been rescinded or otherwise modified;
(iii)
certificates of good standing issued by the Secretary of State of the State of New York not more than five Business Days prior to the Closing Date, certifying as to the good standing of each Company; and
(iv)
a customary payoff letter(s) with respect to any indebtedness or commitments for borrowed money (or guarantees thereof) or evidenced by bonds, debentures, notes or other similar instruments included in the Closing Debt Amount and identified on Schedule 1.4(e)(iv), together with instruments and documents, or, in lieu thereof, customary undertakings and authorizations necessary to release any and all Liens in favor of holders thereof in connection therewith (in each case, in customary form and reasonably acceptable to Buyer).
(f)
Buyer Closing Deliveries. At or prior to the Closing, the Buyer shall deliver to the Seller customary evidence in form and substance reasonably acceptable to the Seller that the R&W Policy has incepted and the coverage contemplated thereunder is in effect, subject to the satisfaction of the conditions set forth therein.
1.5
Closing Adjustments.
(a)
Estimated Closing Cash Consideration. No later than the third Business Day prior to the Closing Date, the Seller shall deliver to the Buyer a written statement setting forth the Seller’s calculation of the amount of the Closing Cash Consideration, including, in reasonable detail (and together with reasonable supporting documentation) and based upon its good faith estimate of, each component thereof (such amount, the “Estimated Closing Cash Consideration” and such statement, the “Estimated Closing Statement”). The Buyer shall have two Business Days from the receipt of the Estimated Closing Statement to provide the Seller with any comments with respect thereto and the Seller shall consider (in good faith) any appropriate changes thereto prior to the Closing.
(b)
Post-Closing Cash Consideration Adjustment.
(i)
Before 11:59 p.m., Eastern time, on the 60th day after the Closing Date, the Buyer shall prepare and deliver to the Seller a written statement setting forth the Buyer’s calculation of the Closing Cash Consideration, including, in reasonable detail (and together with reasonable supporting documentation) its calculation of each component thereof (such amount, the “Preliminary Closing Cash Consideration” and such statement, the “Preliminary Closing Statement”).

(ii)
If the Seller agrees in writing to the Preliminary Closing Cash Consideration as set forth in the Preliminary Closing Statement, or if the Seller fails to timely deliver an Objection Statement pursuant to Section 1.5(b)(iii), then the Preliminary Closing Cash Consideration shall be deemed for all purposes of this Agreement to be the “Final Closing Cash Consideration,” and each shall be final and binding on all Parties.
(iii)
If the Seller disputes the calculation of any of the components of the Closing Cash Consideration as set forth in the Preliminary Closing Statement, then the Seller shall deliver to the Buyer, within 30 days after receipt of the Preliminary Closing Statement, a statement setting forth in reasonable detail each component thereof that is subject to dispute and the reason therefor (an “Objection Statement”). The Buyer and the Seller shall seek in good faith to resolve any such disputes for a period of 30 days after the Buyer’s receipt of the Objection Statement; provided, that any items not disputed in the Objection Statement shall be final and binding on all Parties as set forth in the Preliminary Closing Statement.
A.
If the Buyer and the Seller reach a final resolution on all disputed items set forth in the Objection Statement within such 30 day period (or within any additional period as mutually agreed to between the Buyer and the Seller), then the Closing Cash Consideration, as calculated based on the resolution of such disputed items between the Buyer and the Seller, shall be deemed for all purposes of this Agreement to be the “Final Closing Cash Consideration,” and shall be final and binding on all Parties.
B.
If the Buyer and the Seller do not reach a final resolution with respect to any disputed items within the period provided in Section 1.5(b)(iii)(A), then the Buyer and the Seller shall engage, and shall submit such unresolved disputed items immediately to RSM US LLP or other nationally recognized firm of independent certified public accountants reasonably acceptable to the Buyer and the Seller (the “Neutral Accountant”). The Seller and the Buyer shall each be entitled to make written presentations and submissions to the Neutral Accountant pursuant to procedures to be agreed to among the Seller, the Buyer and the Neutral Accountant (or, if they cannot agree on such procedures, pursuant to procedures determined by the Neutral Accountant) regarding each of their respective calculations of the disputed items, and the Neutral Accountant shall be required to resolve such differences in accordance with the terms of this Section 1.5 and to make a determination as to each of the open disputed items within 20 Business Days after its appointment as the Neutral Accountant. The Neutral Accountant’s determination shall be based solely on the presentations and submissions of the Parties, and not on the Neutral Accountant’s own independent review. Absent fraud or manifest error (in which event the matter shall be referred back to the Neutral Accountant to correct such error), the Neutral Accountant’s determination hereunder of each disputed item shall be final and binding on the Parties and non-appealable. If any disputed amounts are submitted to the Neutral Accountant, the Closing Cash Consideration, as calculated based on the components thereof as finally determined pursuant to this Section 1.5(b)(iii), including the Neutral Accountant’s calculation of any components thereof in accordance with this Section 1.5(b)(iii)(B), shall for all purposes of this Agreement be deemed to be the “Final Closing Cash Consideration,” and shall be final and binding on all Parties.

C.
The Neutral Accountant shall be bound by the provisions of this Section 1.5, and shall not be authorized or permitted to: (1) determine any questions or matters whatsoever under or in connection with this Agreement except for the resolution of differences between the Seller and the Buyer regarding the calculation of the applicable disputed items in accordance with this Section 1.5; (2) resolve any such differences by assigning a value to any disputed item that is outside of the range for such item as proposed by the Buyer in the Preliminary Closing Statement or the Seller in the Objection Statement; or (3) apply any accounting principles, policies, methods, treatments or procedures other than as set forth in Section 1.5(d). In making any determinations with respect to the components of the Closing Cash Consideration hereunder, the Neutral Accountant shall act as an expert and not as arbitrator. The Parties agree that they will reasonably cooperate and assist the Neutral Accountant with respect to its determination of the disputed components of the Closing Cash Consideration, including the making available, to the extent reasonably necessary in connection therewith, of books, records, work papers and personnel (subject to entry into customary confidentiality and access letters).
D.
The costs, fees and expenses related to the engagement of and such determination by the Neutral Accountant, including the costs relating to any negotiations with the Neutral Accountant with respect to the terms and conditions of such Neutral Accountant’s engagement, will be paid by the Buyer, on the one hand, and the Seller, on the other hand, on an inversely proportional basis, based upon the relative portions of the amounts in dispute that have been submitted to the Neutral Accountant for resolution that ultimately are awarded to each of the Buyer and the Seller (e.g., if $100,000 is in dispute, and of that amount the Neutral Accountant awards $75,000 to the Buyer and $25,000 to the Seller, then the Buyer will be responsible for 25%, and the Seller will be responsible for 75%, of the costs, fees and expenses of the Neutral Accountant).
(iv)
If the Final Closing Cash Consideration is less than the Estimated Closing Cash Consideration (the “Deficiency Amount”), then the Seller and the Buyer shall promptly (and in no event later than three Business Days after) the date of determination of the Final Closing Cash Consideration) deliver instructions to the Escrow Agent instructing the Escrow Agent to pay to the Buyer from the Purchase Price Adjustment Escrow Account, by wire transfer of immediately available funds, an amount in cash equal to the Deficiency Amount. If the Deficiency Amount exceeds the amount of funds in the Purchase Price Adjustment Escrow Account, then the Buyer’s sole remaining recourse will be to recover such excess amount from any shares of Buyer Common Stock available in the Indemnity Escrow Account, in which event the Buyer and the Seller shall promptly (and in any event within three Business Days after the date of determination of the Final Closing Cash Consideration) deliver instructions to the Escrow Agent instructing the Escrow Agent to release to the Buyer from the Indemnity Escrow Account a number of shares of Buyer Common Stock having a value (based on the Buyer Applicable Stock Price with respect to the date of determination of the Final Closing Cash Consideration) equal to such deficiency (with such number of shares rounded up to nearest whole share), and the Buyer shall promptly cause any such shares to be cancelled. If the Final Closing Cash Consideration exceeds the Estimated Closing Cash Consideration (the “Excess Amount”), then promptly (and in no event later than three Business Days after the date of determination of the Final Closing Cash Consideration), the Buyer shall pay the Excess Amount to the Seller by wire transfer of immediately available funds to the account for the Seller identified in the Closing Payment

Statement. If any funds remain in the Purchase Price Adjustment Escrow Account after payment of the Excess Amount or Deficiency Amount (the “Remaining Amount”), the Buyer and the Seller shall within three Business Days after the date of determination of the Final Closing Cash Consideration deliver instructions to the Escrow Agent instructing the Escrow Agent to release the Remaining Amount to the Seller.
(c)
During the 30-day period commencing on Buyer’s delivery of the Preliminary Closing Statement (or until the earlier delivery of an Objection Statement), the Buyer shall provide or cause to be provided to the Seller and its attorneys, accountants and other representatives reasonable access (including electronic access, to the extent available), upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to the books and records of the Companies and personnel of the Buyer and each Company to the extent reasonably necessary for purposes of Seller (i) evaluating the information in the Preliminary Closing Statement and the calculation of the Preliminary Closing Cash Consideration and (ii) preparing any Objection Statement; provided, however, that such access shall be subject to (A) any applicable privileges (including the attorney-client privilege), the attorney work product doctrine or any similar protections, (B) contractual confidentiality obligations (subject to entry into customary confidentiality letters) and (C) prior execution of customary access letters.
(d)
The procedures set forth in this Section 1.5 shall be the sole and exclusive method for resolving any disputes with respect to the determination of the Closing Cash Consideration. For the avoidance of doubt, the Closing Cash Consideration, the Estimated Closing Cash Consideration, the Preliminary Closing Cash Consideration and the Final Closing Cash Consideration, and each of the components thereof, shall be prepared and calculated in accordance with the respective definitions thereof set forth herein. All calculations or determinations shall be made in accordance with the Accounting Principles (except that, such calculations and determinations (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement and (ii) shall follow the defined terms used in this Agreement, whether or not such terms are in accordance with GAAP).
1.6
Closing Stock Consideration.
(a)
Calculation of Stock Consideration. No later than the fourth Business Day prior to the Closing Date, the Buyer shall deliver to the Seller a written statement setting forth the Buyer Closing Stock Price. The Seller shall have two Business Days from the receipt of such statement to provide the Buyer with any proposed corrections with respect thereto. The Buyer shall revise such statement to reflect any corrections so proposed by the Seller to the extent such proposed corrections are required to accurately calculate the Buyer Closing Stock Price (as defined in this Agreement). Such statement (and the amount of the Buyer Closing Stock Price set forth therein), as may be so revised, shall be final and binding on all Parties. Promptly following the finalization of the Estimated Closing Statement (and no later than the Business Day prior to Closing), the Buyer shall calculate and agree with Seller the number of shares of Buyer Common Stock that comprise each of the Closing Stock Consideration and the Indemnity Escrow Shares.
(b)
Fractional Shares. No fractional shares of Buyer Common Stock will be issued in connection with any payments to be made under this Agreement, but in lieu thereof the

Seller shall receive from the Buyer an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Buyer Closing Stock Price.
(c)
Adjustment to Stock Consideration. If, from and after the date hereof and prior to the Closing (or, with respect to the Indemnity Escrow Shares, such time after the Closing that the shares are released from the Indemnity Escrow Account), any reorganization, reclassification, recapitalization, stock split, split up, reverse stock split, combination or exchange of shares, or any similar event shall have occurred with respect to the Buyer Common Stock, the Stock Consideration and any related references to shares of Buyer Common Stock, and all calculations contemplated hereby that that are based on the number of shares of Buyer Common Stock (or prices therefor), including, notwithstanding anything to the contrary, any determination of the number of shares to be released from the Indemnity Escrow Account, shall be appropriately adjusted, if and to the extent necessary, to provide to the Seller the same economic effect as contemplated by this Agreement prior to such event.
1.7
Withholding. The Buyer, the Escrow Agent, each Company and any PEO, as applicable, shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other applicable state, local or non-U.S. Tax Law; provided, however, if the Buyer, the Escrow Agent or either Company, determine that any amounts are required to be deducted or withheld (other than any deduction or withholding with respect to any payments constituting compensation for services, including any payments that may be made pursuant to Section 1.9), the Buyer, the Escrow Agent or either Company, as applicable, shall use commercially reasonable efforts to provide to the Seller written notice of the intent to make such deduction or withholding prior to such deduction or withholding and to provide the Seller with the opportunity to submit documentation that no withholding or deduction is required or that a reduced rate of withholding is permitted. To the extent that amounts are so deducted or withheld by the Buyer, the Escrow Agent, or either Company and such amounts are paid over to the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Buyer, the Escrow Agent or either Company, as applicable.
1.8
Cancellation of Seller Options. Prior to the Closing, the Seller shall take all actions necessary, in accordance with the Seller Option Plan and Operating Agreement, to provide for the cancellation, as of immediately prior to the Closing, of all outstanding options to acquire any interests in the Seller (each such option, a “Seller Option” and each holder thereof, a “Seller Optionholder”) in connection with the Closing; provided that, if, at or prior to the Closing, a Seller Optionholder executes and delivers an Option Cancellation and Release Agreement in substantially the form attached hereto as Exhibit H (an “Option Cancellation and Release Agreement”), the Seller Optionholder shall be entitled to receive from the Seller in exchange for the cancellation of each of the Seller Optionholder’s Seller Options, one or more cash payments on the terms and conditions set forth therein (the aggregate amount of each payment payable by the Seller to a Seller Optionholder thereunder in respect of the cancellation of such Seller Optionholder’s Seller Options, an “Option Cash-Out Payment”).

1.9
Payment Cooperation.
(a)
At the Seller’s request made no later than three Business Days following the date on which any amounts payable to the Seller pursuant to Section 1.5(b)(iv), Section 8.5 or Section 8.6 are determined or, in respect of any payments to be made in connection with the Closing, three Business Days prior to the Closing (as applicable, the “Option Cash-Out Payment Determination Date”), and subject to the Seller’s compliance with and the terms and conditions of this Section 1.9 and the Buyer’s receipt of a duly executed Option Cancellation and Release Agreement in respect of each applicable Seller Optionholder, the Buyer shall: (i) cause the professional employer organization of the applicable Company (the “PEO”), or if different, the Company’s then current payroll provider, to pay the applicable Option Cash-Out Payment (as set forth on the applicable Option Payment Schedule (as defined below)) directly to the applicable Seller Optionholder through payroll and (ii) direct the PEO of the applicable Company, or if different, the Company’s then current payroll provider, to pay to the applicable Governmental Entity any amount deducted and withheld under the Code or any other applicable state or local Tax Law in connection therewith.
(b)
To the extent the Seller requests that the Buyer direct any payments be made pursuant to Section 1.9(a) then, with respect to each applicable payment event, subject to the other terms and conditions of this Section 1.9:
(i)
on or prior to the applicable Option Cash-Out Payment Determination Date, the Seller shall deliver to the Buyer a schedule (an “Option Payment Schedule”) setting forth, (A) with respect to each Seller Optionholder, the name and address of such Seller Optionholder and the aggregate amount of the Option Cash-Out Payment to be paid to such Seller Optionholder in connection with such payment event, and (B) the aggregate amount of Option Cash-Out Payments payable pursuant thereto in respect of all such Seller Optionholders in connection with such payment event;
(ii)
the Buyer shall cause the Aggregate Closing Option Cash-Out Payment Amount, if any, to be paid in accordance with the Option Payment Schedule through the next regularly scheduled payroll occurring no earlier than the fifth Business Day following the Closing; and
(iii)
with respect to any Option Cash-Out Payments that become payable by the Seller in connection with its receipt of (or right to receive) amounts pursuant to Section 1.5(b)(iv), Section 8.5 or Section 8.6 (each, a “Post-Closing Option Cash-Out Payment”), the Buyer shall, (A) as promptly as practicable following receipt of the applicable Option Payment Schedule, notify the Seller of the payor’s portion of the applicable payroll, employment or similar taxes payable in respect of the Option Cash-Out Payments set forth on such Option Payment Schedule and (B) use commercially reasonable efforts to cause the applicable Option Cash-Out Payments to be paid at the next regularly scheduled payroll occurring no earlier than the fifth Business Day following the Buyer’s receipt of both (I) the applicable Option Payment Schedule and (II) immediately available funds in cash from the Seller (subject to Section 1.9(d)) sufficient for Buyer to pay (1) the Option Cash-Out Payments specified on the applicable Option Payment Schedule and (2) the payor’s portion of the applicable payroll, employment or similar taxes payable in respect thereof.

(c)
Notwithstanding anything to the contrary herein, the Seller hereby acknowledges and agrees that the Buyer and its Affiliates (including, following the Closing, the Companies), (x) will have no responsibility or Liability for the accuracy, completeness or validity of the contents of the Option Payment Schedule, (y) shall be entitled to rely thereon and to make payments in accordance with such Option Payment Schedule without any obligation to investigate or verify the accuracy or correctness thereof and (z) shall not be obligated to make, direct or cause any payments under this Section 1.9 (and shall have no Liability in respect of any amounts payable by Seller in respect of any Seller Options) unless and until the Buyer has received from the Seller the applicable Option Payment Schedule and immediately available funds in cash (subject to Section 1.9(d) and except with respect to the payment of the Aggregate Closing Option Cash-Out Payment Amount and the payor’s portion of applicable payroll, employment or similar taxes payable in respect thereof) funds sufficient for Buyer to pay (A) the Option Cash-Out Payments specified on the applicable Option Payment Schedule and (B) the payor’s portion of the applicable payroll, employment or similar taxes payable in respect thereof. None of the Buyer or any of its Affiliates (including the Companies) shall have any Liability to the Seller or any other Person (including any Seller Optionholder) arising or resulting from or otherwise in connection with the Option Payment Schedule or any payments made in accordance with this Section 1.9, including any claim that the amounts payable pursuant to or based on information set forth in the Option Payment Schedule are incomplete or inaccurate or that any Person was entitled to receive payment of any other amount or in any other form, subject to actual payment of the amounts set forth in the Option Payment Schedule to such Person (subject to applicable withholding) in accordance therewith and with this Agreement. Prior to the Closing, the Seller will use commercially reasonable efforts to ensure that each Company’s PEO has as of the Closing all information necessary with respect to each Seller Optionholder to enable the PEO to make payment of the Aggregate Closing Option Cash-Out Payment Amount, including to calculate the amount of any applicable withholding and the payor’s portion of any applicable payroll, employment or similar taxes.
(d)
The funds to be used by the Buyer to make any Option Cash-Out Payments and to pay the payor’s portion of applicable payroll, employment or similar taxes payable in respect thereof pursuant to this Section 1.9 (other than the Aggregate Closing Option Cash-Out Payment Amount and the payor’s portion of applicable payroll, employment or similar taxes payable in respect thereof) shall be conveyed to Buyer via payment of immediately available funds by the Seller to the Buyer; provided that the Buyer may obtain all or a portion of such funds by (i) the Buyer’s retention (to the extent mutually agreed by the Buyer and the Seller) of funds otherwise then payable by the Buyer to the Seller in cash hereunder or (ii) the Escrow Agent’s payment to the Buyer (to the extent mutually agreed by the Buyer and the Seller) of immediately available funds in cash otherwise then payable by the Escrow Agent to the Seller hereunder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER

The Seller represents and warrants to the Buyer that, except as set forth in the corresponding section of the Disclosure Schedule (subject to Section 11.12), the statements contained in this Article II are true and correct as of the date of this Agreement and as of the Closing Date, except if a statement speaks as of a specific date, such statement was true and correct as of such specific date.

2.1
Organization; Standing. The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Seller is a holding company and other than the Equity Interests of the Companies does not otherwise own or hold any properties or assets, including any properties or assets used (or held for use) in connection with the conduct or operation of the Business.
2.2
Authority; No Conflict; Required Filings and Consents.
(a)
The Seller has all requisite limited liability company power and authority to enter into this Agreement, and each other Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement, and each other Transaction Document to which it is or will be a party, and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of the Seller. This Agreement and each other Transaction Document to which the Seller is (or will be) a party has been, or when executed and delivered will be, duly and validly executed and delivered by the Seller and constitutes, or will upon execution and delivery thereof constitute, the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)
The execution, delivery and performance by the Seller of this Agreement does not, and the execution, delivery and performance of each other Transaction Document to which the Seller is or will be a party will not, and the consummation by the Seller of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, any Organizational Documents of the Seller, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to any right of termination or result in the cancellation, acceleration of any obligation or loss of any right or benefit) under (with or without notice or lapse of time, or both), require a consent or waiver under, or require the payment of a penalty under any of the terms, conditions or provisions of any Contract to which the Seller is a party or by which the Seller or any of its properties or assets is bound, or result in the imposition of any Lien on any of the Seller’s properties or assets or (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 2.2(c), conflict with or violate any permit, concession, franchise, license, assessment, judgment, injunction, order, decree, or Law applicable to the Seller or any of its properties or assets, except in the case of clauses (ii) and (iii) of this Section 2.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

(c)
No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or Self-Regulatory Organization is required by or with respect to the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which it is or will be a party, or the consummation by the Seller of the transactions contemplated hereby and thereby, except for (i) the approval of FINRA with respect to the change of ownership or control of the Broker-Dealer Company pursuant to FINRA Rule 1017 with no material restrictions or conditions, (ii) compliance with the applicable requirements of the HSR Act and (iii) such notifications with state securities regulators with which any Company is registered regarding the change of ownership or control of such Company that are not subject to any consent, authorization, waiver, permit or approval on the part of the applicable regulator and which, if not made, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
2.3
Title to Interests.
(a)
The Seller is the record and beneficial owner of, and has good and valid title, free and clear of any Liens (other than transfer restrictions under applicable securities Laws) to, the Interests. Other than as it relates to actions requiring approval of the Seller Board pursuant to the Operating Agreement (and satisfied in connection with the transactions contemplated hereby by the Seller Transaction Consent), or pursuant to the PFS Operating Agreement or the PLLC Operating Agreement, as applicable, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Seller is a party or otherwise bound restricting the transfer of the Interests or otherwise relating to the voting or consent of, or dividend rights in respect of or other disposition of, the Interests.
(b)
As of the date hereof, the Seller does not beneficially own any shares of Buyer Common Stock or any other Equity Interests in the Buyer or any of its Affiliates.
2.4
Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending against the Seller, and, to the Knowledge of the Seller, no such action, suit, proceeding, claim, arbitration or investigation has been threatened since January 1, 2020, and there are no judgments, orders, writs, decrees, rulings or injunctions outstanding against the Seller, except, in each such case, as would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.
2.5
Securities Matters.
(a)
Experience; Risk. The Seller has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the merits and risks of the receipt of the Stock Consideration, and of protecting its interests in connection herewith.
(b)
Investment. The Seller is acquiring the Stock Consideration for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof, and has no present intention of selling, granting any participation in or otherwise distributing the same. The Seller understands that the Stock Consideration has not been registered under the Securities Act, and is being issued to the Seller in reliance upon a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein.
(c)
Access to Information. The Seller acknowledges that, as of the date hereof, it has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Buyer concerning the terms and conditions of this Agreement and the transactions contemplated hereby and the Stock Consideration, and the merits and risks of investing in the Stock Consideration, (ii) access to information about the Buyer and its financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment, (iii) the opportunity to obtain such additional information that the Buyer possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment, and (iv) the opportunity to ask questions of management of the Buyer. The Seller has sought such accounting, legal and Tax advice as it has considered necessary to make an informed decision with respect to its acquisition of the Stock Consideration.
(d)
Accredited Investor. The Seller is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC, and has accurately completed and delivered to the Buyer the Accredited Investor Questionnaire in the form attached hereto as Exhibit D.
(e)
Restricted Securities; Rule 144. The Seller understands that the shares of Buyer Common Stock that comprise the Stock Consideration are characterized as “restricted securities” under U.S. federal and state securities Laws and that under such Laws and applicable regulations the Stock Consideration may be resold without registration under the Securities Act only in certain limited circumstances. The Seller acknowledges that the Stock Consideration must be held indefinitely unless a sale of such Stock Consideration is subsequently registered under the Securities Act and qualified by state securities authorities or an exemption from such registration and qualification is available. The Seller is aware of the provisions of Rule 144 promulgated under the Securities Act, which rules permit the limited resale of shares purchased in a private placement or shares owned by certain Persons subject to the satisfaction of certain conditions, which may include the time and manner of sale, the holding period for the Stock Consideration, and requirements relating to the Buyer which are outside of the Seller’s control, and which the Buyer is under no obligation and may not be able to satisfy.
(f)
No General Solicitation. The Seller became aware of the transactions contemplated by this Agreement, including the Stock Consideration, solely by means of direct contact with the Buyer or one of its representatives, and not following or as a result of any form of general solicitation or general advertising, including methods described in Section 502(c) of Regulation D under the Securities Act.
(g)
Residence. The principal place of business of the Seller is at the office or offices identified in the address of the Seller set forth in Section 11.1.
2.6
Brokers. Except for Broadhaven Securities, LLC and its affiliates and subsidiaries, no agent, broker, investment banker, financial advisor or other Person has acted, directly or indirectly, as a broker, finder, or financial advisor for the Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement. No Person is or shall be entitled, as a result of any action, agreement or commitment of the Seller or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee, commission or payment in connection with any of the transactions contemplated by this Agreement for which the Buyer or any of its Subsidiaries or Affiliates, including the Companies, would be liable or obligated to make any such payment.
2.7
No Other Representations or Warranties; Reliance. The Seller hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV (in each case, as qualified and limited by the Buyer Disclosure Schedule) or in any certificate delivered by the Buyer at the Closing pursuant to Section 7.3(a) or 7.3(b), none of the Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, has made or is making, and the Buyer hereby expressly disclaims, any express or implied representation or warranty with respect to the Buyer or any of its Affiliates, including with respect to any information provided or made available to the Seller, a Company or any of their respective Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person. The Seller, for itself and on behalf of its Affiliates, including the Companies, acknowledges that it is relying on its own independent investigation, verification and analysis in entering into the transactions contemplated hereby, including with respect to the financial condition, results of operations, assets, liabilities, properties and projected operations of the Buyer and, in making its determination to proceed with the transactions contemplated by this Agreement, the Seller and the Companies have relied solely on the results of their own independent investigation, verification and analysis and have relied solely on the representations and warranties of the Buyer set forth in this Agreement (in each case as qualified and limited by the Buyer Disclosure Schedule) or in the certificate(s) delivered at the Closing pursuant to Sections 7.3(a) and 7.3(b)

ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

The Seller represents and warrants to the Buyer that, except as set forth in the corresponding section of the Disclosure Schedule (subject to Section 11.12), the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing Date, except if a statement speaks as of a specific date, such statement was true and correct as of such specific date.

3.1
Organization, Standing and Power.
(a)
Each Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of New York, and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted.
(b)
Each Company is duly qualified to do business and is in good standing as a foreign company in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to be material to the Companies, taken as a whole.
(c)
The Seller has made available to the Buyer true, correct and complete copies of each Company’s Organizational Documents.
3.2
Capitalization.
(a)
The Seller owns of record all of the issued and outstanding Interests, which Interests represent all of the issued and outstanding membership interests of the Companies.
(b)
Other than the Interests owned by the Seller, (i) there are no Equity Interests of any Company, or any security that is exchangeable for, convertible into or exercisable for or that grants the right to subscribe for (or that would otherwise require a Company to issue, sell or transfer) any such Equity Interests, issued, reserved for issuance or outstanding, (ii) there are no options, warrants, equity securities, calls, rights or Contracts obligating any Company to issue, exchange, transfer, deliver or sell additional Equity Interests of such Company or any security or rights convertible into or exchangeable or exercisable for or granting the right to subscribe for any such Equity Interests, or obligating any Company to grant, extend or amend or enter into any such option, warrant, Equity Interest, call, right or Contract, and (iii) there are no outstanding stock appreciation, phantom stock, profit participation, phantom equity or other equity appreciation or other equity or equity-based compensation rights or arrangements with respect to any Company. Except pursuant to the PFS Operating Agreement or the PLLC Operating Agreement, as applicable, there are no voting trusts, irrevocable proxies or other Contracts or understandings to which a Company is a party or otherwise bound relating to or restricting the voting or consent of, or sale, transfer or other disposition of, or any dividend rights in respect of, any Equity Interests of such Company, including the Interests issued by such Company. Neither Company is a party to or otherwise bound by any Contract or understanding with any Person obligating it, nor does either Company otherwise have any obligations, contingent or otherwise, to repurchase, redeem or otherwise acquire any Equity Interests of (or to make any payment, including any dividend or distribution in respect of any Equity Interests of) such Company, including the Interests issued by such Company.
(c)
All of the outstanding Interests (i) were validly issued and are fully paid and nonassessable and (ii) were issued without violation of and in accordance with the applicable Company’s Organizational Documents. None of the Interests were issued in violation of any (and there are outstanding no) purchase options, call options, rights of first refusal, preemptive rights, subscription rights or similar rights under the Act or other applicable Law, any Company’s Organizational Documents or any Contract to which any Company is a party or is otherwise bound. All of the Interests were issued without violation of applicable Laws.
3.3
Subsidiaries. Neither Company has any Subsidiaries. Neither Company owns or holds (or has the obligation or right to acquire) any Equity Interests of any other Person.

3.4
Authority; No Conflict; Required Filings and Consents.
(a)
Each Company has all requisite limited liability company power and authority to enter into this Agreement, and each other Transaction Document to which it is or will be a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Company of this Agreement, and each other Transaction Document to which it is or will be a party, and the consummation by such Company of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary limited liability company action on the part of such Company. This Agreement and each other Transaction Document to which a Company is (or will be) a party has been, or when executed and delivered by such Company, will be, duly executed and delivered by such Company and constitutes, or will upon execution and delivery thereof constitute, the legal, valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)
The execution, delivery and performance of this Agreement by the Seller and each Company does not, and the execution, delivery and performance of each other Transaction Document to which the Seller or any Company is or will be a party will not, and the consummation by the Seller and the Companies of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, the Organizational Documents of either Company, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to any right of termination or result in the cancellation, acceleration of any obligation or loss of any right or benefit) under (with or without notice or lapse of time, or both), require a consent or waiver under, or require the payment of a penalty under any of the terms, conditions or provisions of any Contract to which any Company is a party or by which any Company’s properties or assets is bound or subject, or result in the imposition of any Lien on any of the properties or assets of any Company, or (iii) subject to compliance with the requirements specified in clauses (i), (ii) and (iii) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, assessment, judgment, injunction, order, decree, or Law applicable to any Company or any of its respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to be, material to the Business or the Companies, taken as a whole.
(c)
No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or Self-Regulatory Organization is required by or with respect to any Company in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents to which such Company is or will be a party, or the consummation by such Company of the transactions contemplated hereby and thereby, except for (i) approval of FINRA with respect to the change of ownership or control of the Broker-Dealer Company pursuant to FINRA Rule 1017 with no material restrictions or conditions, (ii) compliance with the applicable requirements of the HSR Act and (iii) such notifications with state securities regulators with which any Company is registered regarding the change of ownership or control of such Company that are not subject to any consent, authorization, waiver, permit or approval on the part of the applicable regulator and which, if not made, would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Companies, taken as a whole, or to prevent or materially impair or delay the Seller’s or a Company’s ability perform its obligations hereunder and to consummate the transactions contemplated by this Agreement.
3.5
Financial Statements.
(a)
Section 3.5(a) of the Disclosure Schedule contains (i) the audited consolidated statements of financial condition of the Seller and the Companies as of each of December 31, 2022, December 31, 2021 and December 31, 2020 and, in each case, the related consolidated statements of operations, changes in the Seller’s member’s equity and consolidated statement of cash flows of the Seller and the Companies for each of the years then ended, including the related notes thereto (the “Seller Financial Statements”), (ii) the audited statements of financial condition of PLLC as of each of December 31, 2022, December 31, 2021 and December 31, 2020 and, in each case, the related statements of operations, changes in member’s equity and cash flows of PLLC for each of the years then ended, including the related notes (the “PLLC Financial Statements”) and (ii) the unaudited consolidated statement of financial condition of the Seller and the Companies as of June 30, 2023 and the related unaudited consolidated statements of operations, changes in the Seller’s members’ equity and cash flows of the Seller and the Companies for the six months ended June 30, 2023 (the “Interim Financial Statements”, and together with the Seller Financial Statements and the PLLC Financial Statements, the “Financial Statements”), in each case, including the related schedules thereto. The Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present, in all material respects, the financial position of the Seller and the Companies (on a consolidated basis) (or, in the case of the PLLC Financial Statements, PLLC) as of the dates therein indicated and, in the case of the Seller Financial Statements the results of operations and cash flows of the Seller and the Companies (on a consolidated basis) for the periods therein specified (or, in the case of the PLLC Financial Statements, the results of operations and cash flows of PLLC for the periods therein specified), except (x) that the Interim Financial Statements do not contain notes and are subject to normal year-end adjustments (which adjustments are not material, individually or in the aggregate, to the Business or the Companies, taken as a whole) and (y) in the case of the Seller Financial Statements and the Interim Financial Statements, for those items set forth on Section 3.5(a) of the Disclosure Schedule.
(b)
Other than (i) as specifically disclosed or reserved against in the Interim Financial Statements, (ii) Liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2023 (the “Balance Sheet Date”) and (iii) Contractual Liabilities not required to be reflected as a liability on a balance sheet prepared in accordance with GAAP (none of which results from or arises out of any breach of such Contract or any warranty, tort, violation of Law, infringement, misappropriation, negligence or fraud), there are no Liabilities of the Companies (whether or not required to be set forth on a balance sheet prepared in accordance with GAAP) that would, individually or in the aggregate, reasonably be expected to be material to the Business or the Companies, taken as a whole.
(c)
The books, records and accounts of the each Company are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practice and all applicable Laws. The Seller maintains with respect to each Company a system of internal accounting controls designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP in all material respects, including that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to accurately and fairly reflect the transactions and dispositions of the assets of such Company; and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.
(d)
The reports of the PLLC’s independent auditor regarding the audited financial statements of PLLC for each of the years in the three-year period end December 31, 2022 and of the Seller’s independent auditor regarding the Seller Financial Statements have not been withdrawn, supplemented or modified, and neither the Seller nor PLLC has received any written communication from its independent auditor concerning any such withdrawal, supplement or modification. There (i) are no material weaknesses or significant deficiencies (as defined in Regulation S-X promulgated under the Exchange Act) in the design or operation of the internal controls maintained by the Seller with respect to the Companies likely to adversely affect the Seller’s ability to record, process, summarize and report financial data of a Company and (ii) the system of internal control over financial reporting maintained by the Seller with respect to the Companies is reasonable and sufficient for a business of its size to record transactions as necessary in order to permit preparation of financial statements in accordance with GAAP and applicable Law. There have been no instances of fraud or corporate misappropriation, whether or not material, that involve (i) any employee or member of management of the Seller or any of the Companies who has a significant role in the Seller’s system of internal controls over financial reporting or (ii) to the Seller’s Knowledge, any other employee or member of management of Seller or a Company.
3.6
Absence of Certain Changes.
(a)
Since June 30, 2023, (i) no Changes have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect and (ii) other than (A) in connection with the transactions contemplated by this Agreement or (B) as done following the date hereof in accordance with Section 5.1, including (1) to the extent set forth on Schedule 5.1, (2) as required by applicable Law or (3) with the Buyer’s prior written consent, the Seller and the Companies have carried on the Business in the ordinary course consistent with past practice.
(b)
Except as done following the date hereof in accordance with Section 5.1 (including (i) to the extent set forth on Schedule 5.1, (ii) as required by applicable Law or (iii) with the Buyer’s prior written consent), neither the Seller nor any Company has taken any action since June 30, 2023 that would require the Buyer’s consent under Section 5.1(A) through 5.1(S) if such action were taken from the date of this Agreement through the Closing.

3.7
Taxes.
(a)
The Companies have filed on a timely basis all income and other material Tax Returns that they were required to file, and all such Tax Returns are true and correct in all material respects. The Companies have paid on a timely basis all material Taxes that were due and payable, whether or not shown (or required to be shown) on a Tax Return.
(b)
All material Taxes that either Company is or was required by applicable Law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the appropriate Governmental Entity.
(c)
No material deficiency relating to either Company with respect to Taxes of such Company has been proposed, asserted or assessed in writing against such Company the resolution of which is still pending.
(d)
With the exception of customary commercial leases or Contracts that are not primarily related to Taxes entered into in the ordinary course of business and Liabilities thereunder, neither Company (i) has any Liability as a transferee or successor or pursuant to any contractual obligation for any Taxes of any Person other than such Company, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement.
(e)
Each Company has made available to the Buyer copies of all material Tax Returns of such Company relating to Taxes for all taxable periods beginning on or after January 1, 2019.
(f)
No examination, claim, action, suit, proceeding, investigation or audit in respect of any Tax Return of either Company by any Governmental Entity is currently in progress or, to the Seller’s Knowledge, pending.
(g)
Neither Company has been informed in writing by any jurisdiction in which such Company did not file a Tax Return that the jurisdiction believes that such Company was required to file any Tax Return that was not filed or is subject to Tax in such jurisdiction.
(h)
Neither Company has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, which waiver or extension is still in effect, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority, which is still in effect.
(i)
Since inception, each Company has been properly treated as disregarded entities under Treasury Regulation Section 301.7701-3(b)(1)(ii) for U.S. federal income Tax purposes.
(j)
None of the assets held by either Company is a United States real property interest within the meaning of Section 897(c)(1) of the Code.

(k)
There are no material Liens with respect to Taxes upon any of the assets of either Company, other than with respect to Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings.
(l)
Neither Company has engaged in a “reportable transaction” as set forth in Treasury Regulation section 1.6011-4(b).
(m)
Neither Company (i) has, or has ever had, a permanent establishment in any country other than the country in which it is organized and resident or (ii) has engaged in a trade or business in any country other than the country in which it is organized and resident that subjected it to Tax in such country.
(n)
Notwithstanding anything herein to the contrary, this Section 3.7 and Section 3.12 contain the only representations or warranties of the Seller or either Company with respect to Taxes, and no other statements in this Agreement shall be deemed to be a representation or warranty relating to Taxes.

For purposes of this Section 3.7, any reference to each Company shall be deemed to include any Person that merged with or was liquidated or converted into such Company, as applicable.

3.8
Owned and Leased Real Properties.
(a)
Neither Company owns, or has at any time owned, any real property or any interest in any real property.
(b)
Section 3.8(b) of the Disclosure Schedule sets forth a complete list of all real property leased or subleased by a Company as tenant or lessee (the “Company Leased Property”) and all of the leases and other agreements pursuant to which a Company uses or occupies the Company Leased Property (the “Leases”). The applicable Company, (i) has a valid, binding and enforceable leasehold interest in each Company Leased Property, free and clear of all Liens (other than Permitted Liens), and (ii) is not (and to the Seller’s Knowledge, the other party is not) in default on any Lease and has not exercised any termination rights with respect thereto. The Company Leased Property constitutes all interests in real property currently used, occupied or held for use in connection with the business of the Companies and which are necessary for the operation of the business of the Companies as currently operated.
3.9
Intellectual Property and Data Privacy.
(a)
Section 3.9(a) of the Disclosure Schedule contains a complete and accurate list of all Patent Rights, registered Trademarks, registered Copyrights, applications for each of the foregoing, domain names, and material unregistered Trademarks, in each case, owned or purported to be owned by a Company (the “Company Registered Intellectual Property”), and in each case, specifying the applicable jurisdiction, title, record owner, and application, registration or issuance date and number. All necessary registration, maintenance, renewal, and other relevant filing fees due have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Entity, Self-Regulatory Organization, domain registrar or other applicable authority for the purposes of maintaining the Company

Registered Intellectual Property in full force and effect. All Company Registered Intellectual Property is subsisting, valid and enforceable.
(b)
The Companies (i) exclusively own all right, title and interest in and to all Company Owned Intellectual Property and (ii) have valid, enforceable and continuing rights (pursuant to a written license) to use all Company Licensed Intellectual Property as the same is used in the business of the Companies, in each case of (i) and (ii), free and clear of all Liens, other than Permitted Liens. The Company Owned Intellectual Property and the Company Licensed Intellectual Property (when used within the scope of the applicable license) collectively constitute all Intellectual Property used in, necessary and sufficient for the conduct of the business of the Companies as currently conducted.
(c)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in: (i) the loss or impairment of, or any Lien on, any Company Intellectual Property; (ii) the release, disclosure or delivery of any source code included in any Company Software to any third party; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Intellectual Property; or (iv) the payment of any additional consideration to, or the reduction of any payments from, any Person with respect to any Company Intellectual Property.
(d)
To the Seller’s Knowledge, no third party is infringing, misappropriating, or otherwise violating or has infringed, misappropriated, or otherwise violated any Company Intellectual Property, and no such claims have been made against any Person by the Companies (or any Person on the Companies’ behalf).
(e)
The Companies have taken adequate measures to maintain in confidence all trade secrets and confidential information comprising a part of the Company Intellectual Property or otherwise pertaining to the Companies or the business of the Companies (including confidential trading information and other trade secrets and confidential information of any Person to whom a Company has a confidentiality obligation), which measures are reasonable in the industry in which the Companies operate. No trade secret or confidential information material to a Company has been authorized to be disclosed or has been actually disclosed by a Company to any Person, other than pursuant to a valid and enforceable written non-disclosure agreement restricting the disclosure and use of such information. To the Seller’s Knowledge, no such Person is in violation of any such agreement or has otherwise misappropriated any such information. No source code for any Company Software has been delivered, licensed or made available by a Company to, or accessed by, any escrow agent or other Person, other than employees or contractors subject to written non-disclosure agreements restricting the disclosure and use of such source code. Neither Company is a party to any source code escrow agreement or otherwise obligated to provide to any Person (or escrow agent for the benefit of any Person) the source code for any Company Software.
(f)
The Companies and the conduct and operation of the business of the Companies (including the creation, licensing, marketing, importation, offering for sale, sale, or use of the products and services of the business of the Companies) do not infringe, dilute, misappropriate, or otherwise violate, and have not, since January 1, 2020, infringed, diluted, misappropriated, or otherwise violated, any Intellectual Property of any third party. There is no action, suit, proceeding, claim, arbitration or investigation pending or, to the Seller’s Knowledge, threatened against a Company, or, to the Seller’s Knowledge, pending or threatened against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by a Company (a) involving allegations of infringement, dilution, misappropriation, or other violation of any Intellectual Property of any third party or (b) challenging the ownership, use, validity or enforceability of any Company Intellectual Property. Since, January 1, 2020, neither Company has received any written claim or notice alleging any such infringement, dilution, misappropriation, or violation or challenging any such ownership, use, validity, or enforceability, and, to the Seller’s Knowledge, there are no facts or circumstances that would reasonably form the basis for any such claim or challenge.
(g)
Neither Company has received any funding from or used any facilities or personnel of any Governmental Entity or educational institution to develop the Company Owned Intellectual Property in a manner that would result in the grant of any rights to any Company Owned Intellectual Property.
(h)
The Companies have executed valid and enforceable written agreements with all past and present founders, officers, directors, employees, consultants and independent contractors pursuant to which such Persons have (i) agreed to hold all trade secrets and confidential information of the Companies in confidence both during and after their employment or retention, as applicable, and (ii) validly and presently assigned to a Company all of such Person’s rights, title and interest in and to all Intellectual Property created or developed for a Company in the course of their employment, service or retention thereby.
(i)
The Companies own or have a valid right to access and use all the Company IT Systems pursuant to written agreements. The Company IT Systems (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Companies as currently conducted, and (ii) to the Seller’s Knowledge, do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (A) materially disrupt or materially affect in an adverse manner the functionality of any Company IT Systems, or (B) enable or assist any Person to access without authorization any Company IT Systems. To the Seller’s Knowledge, there has been no unauthorized access to or breach or violation of, or any material disruption of or data loss, service level failure, material outage or material unscheduled downtime with respect to, any such Company IT Systems. The Companies (i) take and have taken reasonable measures to maintain and protect the performance, confidentiality, integrity and security of the Company IT Systems, and (ii) have reasonable back-up and disaster recovery arrangements in the event of a failure of the Company IT Systems.
(j)
No open source software is or has been included, incorporated or embedded in, linked to, combined, made available or distributed with, or used in the development, maintenance, operation, delivery or provision of any Company Software, in each case, in a manner that requires or obligates a Company to: (i) disclose, contribute, distribute, license or otherwise make available to any Person (including the open source community) (A) the source code for any Company Software or (B) any Company Software for no or nominal charge; (ii) license any Company Software for making modifications or derivative works; or (iii) grant a license to, or refrain from asserting or enforcing any of, its Patent Rights. The Companies have complied, and are in compliance, in all material respects with the terms and conditions of all relevant licenses for open source software used in the business of the Companies.
(k)
Neither Company has included in any Company Software, and, to the Seller’s Knowledge, none of the Company Software contains any “back door”, “drop dead device”, “time bomb” (as such terms are commonly understood in the software industry) or any other contaminants, or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer or other device on which such Company Software is stored, installed or used; (ii) damaging or destroying any data or file without the user’s consent; or (iii) sending information to a Company or any other Person. None of the Company Software (x) constitutes, contains or is considered “spyware” or “trackware” (as such terms are commonly understood in the software industry), (y) records a user’s actions without such user’s knowledge or (z) employs a user’s Internet connection without such user’s knowledge to gather or transmit information on such user or such user’s behavior. The Companies implement and maintain in all material respects, and have implemented and maintained in all material respects, industry standard procedures to mitigate against the likelihood that the Company Software contains any contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data. All Company Software was created and developed solely by employees of, or independent contractors engaged by, the Companies within the scope of their employment or engagement, and all such Company Software was developed in the United States.
(l)
The Companies and, to the Seller’s Knowledge, all Persons acting on behalf of each Company have at all times since January 1, 2018 complied in all material respects with (i) all applicable Privacy Laws, (ii) all of the Companies’ policies and notices regarding Personal Information, and (iii) all of the Companies’ contractual obligations with respect to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) (“Processing”) of Personal Information (collectively, “Privacy Requirements”). The Companies have implemented and maintain adequate policies, procedures and systems for receiving and appropriately responding to requests from individuals concerning their Personal Information. None of the Companies’ or the Business’s privacy policies or notices have contained any material omissions or been misleading or deceptive.
(m)
The Companies have (i) implemented and maintained reasonable and appropriate administrative, technical and organizational safeguards, at least consistent with practices in the industry in which the Companies operate, to protect the Company IT Systems and all Personal Information and other confidential data in their possession or control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, including by (A) implementing, maintaining and monitoring compliance with, policies and procedures regarding the Processing of such Personal Information and (B) periodic destruction of Personal Information which no longer serves a legitimate business purpose (to the extent not prohibited by applicable Law or applicable policies or contractual commitments of the Companies or the Business) and (ii) taken reasonable steps to ensure that any third party with access to Personal Information collected by or on behalf of a Company has implemented and maintained the same, including by imposing applicable contractual obligations on such third parties to the extent required by applicable Privacy Laws or as otherwise appropriate. The Companies have conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and have resolved or remediated any privacy or data security issues or vulnerabilities identified. The Companies have implemented reasonable disaster recovery and business continuity plans, and taken actions consistent with such plans, to the extent required, to safeguard all data and Personal Information in their possession or under their control. To the Seller’s Knowledge, any third party who has provided any Personal Information to a Company has done so in compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.
(n)
There have been no (and neither Company has provided or been legally required to provide (nor has Seller or any other Person provided on any Company’s behalf) notices to any Person in connection with any) material breaches, security incidents, unauthorized access to, use or disclosure of or any other adverse events or incidents related to any Personal Information (i) in the possession or under the control of a Company or relating to the Business or (ii) Processed by or on behalf of a Company. Neither Company has provided or been legally required to provide (nor has Seller or any other Person provided on any Company’s behalf) notices to any Person in connection with) any notice to any Person in connection with an unauthorized disclosure of Personal Information. Since January 1, 2018, the Companies have not received any written notice (including from third parties acting on its behalf) of any claims, charges, investigations or regulatory inquiries related to or alleging the violation of any Privacy Requirements. To the Seller’s Knowledge, there are no facts or circumstances that would reasonably be expected to form the basis of any such notice or claim.
(o)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in: (i) any restrictions preventing the Buyer from exploiting trade secrets, confidential information, or Processing any Personal Information of or entrusted to a Company or relating to the Business in the same manner as exploited or Processed by such Company prior to the Closing or (ii) any violations of any Privacy Requirements.
3.10
Contracts.
(a)
Section 3.10(a) of the Disclosure Schedule lists, as of the date of this Agreement, all of the following Contracts to which the Seller (relating to the Business) or any Company is a party or by which any Company or its properties or assets is bound:
(i)
any Contract (1) containing any grant to any Person by the Seller or any Company of any license, sublicense, right, consent or covenant not to assert, under or with respect to any Intellectual Property, other than non-exclusive licenses or sublicenses of Intellectual Property granted to customers in the ordinary course of business that do not permit further resale or distribution, (2) containing any grant by any Person to the Seller or any Company pursuant to which such Company is granted a license, sublicense, right, consent or covenant not to assert, under any Intellectual Property, other than licenses or sublicenses for Open Source Software or off-the-shelf Software commercially available on standard terms for a one-time or annual fee (whichever is higher) of no more than $10,000, or (3) pertaining to the development, assignment, ownership, co-existence, or concurrent use of any Company Owned Intellectual Property;

(ii)
any (A) Lease or (B) Contract (or group of related Contracts) for the lease of personal property from or to third parties providing for lease payments the remaining balance of which is in excess of $25,000, other than agreements that can be terminated by the Company party thereto on 60 or fewer days’ notice without payment by such Company of any material penalty;
(iii)
any Contract with a Major Customer or Major Supplier;
(iv)
any Contract establishing or relating to the operation, management or control of any partnership, joint venture, strategic alliance or similar arrangement (other than any Organizational Document of the Seller or any Company);
(v)
any Contract containing covenants of (or binding upon) any Company that restrict or purport to restrict the right of such Company or the Business to compete with any Person or in any line of business or geographic area or to hire or solicit any Person for employment or other business relationship;
(vi)
any Contract (or group of related Contracts) under which a Company has created, incurred, assumed or guaranteed any Indebtedness, or which imposes a Lien (other than a Permitted Lien) on any assets of a Company or that are used or held for use by Seller in connection with the Business;
(vii)
any Contract for (or providing for preferential rights with respect to) the sale, lease or disposition, whether in one transaction or series of related transactions, of any significant portion of the assets of the Business or any Company, including any Equity Interests of any Person;
(viii)
any Contract relating to the acquisition (whether by merger, purchase of stock or assets or otherwise) of any operating business or Equity Interests of any other Person;
(ix)
any collective bargaining agreement or any other agreement with a labor or trade union, employee association, works council, or other employee representative body;
(x)
any Contract providing for any employment, independent contractor or leasing or consulting arrangement with any individual that (i) provides employees with annual salary and target bonus equal to or exceeding $350,000 or contractors or other referenced individuals with annual compensation in excess of $250,000 or (ii) cannot be terminated by the Company party thereto on 60 or fewer days’ notice without payment by a Company of any severance;
(xi)
any Contract providing, directly or indirectly, for severance, retention, change in control or other similar payments;
(xii)
any Contract pursuant to which a Company has granted “most favored nation” pricing rights to a counterparty, or granted exclusivity in any manner to a counterparty, or that requires or purports to require a Company to acquire all of its requirements of a particular material good or service from any Person;

(xiii)
any Contract under which a Company has any outstanding, direct or indirect, guaranty or surety obligations;
(xiv)
any Affiliate Contract or any Contract to which the Seller is a party relating to the Business or the lease, sublease or license of any properties or assets used or held for use by the Seller in connection therewith; and
(xv)
any Contract with any customer that includes terms materially different from the terms of the applicable Company’s standard form customer agreement that has been made available to the Buyer.
(b)
Except to the extent it has expired in accordance with its terms following the date of this Agreement, each Company Material Contract is valid, in full force and effect, and is binding on and enforceable against, the Company (or, if applicable, the Seller) party thereto, and, to the Seller’s Knowledge, each other party thereto. Neither Company (nor, to the extent a party, the Seller) is in violation of or in default under any Company Material Contract nor, to the Seller’s Knowledge, is any other party thereto in violation of or in default under any Company Material Contract, and to the Seller’s Knowledge, there are no circumstances, occurrences, events, or acts that exist that, with or without the giving of notice or lapse of time or both, would become violations of or defaults thereunder. No party to any Company Material Contract has exercised, or given written notice to the Company party thereto that it intends to exercise, any termination rights with respect thereto or notified the Company party thereto in writing that there is any significant dispute thereunder. The Company has made available to the Buyer true, correct and complete copies of all Company Material Contracts, together with all amendments, modifications and/or supplements thereto.
3.11
Litigation. There is no (and since January 1, 2020 has been no) action, suit, proceeding, claim, audit, arbitration or investigation pending against either Company (or, to the extent relating to the Business, or the conduct thereof, the Seller), or, to the Seller’s Knowledge, any of their respective directors, officers or Business Employees, that, individually or in the aggregate, would reasonably be expected to be, material to the business of the Companies, taken as a whole. To the Seller’s Knowledge, no such action, suit, proceeding, claim, audit, arbitration or investigation has been threatened against a Company (or, to the extent relating to the Business, the Seller) since January 1, 2020. To the Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such action, suit, proceeding, judgment, claim, audit, assessment, arbitration or investigation. There are no judgments, orders, writs, decrees, rulings or injunctions outstanding against a Company and neither Company is in breach or violation of (and no event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time, or both) a breach or violation of) any such judgment, order, writ, decree, ruling or injunction, that, individually or in the aggregate, would reasonably be expected to be, material to the business of the Companies, taken as a whole.

3.12
Employee Benefit Plans.
(a)
Section 3.12(a)(i) of the Disclosure Schedule contains a complete list of each material Company Employee Plan. True and complete copies of each of the following documents have been made available to the Buyer: (i) all Company Employee Plan documents, together with all amendments thereto, including with respect to any Company Employee Plan that is not in writing, a written description of the material terms thereof and (ii) with respect to each Company Employee Plan, to the extent applicable: (A) any related trust agreement, or insurance contract or documents relating to other funding arrangements, (B) any related administrative service agreement, (C) for the most recently ended three plan years, all Internal Revenue Service Form 5500s (including all schedules and financial statements attached thereto), (D) all current summary plan descriptions and subsequent summaries of material modifications, (E) a current Internal Revenue Service determination or opinion letter, and any pending applications for a determination or opinion letter, (F) the most recent financial and actuarial valuation reports, and (G) all material written correspondence to or from a Company or any Company ERISA Affiliate and any Governmental Entity during the three years preceding the date of this Agreement relating to a Company Employee Plan; and (iii) all agreements between a Company and any third-party professional employer organization, including all amendments thereto, governing the provision of professional employer organization services (“PEO Agreements”); provided, however, that, with respect to any PEO Plans, a Company is only obligated to have made available to the Buyer such summary plan descriptions and other material documents associated with such PEO Plans that such Company has in its possession, and will use commercially reasonable efforts to obtain such other reasonable documentation from the PEO that the Buyer shall request. Each Company Employee Plan and related trust complies and, since January 1, 2020, has been in compliance, in all material respects, with all requirements of applicable Laws and has been established and administered in all material respects in accordance with its terms and with all applicable Laws (including ERISA, the Code, and applicable local Laws), and no written notice has been issued to a Company by any Governmental Entity questioning or challenging such compliance. Each Company is in compliance in all material respects with its obligations under the PEO Agreements. For the avoidance of doubt, all representations hereunder relating to any Company Employee Plan shall, to the extent applicable to any Company Employee Plan that is a PEO Plan, be made only to the Seller’s Knowledge.
(b)
Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Company Employee Plan”) is so qualified and has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Company Employee Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, all amendments to any such Qualified Company Employee Plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable Internal Revenue Service determination letter or opinion letter, and to the Seller’s Knowledge no fact or event has occurred that is reasonably likely to affect adversely the qualified status of any such Qualified Company Employee Plan or the exempt status of any such trust.

(c)
Since January 1, 2020, all benefits, contributions and premiums required by and due under the terms of each Company Employee Plan, the terms of any collective bargaining agreements or applicable Law have been timely paid in accordance with the terms of such Company Employee Plan, the terms of any collective bargaining agreements, and the terms of all applicable Laws, or to the extent not due, have been properly accrued under GAAP.
(d)
Neither a Company nor any Company ERISA Affiliate sponsors, contributes to, has contributed to, has ever had an obligation to contribute to, or has or could reasonably be expected to have any Liability with respect to: (i) a plan subject to Title IV of ERISA, the minimum funding standards of Section 302 of ERISA or Section 412 of the Code (including any “defined benefit plan” within the meaning of Section 3(35) of ERISA); (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code, other than through the PEO Plans); or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). None of the assets of any Company Employee Plan are invested in employer securities or employer real property.
(e)
Other than as required under Section 4980B of the Code or other similar applicable Law or for which the covered person pays the full cost of coverage for such person and his or her beneficiaries and dependents, neither a Company nor any Company ERISA Affiliate has or could reasonably be expected to have any Liability for providing post-termination or retiree medical, life insurance or other welfare benefits. Each Company Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA has complied in all material respects with the Affordable Care Act.
(f)
There is no pending or, to Seller’s Knowledge, threatened action, suit, claim, audit, inquiry or proceeding relating to a Company Employee Plan or the assets thereof or a related trust, sponsor, administrator or fiduciary of such Company Employee Plan (other than routine claims for benefits in the ordinary course of business), and to the Seller’s Knowledge, there are no facts or circumstances that could form the basis for any such action, suit, claim, audit, inquiry, or proceeding. There has been no “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA and no breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Company Employee Plan.
(g)
Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in connection with any other event, will (i) give rise to any payments or benefits that would be nondeductible to a Company under Section 280G of the Code or that could result in an excise Tax on any recipient under Section 4999 of the Code, (ii) result in any payment or benefit becoming due to any current or former Business Employee or Business Service Provider, (iii) increase the amount or value of any compensation or benefits payable under any Company Employee Plan, (iv) result in any acceleration of the time of payment or vesting of any compensation or benefits or provide any additional compensatory rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former Business Employee or Business Service Provider, or (v) limit or restrict the ability of the Buyer or any of its Affiliates, or any Company to merge, amend or terminate any Company Employee Plan.

(h)
Each Company Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has at all times been in documentary and operational compliance with Section 409A of the Code and all applicable guidance thereunder. No Company Employee Plan or other contract to which a Company is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes or related interest or penalties that may become payable, including under Section 409A or 4999 of the Code or otherwise.
3.13
Compliance With Laws; Broker-Dealer and Regulatory Matters.
(a)
Each Company is conducting, and at all times since January 1, 2020 each Company has conducted, its businesses in compliance in all material respects with all applicable Laws. Since January 1, 2020, neither Company has received any written (or, to the Seller’s Knowledge, oral) notice alleging, or has been charged with, any violation in any material respect of any Laws and, to the Seller’s Knowledge, there are no facts or circumstances which would reasonably be expected to form the basis for any such allegation or violation, or that would give rise to any obligation on the part of a Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.
(b)
Neither Company, including the Broker-Dealer Company, or any of their respective current or former associated persons is, or has been, the subject of any approval, satisfaction, determination, judgment, acceptance or similar action or event requiring disclosure on SEC Form BD, Form U-4, Form U-5 or otherwise with any Governmental Entity or Self-Regulatory Organization that has not been so disclosed and made available to the Buyer.
(c)
Section 3.13(c) of the Disclosure Schedule lists, as of the date of this Agreement, each past (since January 1, 2020), pending, and to the Knowledge of the Seller, threatened action, suit, proceeding, claim, arbitration or investigation brought by a Governmental Entity or Self-Regulatory Organization against a Company, including the Broker-Dealer Company, or any Business Employee (with respect to the Business or the Companies) and all claims with respect to which the Companies or any Business Employee (with respect to the Business or the Companies, or such Person’s registrations with any Governmental Entity or Self-Regulatory Organization) has been contacted by counsel for the plaintiff or claimant against or affecting a Company or any such Business Employee (with respect to the Business or any Company) or any of the assets or businesses of a Company.
(d)
Neither Company is a party to, subject to, or in default under any material outstanding judgement.
(e)
Other than the Broker-Dealer Company, no Company is, or is required to be, registered, licensed or qualified as a broker-dealer (or equivalent) in any jurisdiction.
(f)
Neither Company (i) is, or is required to be, registered as a futures commission merchant, commodities trading adviser, commodity pool operator or introducing broker (or equivalent) under the Commodities Exchange Act or any similar Law of any jurisdiction or the requirements of any Self-Regulatory Organization or (ii) is subject to registration under the Investment Company Act of 1940 or similar Law of any jurisdiction or any Governmental Entity or Self-Regulatory Organization.

(g)
The ownership, management or use of the assets of the Companies does not require the Seller or any of the Seller’s or the Companies’ directors, managers, officers, associated persons or Business Employees to be registered as an investment advisor under the Investment Advisers Act of 1940 or as an investment advisor or investment advisor representative or agent (or equivalent) under the Laws of any jurisdiction or of any Governmental Entity or Self-Regulatory Organization.
(h)
The Broker-Dealer Company is, and since January 1, 2018 has been, duly and validly registered as a broker-dealer with the SEC, a member of the Securities Investor Protection Corporation and admitted to membership in FINRA. The Broker-Dealer Company is duly registered, licensed or qualified as a broker-dealer in each jurisdiction where the conduct of the Broker-Dealer Company’s business requires such registration, licensing or qualification.
(i)
Section 3.13(i) of the Disclosure Schedule lists, as of the date of this Agreement, all Self-Regulatory Organizations, securities exchanges, boards of trade, clearing organizations, trade associations and similar organizations in which any Company holds a membership or has been granted trading privileges and which memberships or trading privileges are material to the Business or the Companies, taken as a whole.
(j)
The Companies, including the Broker-Dealer Company are, and at all times since January 1, 2020 have been, (i) in compliance in all material respects with the applicable provisions of the Exchange Act and the SEC rules thereunder, including the net capital requirements and customer protection requirements (including any exemptions thereto) thereof, (ii) a member in good standing with each Self-Regulatory Organization of which it is a member and in compliance in all material respects with all applicable rules and regulations of each such Self-Regulatory Organization and (iii) in compliance in all material respects with applicable state securities Laws governing the operations of broker-dealers in each state in which it operates as a broker-dealer. The Broker-Dealer Company is not subject to any agreement or arrangement with any Governmental Entity or Self-Regulatory Organization to increase its net capital requirements and customer protection requirements above the amounts required to be maintained under applicable Laws and, since January 1, 2020, the Broker-Dealer Company has maintained sufficient net capital to avoid the notice requirement under Rule 17a-11 of the Exchange Act or FINRA Rule 4120(a).
(k)
No Company nor any “person associated with” a Company (as defined in the Exchange Act), is, or since January 1, 2020 (and during which time any such person was such a “person associated with” or “associated person” of a Company) has been, (i) ineligible to serve as a broker-dealer or associated person of a broker-dealer under Section 15(b) of the Exchange Act, (ii) subject to “statutory disqualification” (as defined in the Exchange Act), (iii) is subject to heightened supervision requirements, or (iv) subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of the Broker-Dealer Company as a broker-dealer. To the Seller’s Knowledge, neither a Company nor any “person associated with” a Company, is under current investigation or is subject to a proceeding, whether preliminary or otherwise, that would reasonably be expected to result in a “statutory disqualification.”

(l)
The Broker-Dealer Company and any officers, Business Employees, or associated persons of the Companies, including the Broker-Dealer Company, who are required to obtain a Governmental Authorization as a broker-dealer, a principal, a representative, an agent or a salesperson (or any limited subcategory thereof) with the SEC, FINRA or other Governmental Entity or Self-Regulatory Organization as a result of such Person’s affiliation with a Company are duly registered and licensed if required and all such registrations and licenses, including any membership in or registration with any such Governmental Entity or Self-Regulatory Organization, are set forth in Section 3.13(l) of the Disclosure Schedule.
(m)
Each Company, as applicable, has timely filed, in all material respects, all periodic reports, registration statements, notices, forms, filings and other documents, together with any amendments required to be made with respect thereto, required by any Governmental Entity or Self-Regulatory Organization (including the SEC and FINRA), to be filed with it since January 1, 2020, including Form BD (collectively, the “Company B-D Regulatory Documents”). The information contained in each such Company B-D Regulatory Document was complete and accurate in all material respects as of the time of filing thereof. The Broker-Dealer Company has timely paid all material fees and assessments due and payable in connection with the Company B-D Regulatory Documents.
(n)
The Seller has made available to the Buyer copies of the Company B-D Regulatory Documents.
(o)
Each Company, as applicable, has established and, at all times since January 1, 2020, has had in place, written policies and procedures reasonably designed to achieve compliance, in all material respects, with (i) applicable FINRA rules, (ii) the rules of any Self-Regulatory Organization of which any Company is a member, (iii) the federal securities Laws and regulations, (iv) business continuity in the event of business disruptions, (v) anti-money laundering Laws, including a written customer identification program in material compliance with applicable Law (if applicable), (vi) privacy Laws including policies and procedures with respect to the protection of nonpublic personal information about customers, clients and other third parties (if applicable and required under applicable privacy Laws), and (vii) identity theft (if applicable and required under applicable law) (the policies described in clauses (i) through (vii), the “Broker-Dealer Compliance Policies”). Complete and correct copies of the Broker-Dealer Compliance Policies have been made available to the Buyer. Except as set forth in any of the Broker-Dealer Company’s annual or other periodic compliance reviews made available to the Buyer, the Broker-Dealer Company is in, and at all times since January 1, 2020 has been, in compliance in all material respects with the Broker-Dealer Compliance Policies.
3.14
Permits. Each Company has all Company Permits required under the Laws of any jurisdiction or by any Governmental Entity or Self-Regulatory Organization, a correct and complete list of which is set forth on Section 3.14 of the Disclosure Schedule, and all such Company Permits are in full force and effect. Each Company is (and since January 1, 2020 has been) in compliance in all material respects with the terms of the Company Permits. Since January 1, 2020, neither the Seller nor any Company has received any written notice or other written communication (or, to the Seller’s Knowledge, oral notice) from any Governmental Entity regarding (a) any violation of or any failure to comply in any material respect with any term, condition, provision or requirement of any Company Permit or (b) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Permit. To the Seller’s Knowledge, no event has occurred and no circumstances exist that (with or without notice or lapse of time, or both) would reasonably be expected to result in a violation or failure on the part of a Company to comply with the terms of, or a revocation, withdrawal, suspension, cancellation, termination or material modification of, any Company Permit.
3.15
Insurance. Section 3.15 of the Disclosure Schedule sets forth as of the date hereof the name of each Company Insurance Policy (together with the policy number, type and amount of coverage, carrier, and annual premium). The Companies are covered by the Company Insurance Policies, each of which is in full force and effect and which together provide coverage (a) as is sufficient for all material requirements of applicable Law and all Contracts to which any Company is a party or by which any Company’s properties or assets are otherwise bound and (b) in such amounts (including as to deductibles) and scope as is reasonable for the business, assets and properties of the Companies. The Seller and each applicable Company, and to the Knowledge of the Seller, each other party thereto, is in compliance in all material respects with the provisions of each Company Insurance Policy, and all premiums and amounts due and payable have been paid. No insurer under any Company Insurance Policy has notified the Seller or any Company in writing (or, to the Seller’s Knowledge, orally) that such insurer has cancelled or generally disclaimed Liability under any such Company Insurance Policy or indicated any intent to do so or not to renew any such Company Insurance Policy, and to the Seller’s Knowledge, no event has occurred which limits or impairs the rights of a Company under any Company Insurance Policy. The Seller has made available to the Buyer a true, correct and complete copy of each Company Insurance Policy together with the claims history for each Company Insurance Policy for the three-year period ending on the date of this Agreement.
3.16
Labor and Employment.
(a)
Seller has provided to Buyer a complete and accurate list, as of the date of this Agreement, of all Business Employees by employee identification number, title, salary, bonus opportunity, commission opportunity, incentive compensation (including incentive equity awards), date of hire and seniority or service credit, if different, classification as exempt or non-exempt, and status (i.e., whether active or on leave of absence). Section 3.16(a) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Business Service Providers, which schedule identifies the category of services performed and the length of engagement.
(b)
No Business Employee is represented by any labor or trade union, works council, employee association or other employee representative body. Neither Company is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements that otherwise pertain to any employee or group of employees of a Company. No labor or trade union, works council, employee association or other employee representative body has made a pending demand for recognition, and there are no pending or, to the Seller’s Knowledge, threatened representation proceedings or petitions seeking a representation proceeding to be brought or filed with the National Labor Relations Board or other labor relations tribunal. There have been no, and to the Seller’s Knowledge there are no threatened, strikes, lockouts, slow-downs, work stoppages, picketing, or any other manner of collective labor unrest among any Business Employees.

(c)
There are no complaints, charges or claims against the Seller or any Company pending or that have been made since January 1, 2020, or to the Seller’s Knowledge that are threatened, based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ any individual by any Company or relating to the Business, including any claims of harassment, discrimination or retaliation. There is no judgment, consent decree, or arbitration award that imposes continuing remedial obligations or otherwise limits or affects any Company’s ability to manage its employees, service providers, or job applicants.
(d)
Each Company is, and since January 1, 2020, (i) has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours, workplace safety, occupational health and safety, vacation pay, overtime pay, pay equity, notice of termination, immigration, employee privacy, family, medical and other leaves, classification of employees, consultants and independent contractors, workers’ compensation and assessments, human rights and nondiscrimination, nonharassment, and nonretaliation in employment, “mass layoff,” the collection and payment of withholding and/or social security taxes; (ii) has been in compliance in all material respects with all material applicable requirements of the Occupational Safety and Health Act of 1970 and comparable regulations and orders thereunder, and (iii) has not engaged in any unlawful labor or employment practice. There are no claims, lawsuits, actions, audits, investigations, or complaints pending or, to the Seller’s Knowledge, threatened with respect to any such matters or otherwise in connection with the employment or service of any current or former Business Employee or Business Service Provider that, individually or in the aggregate, would reasonably be expected to be material to the Business or Companies, taken as a whole.
(e)
Within the past six (6) months: (i) there has been no “mass layoff” (as defined by the WARN Act or similar state or local laws) with respect to the Companies; and (ii) neither Company has engaged in layoffs or employment terminations sufficient in number to trigger application of the WARN Act or similar state or local laws.
(f)
To the Seller’s Knowledge, all Business Employees and Business Service Providers are and have been correctly classified as employees, independent contractors or otherwise for all purposes. Neither Company has any material Liability with respect to the misclassification of any Person as a partner, independent contractor, intern or temporary employee rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to any employee leased from another employer. Each Company is in compliance in all material respects with applicable employee licensing requirements.
(g)
Since January 1, 2020, to the Seller’s Knowledge, no allegations of sexual harassment or similar misconduct have been made against or involving any current or former Business Employee or Business Service Provider in connection with their service-providing relationship, and (ii) neither Company nor the Seller has entered into any settlement agreements related to allegations of sexual harassment or similar misconduct against or involving any current or former Business Employee or Business Service Provider. Each Company has promptly, thoroughly and impartially investigated all employment discrimination and sexual harassment allegations of, or against, any employee of such Company. Each Company has taken prompt corrective action that is reasonably calculated to prevent further discrimination and harassment with respect to each such allegation with potential merit.
(h)
The current Business Employees who work or provide services in the United States have provided appropriate documentation to work in the United States. Since January 1, 2020, neither Company has been notified in writing (or, to the Seller’s Knowledge, orally) of any pending or threatened investigation by any branch or department of U.S. Immigration and Customs Enforcement (“ICE”), or other federal agency charged with administration and enforcement of federal immigration laws concerning such Company, and neither Company has, since January 1, 2020, received any “no match” notices from ICE, the Social Security Administration, or the IRS.
(i)
As of the date of this Agreement, to the Seller’s Knowledge, (i) neither Company has a basis to terminate the service of any Business Employee or Business Service Provider or any director of such Company for cause, and (ii) no current Business Employee or Business Service Provider intends to resign from their employment or service with such Company.
3.17
Title to Personal Properties. The Companies have good and valid title to, or, in the case of property held under a lease or other contractual obligation, a valid leasehold interest in, or right to use, all of the tangible assets and other personal property that are necessary for or otherwise material to and used by the Seller or a Company in connection with the conduct of the Business. None of the tangible assets of the Seller (to the extent used in the operation of the Business) or either Company are subject to any Lien other than Permitted Liens. All such tangible assets are, in the aggregate, in good working order (ordinary wear and tear excepted) and are suitable for the purposes used.
3.18
Sufficiency of Assets. The assets owned, leased or licensed by the Companies as of the Closing will constitute all of the assets, rights, title and interest that are necessary for the Companies to operate, as of immediately following the Closing, the Business in all material respects in the manner in which it is conducted on the date hereof and as it is conducted as of immediately prior to the Closing, and as of the Closing, the Companies will have good and valid title to (or a valid leasehold interest in or enforceable license to use) all of the assets, properties, Contracts or permits used in or held by the Seller or its Subsidiaries for use in the conduct and operations of the Business.
3.19
Related Party Transactions.
(a)
Neither Company is indebted to (nor has either Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit for the benefit of) any director, manager, member or officer of a Company or to any of their respective spouses or children (except for amounts due as salaries and bonuses under employment agreements or Company Employee Plans and amounts payable in reimbursement of ordinary expenses) or to any Affiliate of any of the foregoing or to the Seller or any equityholder of the Seller or any Affiliate of any equityholder of the Seller.
(b)
Except as set forth on Section 3.19(b) of the Disclosure Schedule, neither the Seller nor any of its Affiliates (other than a Company), or any of the directors, officers, members, managers or equityholders of any Company or of the Seller or any Affiliate of the Seller (other than a Company), or any immediate family member or Affiliate of the foregoing, directly or indirectly, is indebted to a Company or (i) is, or since January 1, 2020, has been involved in any material business or commercial arrangement with a Company or relating to the Business (other than in such person’s capacity as a director, manager, officer or Business Employee, as the case may be) or any of a Company’s customers, suppliers, service providers, joint venture partners, licensees or competitors, (ii) owns any material assets, tangible or intangible, that are used in the Business, (iii) is party to any agreement, arrangement or understanding or other Contract with a Company or relating to the Business (other than any employment agreement or other Employee Benefit Plan) (each, an “Affiliate Contract”), (iv) has any claim or cause of action against any Company or any of their Subsidiaries or (v) has any direct or indirect ownership interest in any Person with which any Company or the Business has a material business arrangement or relationship.
3.20
Customers and Suppliers. Sections 3.20(a) and 3.20(b) of the Disclosure Schedule set forth, respectively, (a) the names of the 20 largest customers as measured by each of aggregate revenue of the consolidated business of the Companies for the twelve-month period ended on June 30, 2023 (such customers collectively, “Major Customers”) and (b) the 20 largest suppliers of products or services to the Companies as measured by the aggregate dollar amount of fees and expenses paid by the Companies for the twelve-month period ended on June 30, 2023 (such suppliers collectively, “Major Suppliers”). Since December 31, 2022 no Major Customer or Major Supplier has terminated its relationship with a Company or the Business, materially reduced or changed the pricing or other material terms of its business with a Company, or communicated in writing (or, to the Seller’s Knowledge, orally) an intention to do any of the foregoing. Since December 31, 2020, no Major Customer or Major Supplier has engaged in any material dispute with, and no action, suit, claim or other proceeding has been commenced or, to the Seller’s Knowledge, threatened by any Major Customer or Major Supplier by or against, the Seller or any Company, and no such dispute, action, claim, suit or proceeding is currently ongoing or pending or, to the Seller’s Knowledge, threatened. Each customer of a Company is a party to a customer agreement and terms of service in the forms provided to the Buyer.
3.21
International Trade and Anti-Corruption Matters. Since January 1, 2020, neither Company, nor any of its respective directors, officers, or agents, or any Business Employees, have, directly or indirectly, (i) taken any actions that would constitute a violation in any material respect of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations promulgated thereunder; the UK Bribery Act 2010; or any other anti-corruption or anti-bribery Laws applicable to a Company or any of its Affiliates or (ii) engaged in any transactions or dealings connected with any government, country or other individual or entity that is the target of International Trade Laws and Sanctions (except to the extent permissible by and in accordance with applicable Law). Neither Company, nor any of its equityholders, directors, officers, or agents or any Business Employee is an individual or entity that is or is owned or controlled by one or more individuals or entities that are, (i) the subject of any International Trade Laws and Sanctions or (ii) located, organized or resident in a country or territory that is the subject of any International Trade Laws and Sanctions. Since January 1, 2020, each Company and, to the Seller’s Knowledge, each of its and their respective directors, officers, and agents and each of the Business Employees have been in compliance in all material respects with all International Trade Laws and Sanctions.

3.22
Brokers. Except for Broadhaven Securities, LLC and its affiliates and subsidiaries, no agent, broker, investment banker, financial advisor or other Person has acted, directly or indirectly, as a broker, finder, or financial advisor for a Company or any of its Affiliates in connection with the transactions contemplated by this Agreement. No Person is or shall be entitled, as a result of any action, agreement or commitment of or on behalf of a Company or its Affiliates to any broker’s, finder’s, financial advisor’s or other similar fee, commission or payment in connection with any of the transactions contemplated by this Agreement for which Buyer or any of its Subsidiaries or Affiliates, including the Companies, would be liable or obligated to make any such payment.
3.23
No Other Representations or Warranties. The Seller and each Company hereby acknowledges and agrees that, except for the representations and warranties set forth in Article IV or in any certificate delivered by the Buyer at the Closing pursuant to Article VII, none of the Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, has made or is making, and the Buyer hereby expressly disclaims, any express or implied representation or warranty with respect to the Buyer or any of its Affiliates, including with respect to any information provided or made available to the Seller, any Company or any of their Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller that, except as otherwise disclosed or identified in the SEC Reports (excluding any disclosures of factors or risks contained in any “Risk Factors” section or any “forward looking statements” or similar general disclosure included in such SEC Reports that is predictive or forward-looking in nature), or as set forth in the corresponding section of the Buyer Disclosure Schedule (subject to Section 11.12), the statements contained in this Article IV are true and correct as of the date of this Agreement and as of the Closing Date, except if a statement speaks as of a specific date, such statement was true and correct as of such specific date.

4.1
Organization, Standing and Power.
(a)
The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its material properties and material assets and to carry on its business as conducted on the date of this Agreement.
(b)
The Buyer is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so qualified or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

4.2
Authority; No Conflict; Required Filings and Consents.
(a)
The Buyer has all requisite corporate power and authority to enter into this Agreement, and each other Transaction Document to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement, and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby by the Buyer have been duly authorized by all necessary corporate action on the part of the Buyer. This Agreement has been, and each other Transaction Document to which the Buyer is (or will be) a party has been, or when executed and delivered will be, duly and validly executed and delivered by the Buyer and constitutes, or will upon execution and delivery thereof constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)
The execution, delivery and performance of this Agreement by the Buyer does not, and the execution and delivery of each other Transaction Document to which it is or will be a party will not, and the consummation by the Buyer of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of, the Organizational Documents of the Buyer, (ii) conflict with, or result in any violation or breach of, or constitute a default (or give rise to any right of termination or result in the cancellation, acceleration of any obligation or loss of any right or benefit) under (with or without notice or lapse of time, or both), require a consent or waiver under, or require the payment of a penalty under any of the terms, conditions or provisions of any Contract to which the Buyer or its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or result in the imposition of any Lien on the Buyer’s or any of its Subsidiaries’ properties or assets, or (iii) subject to compliance with the requirements specified in clauses (i) and (ii) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, assessment, judgment, injunction, order, decree, or Law applicable to the Buyer or any of its respective properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.
(c)
No consent, waiver, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or Self-Regulatory Organization is required by or with respect to the Buyer in connection with the execution and delivery of this Agreement by the Buyer or the consummation by the Buyer of the transactions contemplated by this Agreement, except for (i) the approval of FINRA with respect to the change of ownership or control of the Broker-Dealer Company pursuant to FINRA Rule 1017 with no material restrictions or conditions, (ii) compliance with the applicable requirements of the HSR Act and (iii) such other consents, waivers, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, would not reasonably be expected to have a Buyer Material Adverse Effect.
4.3
Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending against the Buyer (or, to the Buyer’s Knowledge, any of its directors, officers or employees) or, to the Buyer’s Knowledge, threatened, and there are no judgments, orders, writs, decrees, rulings or injunctions outstanding against the Buyer, except, in each such case, as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
4.4
Financing. The Buyer has sufficient funds to perform all of its respective obligations under this Agreement. The Buyer has a sufficient number of authorized but unissued shares of Buyer Common Stock in order to pay the Closing Stock Consideration and to deposit the Indemnity Escrow Shares in the Indemnity Escrow Account.
4.5
Brokers. No agent, broker, investment banker, financial advisor or other Person is or shall be entitled, as a result of any action, agreement or commitment of the Buyer or any of its Subsidiaries, to any broker’s, finder’s, financial advisor’s or other similar fee, commission or payment in connection with any of the transactions contemplated by this Agreement.
4.6
SEC Documents.
(a)
Since January 1, 2021 through the date hereof, the Buyer has timely filed with the SEC all forms, statements, registrations, reports and other documents required to be filed by it under the Securities Act and the Exchange Act (collectively, the “SEC Reports”). The SEC Reports, at the time filed (or if amended or superseded by a filing before the date of this Agreement, then on the date of such amending or superseding filing): (i) complied as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
(b)
The consolidated financial statements of the Buyer and its Subsidiaries (including, in each case, any related notes) contained (or incorporated by reference) in the SEC Reports filed by the Buyer with the SEC within the past two years (i) were prepared from, and in accordance with, the books and records of the Buyer and its Subsidiaries, (ii) fairly present in all material respects the financial position of the Buyer and its consolidated Subsidiaries and the consolidated results of operations and cash flows of the Buyer and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to appropriate year-end audit adjustments), (iii) complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, and (iv) were prepared in accordance with GAAP (except, in the case of unaudited consolidated financial statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or as permitted by Regulation S-X promulgated by the SEC).
(c)
Since June 30, 2023, no Changes have occurred that, individually or in the aggregate, have had or would reasonably be expected to have a Buyer Material Adverse Effect.
(d)
As of the date of this Agreement: (i) to the Buyer’s Knowledge, none of the SEC Documents is the subject of ongoing SEC review and, to the Buyer’s Knowledge, there are no inquiries or investigations by the SEC, pending or threatened, of the Buyer or any of its

Subsidiaries and (ii) the Buyer has not received any material written comments from the SEC staff regarding any of the SEC Reports that remain unresolved.
4.7
Capitalization.
(a)
The authorized capital stock of the Buyer consists of 110,000,000 shares of Buyer Common Stock, of which 37,677,426 shares were issued and outstanding as of July 24, 2023 (the “Buyer Capitalization Date”), including 66,500 restricted shares of Buyer Common Stock and 291,453 shares of Buyer Common Stock underlying outstanding restricted stock units; 10,000,000 shares of non-voting common stock, of which no shares are issued or outstanding as of the date hereof; and 5,000,000 shares of preferred stock, of which 110,000 shares have been designated as Series A preferred stock, of which no shares are issued or outstanding as of the date hereof. As of the Buyer Capitalization Date, the Buyer had outstanding options to purchase 315,048 shares of its capital stock, as well as 58,698 shares of Buyer Common Stock subject to issuance pursuant to outstanding performance shares (assuming satisfaction of target performance levels, if any) (the “Buyer Equity Awards”). All of the issued and outstanding shares of capital stock of the Buyer have been duly authorized and validly issued, are fully paid and non-assessable, and are free of preemptive rights.
(b)
As of the Buyer Capitalization Date, no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Buyer may vote were issued or outstanding, no trust preferred or subordinated debt securities of the Buyer were issued or outstanding and, other than the Buyer Equity Awards or pursuant to the terms of any Employee Benefit Plan or in connection with the Buyer’s share repurchase program or employee stock purchase plan, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Buyer to issue, transfer, sell, purchase, redeem or otherwise acquire any Buyer Common Stock.
(c)
As of the date hereof, there are no voting trusts, stockholder agreements or other similar agreements in effect pursuant to which the Buyer or any of its Subsidiaries has a contractual or other obligation with respect to the voting of the Buyer Common Stock.
(d)
The shares of Buyer Common Stock comprising the Stock Consideration, when issued in accordance with this Agreement, (i) will be duly authorized, validly issued, fully paid and non-assessable, and (ii) will be free and clear of any Liens other than Liens arising as a result of any action by the Seller or its Affiliates, under applicable securities Laws pursuant to this Agreement. The issuance of the Stock Consideration is not subject to any preemptive rights or rights of first refusal or similar rights applicable to the Buyer.
4.8
Investment Intent. The Buyer is acquiring the Interests for investment for its own account and not with a view to the distribution of any part thereof. The Buyer acknowledges that the Interests have not been registered under U.S. federal or any applicable state securities laws or the laws of any other jurisdiction and cannot be resold without registration under such laws or an exemption therefrom. The Buyer further acknowledges that (a) it has such knowledge and experience in financial and business matters, that it is capable of evaluating the merits and risks of an investment in the Interests and (b) it can bear the economic risk of an investment in the Interests for an indefinite period of time.

4.9
R&W Insurance Policy. On the date of this Agreement, the Buyer is entering into a binder agreement providing for the issuance, subject to the terms and conditions set forth therein, of a buyer-side representations and warranties insurance policy with respect to the representations and warranties set forth in Article II and Article III issued by Euclid Transactional, LLC (the “R&W Insurer”), the form of which is attached as Exhibit E to this Agreement (the “R&W Insurance Policy”). The Buyer has paid any fees payable in connection with the R&W Insurance Policy that have become due (other than any such fees that become due upon and are paid in connection with the Closing).
4.10
Investigation.
(a)
The Buyer, for itself and on behalf of its Affiliates, acknowledges that it is relying on its own independent investigation, verification and analysis in entering into the transactions contemplated hereby, including with respect to the financial condition, results of operations, assets, liabilities, properties and projected operations of the Companies, and in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied solely on the results of its own independent investigation, verification and analysis and has relied solely on the representations and warranties of the Companies and the Seller set forth in this Agreement (in each case as qualified and limited by the Disclosure Schedule) or in the certificate(s) delivered at the Closing pursuant to Sections 7.2(a) and 7.2(b). The Buyer is knowledgeable about the businesses and industries in which the Companies operate, is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and is able to bear the economic risk of such investment, including the complete loss of such investment, for an indefinite period of time. The Buyer and its Affiliates, representatives and advisors have been afforded reasonable access to the books and records and personnel of the Companies for purposes of conducting a due diligence investigation and have conducted to their satisfaction a due diligence investigation of the Companies and their businesses.
(b)
In connection with the Buyer’s investigation of the Companies and their businesses, the Buyer has received from or on behalf of the Seller or the Companies certain estimates, projections and other forecasts and plans. The Buyer acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer is familiar with such uncertainties, that the Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of any estimates, projections, plans and other forecasts so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, plans and forecasts), and that (other than in the event of Fraud) the Buyer shall have no claim against a Company, the Seller or any Affiliate or direct or indirect equityholder of the Seller with respect thereto.
4.11
No Other Representations or Warranties. The Buyer hereby acknowledges and agrees that, except for the representations and warranties set forth in Article II and Article III (as qualified and limited by the Disclosure Schedule) or in any certificate delivered at the Closing pursuant to Article VII or in any other Transaction Document, none of the Seller, the Companies or any of their Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person, has made or is making, and the Seller and the Companies hereby expressly disclaim, any express or implied representation or warranty with respect to the Seller, the Companies or any other Person, including with respect to any information provided or made available to the Buyer or any of its Affiliates, equityholders, directors, managers, officers, employees, agents, representatives or advisors, or any other Person.

ARTICLE V

CONDUCT OF BUSINESS

5.1
Covenants of the Seller and Companies. Except (a) as otherwise expressly permitted by this Agreement, (b) as set forth on Schedule 5.1, (c) as required by applicable Law or (d) as consented to in writing by the Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period: (i) the Seller and each Company shall (A) use commercially reasonable efforts to carry on its business in the ordinary course consistent with past practice and in compliance with all applicable Laws and (B) use commercially reasonable efforts to preserve intact its present business, operations, permits, rights, goodwill and relations with customers, suppliers and other Persons with which it does business; (ii) the Seller and each Company shall use commercially reasonable efforts to keep available the services of its officers, Business Employees and Business Service Providers; and (iii) without limiting the generality of clauses (i) and (ii), the Seller and each Company shall not, and the Seller shall cause the Companies not to and shall not permit the Companies to, directly or indirectly:
A.
grant or subject to any Lien (other than granting or suffering to exist a Permitted Lien) any of the Business’s or any Company’s properties or assets (whether tangible or intangible);
B.
sell, assign, license, transfer, convey, lease, sublease or otherwise dispose of any properties or assets of, or used (or held for use) by, any Company or the Seller in connection with the Business, other than (i) de minimis properties or assets or (ii) in the ordinary course of business of the Companies consistent with past practice, (in each case, other than Intellectual Property, which shall be subject to clause (C));
C.
sell, assign, license, covenant not to sue with respect to, transfer, convey, dispose of, abandon, cancel, permit to lapse or expire, or fail to maintain any Company Intellectual Property (other than non-exclusive licenses of Intellectual Property in the ordinary course of business consistent with past practice);
D.
issue, sell, pledge, encumber, dispose of or transfer to any Person any Interests or any other Equity Interest in any Company, or any securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, any Equity Interest in any Company or any share appreciation, phantom share, profit participation or other similar rights in respect of any Company, or make any other change in the capital structure of any Company (including forming any Subsidiary of any Company);
E.
change or amend the Organizational Documents of any Company;
F.
declare, set aside, make or pay any dividend or other distribution in respect of the Interests or any other Equity Interest in any Company, or repurchase, redeem or otherwise acquire any outstanding Interests or other Equity Interests in any Company;
G.
(i) increase the compensation payable to or to become payable to, or the benefits provided to or pay any bonus to, or grant any equity or equity-based award to, any current or former Business Employee or Business Service Provider; (ii) grant, increase, pay, provide or modify any severance, retention, change in control or termination payment or benefit to, or loan or advance or accelerate any amount to, any current or former Business Employee or Business Service Provider; (iii) accelerate the vesting or payment, or fund or in any other way secure the payment, of any compensation or benefit for any current or former Business Employee or Business Service Provider; (iv) approve, establish, adopt, enter into, amend or terminate any Company Employee Plan, including any employment contract, arrangement or terms, except as required by any Law or in connection with newly hired Business Employees, provided that (x) such new hire is permitted by clause (vi) of this Section 5.1(G), (y) the applicable Company Employee Plan provides such new hire with compensation and terms comparable to those provided to similarly situated Business Employees and (z) the applicable Company Employee Plan provides that such new hire may, pursuant to the terms of, be terminated on less than three months’ written notice (or pay in lieu thereof); (v) grant or forgive any loans to any Business Employee or Business Service Provider; (vi) hire or promote, or terminate or demote (other than for cause) any Business Employee or Business Service Provider with annual target cash compensation equal to or greater than $350,000; or (vii) approve, make, amend, negotiate, enter into or terminate any collective bargaining agreement or union agreement covering any Business Employee;
H.
enter into, supplement or amend the terms of or extend the term of, or waive or release any material claim or right under, or terminate (excluding, for the avoidance of doubt, any expiration in accordance with a Contract’s terms), any Company Material Contract or Lease, or any Contract that would have been a Company Material Contract or Company Lease if in effect on the date of this Agreement, provided that this subsection (H) shall not restrict (i) Contracts entered into in the ordinary course of business consistent with past practice with new customers (in a form consistent with, and no less favorable to the applicable Company than, the forms of agreement with the applicable Company’s customers made available prior to the date hereof) and (ii) renewals (including automatic renewals) and expirations in the ordinary course in accordance with the terms thereof;
I.
make any material change in any method of accounting or accounting practice or policy, other than such changes as are required by GAAP or applicable Law;
J.
enter into any commitment for capital expenditures (excluding compensation paid to employees or independent contractors for software development pursuant to Contracts in effect as of the date hereof or entered into during the Pre-Closing Period in accordance with this Section 5.1) in excess of $125,000 for any individual commitment and $500,000 for all such commitments in the aggregate;
K.
(I) compromise or enter into any settlement or release with respect to any litigation, arbitration, investigation or other proceeding, unless such settlement or release, (x) contemplates only the payment of money damages in an amount not to exceed $100,000 for any single claim, or $250,000 in the aggregate for all proceedings and (y) does not impose any limits on the conduct or operation of any Company or the Business, or (II) commence any litigation, proceeding, or arbitration;

L.
make, change or revoke any material Tax election, change any annual Tax accounting period, adopt or change any material method of Tax accounting, settle or compromise any material Tax liability or Tax Proceeding, agree to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of Law or propose any such adjustment with a taxing authority, prepare or file any amended Tax Return, waive or extend any statute of limitations in respect of Taxes, except in connection with the filing of a routine extension of time to file a Tax Return, surrender any claim for a refund of Taxes, or enter into any “closing agreement” described in Section 7121 of the Code (or any similar provision of Law) with a taxing authority;
M.
effect any merger, consolidation, recapitalization, reclassification, stock split, combination or other change in the capitalization of any Company, acquire (including by merger, consolidation or acquisition of stock or assets) any Equity Interests in any Person or any business or division thereof or acquire any assets that would be material to the Business (including the Companies), taken as a whole (other than pursuant to capital expenditures made without violation of clause (J) above);
N.
(1) materially delay or postpone any payment of any accounts payable or other payables or expenses, (2) accelerate the collection of accounts receivable in advance of or beyond the dates when such accounts receivable would have been collected or (3) adopt or implement any change in its policies or practices with respect to the extension of any discounts or credits to customers;
O.
incur, create, assume or otherwise become liable for any Indebtedness;
P.
enter into any transaction with any of its Affiliates;
Q.
terminate (or fail to renew) or otherwise fail to maintain any Company Insurance Policies;
R.
enter into any new line of business; or
S.
authorize, agree to or commit to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement will give the Buyer, directly or indirectly, rights to control or direct a Company prior to the Closing. During the Pre-Closing Period, the Seller and each Company will exercise, consistent with the terms and conditions of this Agreement, control of their businesses and operations.

5.2
Confidentiality.
(a)
The Parties acknowledge that the Confidentiality Agreement shall continue in full force and effect in accordance with its terms, which are incorporated herein by reference; provided that from and after the Closing, the Buyer, its Affiliates and Representatives (as defined in the Confidentiality Agreement) shall cease to have any obligations under the Confidentiality Agreement, including insofar as it relates to any Confidential Information (as defined therein) relating to the Companies or the Business (but shall remain bound by their respective obligations of confidentiality and non-use thereunder insofar as it relates to any information solely relating to the Seller or its Representatives).

(b)
For a period of four (4) years following the Closing, the Seller shall, and shall cause its Affiliates and Representatives (in their capacity as such) to keep confidential all non-public information relating to the Companies and their respective businesses, including this Agreement; provided that the foregoing shall not apply to the extent such information is (i) in the public domain (other than as a result of a disclosure by the Seller or any of its Affiliates or Representatives in breach of this Agreement or any other confidentiality obligation to a Company or any of its Affiliates (including the Buyer and its Affiliates)) or (ii) later acquired on a non-confidential basis from other sources than a Company, the Buyer or any of their respective Affiliates or representatives; provided further that the Seller and its Affiliates may disclose such information (A) to the extent required by applicable Law (including the rules of any securities exchange), (B) as compelled by judicial or administrative process (provided that in any such event in clause (A) or (B), the Seller shall, to the extent legally permissible, promptly (and in any event prior to any disclosure) notify the Buyer and reasonably cooperate with the Buyer (at the Buyer’s expense) to the extent that the Buyer may seek to limit such disclosure, including, if requested, taking all reasonable steps to resist or avoid any such judicial or administrative proceedings), (C) to its auditors and attorneys who need to know such information in their roles as such and who are subject to a duty of confidentiality owed to the Seller or any Affiliate of the Seller with respect to such information, or (D) upon request, on a confidential basis to any Governmental Entity with jurisdiction over the Seller or its Affiliates in connection with any routine inquiry or request that is not specifically targeted at the Buyer, the Companies, the Business or the transactions contemplated hereby.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1
No Solicitation. During the Pre-Closing Period, none of the Seller nor the Companies shall (and each shall cause their respective Affiliates and their and their Affiliates’ respective directors, officers, employees, members and managers not to) and shall not authorize any of their or their Affiliates’ respective representatives or agents to (and shall direct them not to), directly or indirectly, (a) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal (or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to an Acquisition Proposal) or (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information in connection with or for the purpose of encouraging or facilitating, any Acquisition Proposal (or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to an Acquisition Proposal). The Seller and the Companies shall and shall cause their respective directors, officers, employees, agents and representatives to (i) immediately cease, discontinue and cause to be terminated any existing discussions or negotiations with any Person with respect to an Acquisition Proposal and promptly terminate any access provided to any such Person to any data room or other confidential information and (ii) notify the Buyer orally and in writing promptly (but in no event later than 24 hours) after receipt by the Seller, the Companies or any of their respective Affiliates, directors, officers, employees, representatives or agents, of any Acquisition Proposal (or any inquiry, proposal, offer or indication of interest that would reasonably be expected to lead to an Acquisition Proposal).

6.2
Access to Information.
(a)
During the Pre-Closing Period, the Seller and each Company shall afford to the Buyer’s directors, managers, officers, employees, accountants, counsel and other representatives, reasonable access, upon reasonable notice, during normal business hours, in a manner that does not unreasonably disrupt or interfere with either Company’s business operations, to all of the Seller’s and each Company’s properties and facilities, books, Contracts, management personnel and records as the Buyer shall reasonably request, and, during such period, the Companies shall furnish promptly to the Buyer such information (maintained by the Seller or the Companies during the ordinary course of business or otherwise readily available or accessible without undue burden, cost or expense) concerning the business, operations, properties, assets and personnel of the Companies as the Buyer may reasonably request. Any access or information provided pursuant to this Section 6.2 shall not limit or otherwise affect the remedies available to the Buyer hereunder, or the representations or warranties of or the conditions to the obligations of the Parties set forth in this Agreement. Any information provided pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement. Notwithstanding the foregoing, no Person shall be required pursuant to this Section 6.2 to provide access or disclose information where such access or disclosure would result in the loss of any attorney-client privilege or be prohibited under applicable Law or by the terms of any agreement to which the Seller or a Company is a party as of the date of this Agreement; provided that the Seller and the Companies, as applicable, shall work with the Buyer in good faith to make substitute arrangements for providing such access or information that does not result in the loss of such privilege and is not prohibited under such Law or agreement.
(b)
Prior to the Closing, the Seller shall transfer to the Companies any books and records related to the business of the Companies that are in the possession of the Seller or any of its Affiliates (other than the Companies) that are not duplicates of books and records also in the possession of a Company. From and after the Closing, if any Party identifies any books and records related to the business of the Companies that are in the possession of the Seller or any of its Affiliates (that are not duplicates of books and records also in the possession of a Company, the Buyer or any of their respective Affiliates), then such Party shall promptly notify the Buyer and, upon the Buyer’s request, the Seller shall (and shall cause its Affiliates to) promptly transfer or cause the transfer of such books and records to the applicable Company as directed by the Buyer.
6.3
Closing Efforts; Legal Conditions to the Purchase; Third-Party Consents.
(a)
Subject to the terms hereof, the Parties shall (and shall cause their Affiliates to) each use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, including (i) preparing and making as promptly as practicable all filings, notices, registrations, applications, waivers and other submissions that are necessary, proper or advisable with respect to this Agreement and the transactions contemplated hereby under applicable Law or otherwise (including with or to any Governmental Entity, Self-Regulatory Organization or third party) and (ii) using reasonable best efforts to make and obtain, or cause to be made and obtained, as promptly as practicable, all registrations, consents, licenses, permits, waivers, clearances, approvals, notices, registrations, authorizations or orders that are necessary, proper or advisable to be obtained or made by it or any of its Affiliates with or from any Governmental Entity, Self-Regulatory Organization or other third party in connection with the authorization, execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.
(b)
Without limiting Section 6.3(a), the applicable Parties shall (unless otherwise agreed by the Buyer and the Seller):
(i)
within 10 Business Days after the date of this Agreement, make all necessary filings under the HSR Act, and thereafter make any other required submissions under the HSR Act and satisfy any related governmental request thereunder, in each case as promptly as practicable and advisable;
(ii)
within 10 Business Days after the date of this Agreement, make all necessary or appropriate filings pursuant to FINRA Rule 1017 in connection with the transactions contemplated by this Agreement (on a “Fast-Track” basis if deemed eligible by FINRA), and thereafter as promptly as practicable and advisable make any other required submissions and satisfy any related governmental request or request from FINRA, as applicable, (including supplying any additional information or documentary material) in connection therewith.
(c)
Except to the extent prohibited by applicable Law, and subject to the Confidentiality Agreement, the Buyer, the Companies and the Seller will coordinate, consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to such other Party and its respective advisors in advance (and consider in good faith any comments of such other Party to and, if requested, accept reasonable additions, deletions or changes suggested to), any communications, filings, submissions, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals proposed to be made or submitted by or on behalf of any Party in connection with any filings, notices or applications required by any Law or to obtain any consents, licenses, permits, waivers, approvals, authorizations or orders from any Governmental Entity or Self-Regulatory Organization in connection with the transactions contemplated hereby. Each Company, the Seller and the Buyer shall furnish to each other all information reasonably required for any application or other filing or submission to be made pursuant to any applicable Law or requested or required by any Governmental Entity or Self-Regulatory Organization in connection with the matters contemplated by this Section 6.3. The Parties shall (i) promptly notify the other Parties of, and provide copies of any written communication, correspondence or filings made to or received by such Party from, any Governmental Entity or Self-Regulatory Organization regarding the transactions contemplated hereby, and (ii) consult with each other in advance of, and if permitted by applicable Law, permit the other Parties to attend, any meetings with any Governmental Entity or Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.
(d)
Without limiting Sections 6.3(a), 6.3(b) or 6.3(c), the Buyer, the Companies and the Seller shall cooperate and use their respective reasonable best efforts to resolve any objections that may be asserted by any Governmental Entity or Self-Regulatory Organization with respect to the transactions contemplated by this Agreement; provided however, that the Buyer shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust consents or approvals and shall lead and direct all submissions to, meetings and communications with any Governmental Authority or other party in connection with antitrust matters, including litigation matters with respect to any Antitrust Law.
(e)
Notwithstanding anything to the contrary in this Agreement, the Buyer shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Company, effective as of the Closing, and otherwise offer to take or offer to commit to take if the offer is accepted such action that limits the Companies’ freedom of action (or otherwise provides for any behavioral or conduct remedies) with respect to, or the Buyer’s ability to retain, any of the businesses, services or assets of either Company, in order to avoid the entry of, or to effect the dissolution of, any Antitrust Order which would have the effect of preventing or delaying the Closing beyond the Outside Date. For the avoidance of doubt, the Buyer shall take all such actions (which, for the avoidance of doubt, shall not apply to any assets or businesses of Buyer other than the Companies) as soon as reasonably practicable in furtherance that (i) all suspensory waiting periods under the Hart-Scott-Rodino Act are promptly obtained, and (ii) no judgment, injunction, order or decree or any other order in any suit or proceeding under any U.S. Antitrust Laws is entered; provided however, that notwithstanding anything to the contrary in this Agreement, neither the Buyer nor any of its Subsidiaries or Affiliates will be required to take or to propose, offer or offer to commit to take (and the Seller and the Companies shall not take or propose, offer or offer to commit to take, without the prior written consent of the Buyer) any actions that, individually or in the aggregate, would reasonably be expected to result in a material adverse effect on the Business or the Companies, taken as a whole. The Seller further agrees not to extend, stay or toll any waiting period or withdraw and refile the notification under the Hart-Scott-Rodino Act or enter into any agreement with any Governmental Authority to delay, or otherwise not consummate as soon as practicable, the transactions contemplated by this Agreement, except with the prior written consent of the Buyer.
(f)
Without limiting any Party’s obligations set forth in Sections 6.3(a) -6.3(d), the Seller and each Company shall give any notices required to be given by it to, and use commercially reasonable efforts to obtain any consents or waivers from, any third party that may be required under any Contracts or other agreements to which the Seller or such Company is a party in connection with the transactions contemplated hereby, including those disclosed in Section 3.4(b) of the Disclosure Schedule; provided, that (i) the Seller and each Company shall reasonably cooperate with the Buyer in giving and obtaining, and the Buyer shall be given the opportunity to review in advance any such, notices, consents, approvals or waivers and the Seller and each Company shall consider in good faith and accept any reasonable additions, deletions or changes suggested thereto and (ii) no Party shall be required to make any payments or agree to any material undertaking (and, without the prior written consent of the Buyer, neither the Seller nor a Company shall make or agree to make any payments or agree to any material undertaking) to induce any such consent, approval or waiver.
6.4
Public Disclosure. Except as may be required by any applicable Law or otherwise required or requested by any Governmental Entity or Self-Regulatory Organization (including the rules of any stock exchange), and other than the press release to be issued by the Buyer in connection with the execution of this Agreement, in substantially the form previously provided to and reasonably acceptable to the Seller, none of the Buyer, the Seller or a Company shall, and each shall cause its Affiliates not to, issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the Seller (in the case of the Buyer or any of its Affiliates) or the Buyer (in the case of any other Party or its Affiliates) (provided any such consent not to be unreasonably conditioned, withheld or delayed); provided, however, that any Person shall be permitted to make public statements and disclosures consistent with the content of any press release or other public statement previously issued in compliance with this Section 6.4 from and after the issuance of such press release or the making of such disclosure. After the date hereof, the Seller and the Buyer will work together in good faith to agree upon appropriate communications to be made to employees, customer and vendors of the Companies with respect to the transactions contemplated by this Agreement.
6.5
Employee Matters.
(a)
Beginning on the Closing Date and continuing until the first anniversary thereof, the Buyer shall (i) provide (or cause its Subsidiaries to provide) each Continuing Employee with an annual base salary and annual cash bonus target that are no less favorable in the aggregate than such Continuing Employee’s annual base salary and annual cash bonus target immediately prior to the Closing Date and (ii) provide (or cause its Subsidiaries to provide) employee benefits to each Continuing Employee that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of the Buyer or its Affiliates.
(b)
Following the Closing, the Buyer shall give each Continuing Employee full credit for prior service with the Companies for purposes of (i) eligibility and vesting under any Buyer Employee Plans (excluding defined benefit pension accruals, deferred compensation, or equity or equity-based incentive plans, or any plan under which such crediting would be prohibited) and (ii) determination of benefit levels under any Buyer Employee Plan or policy relating to vacation or severance, in each case for which the Continuing Employee is otherwise eligible and in which the Continuing Employee is offered participation, but not where such credit would result in a duplication of benefits. The Buyer shall use commercially reasonable efforts to waive, or cause to be waived, any limitations on benefits relating to pre-existing conditions to the same extent such limitations are waived under any comparable plan of a Company and use commercially reasonable efforts to recognize for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by Continuing Employees in the calendar year in which the Closing Date occurs.
(c)
This Section 6.5 shall operate exclusively for the benefit of the Companies and the Buyer and not for the benefit of any other Person, including the current or former Business Employees, Business Service Providers or the Continuing Employees, which Persons shall have no rights to enforce this Section 6.5. Nothing in this Section 6.5 shall: (i) entitle any Continuing Employee to employment with the Buyer; (ii) change such Continuing Employee’s status as an employee-at-will or restrict the ability of the Buyer to terminate the service of any Continuing Employee at any time or for any reason; (iii) create any third party rights in any current or former service provider of a Company or any of its Affiliates (including any beneficiary or dependent thereof); (iv) be treated as an amendment of any Employee Benefit Plan or restrict the ability of a Company or any of its Affiliates to amend, modify, discontinue or terminate any Employee Benefit Plan; or (v) restrict the ability of the Buyer to amend, modify, discontinue or terminate any Company Employee Plan in which a Company is a participating employer or sponsor on or after the Closing or any other employee benefit plan, practice or policy established or maintained by the Buyer that is applicable to any Continuing Employee from time to time.
6.6
Tax Matters.
(a)
Tax Returns. The Seller shall, at its sole cost and expense, prepare or cause to be prepared in a manner consistent with past practice and timely file or cause to be timely filed when due all federal, state, local and foreign Tax Returns that are required to be filed by either Company (taking into account any valid extension of time to file) on or prior to the Closing Date (“Pre-Closing Tax Returns”). The Seller shall pay or cause to be paid any Taxes due in respect of such Pre-Closing Tax Returns to the extent such amount was not taken into account in the determination of the Closing Cash Consideration. The Seller shall provide the Buyer with copies of all such Tax Returns no later than 30 days prior to the due date for the filing thereof for the Buyer’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). The Buyer, at its sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of either Company that are due after the Closing Date (“Post-Closing Tax Returns”). As soon as reasonably practicable prior to filing any Post-Closing Tax Returns, but not less than 15 Business Days prior to such filing, the Buyer shall permit the Seller to review and comment on such Post-Closing Tax Returns to the extent such Post-Closing Tax Returns relate to a Pre-Closing Tax Period, and the Buyer shall consider in good faith any reasonable comments provided by the Seller within ten (10) Business Days of receipt of such Tax Returns. The Seller shall remit to the Buyer the amount shown as due on any Post-Closing Tax Return to the extent such amount is attributable to a Pre-Closing Tax Period (allocated, with respect to a Straddle Period, in accordance with Section 6.6(b)) within five (5) Business Days after filing of such Tax Returns to the extent such amount was not taken into account in the determination of the Closing Cash Consideration.
(b)
Straddle Period Tax Allocation. The Parties shall cause, to the maximum extent possible under applicable Law, any taxable period of either Company that would otherwise be a Straddle Period to end on the Closing Date. In order to apportion appropriately any Taxes relating to a Straddle Period, the Buyer shall cause each Company, to the extent permitted by Law, to elect with the relevant taxing authority to treat for all Tax purposes the Closing Date as the last day of the taxable period of such Company, as applicable. In any case where applicable Law does not treat the Closing Date as the last day of the taxable period of either Company, for purposes of this Agreement, the portion of any Tax payable with respect to a Straddle Period will be allocated in accordance with this Section 6.6(b). Any Taxes attributable to any Straddle Period shall be allocated (i) to the Seller for the period up to and including the end of the Closing Date and (ii) to the Buyer for the period subsequent to the Closing Date. For purposes of the preceding sentence, any allocation of (A) Taxes, other than those referred to in clause (B) below, shall be made by means of a closing of the books and records of each Company as of the end of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period after the Closing Date in proportion to the number of days in each such period, and (B) property Taxes and ad valorem Taxes attributable to a Straddle Period shall be allocated between such two periods in proportion to the number of days in each such period.

(c)
Transfer Taxes. The Seller and Buyer shall each be responsible for the payment of 50% of any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-Income Taxes and administrative fees (including, without limitation, notary fees) (“Transfer Taxes”) arising in connection with the consummation of the transactions contemplated by this Agreement. The Party required by Law to file all necessary Tax Returns or other documentation with respect to such Transfer Taxes shall timely prepare, with the other parties’ cooperation, and file such Tax Returns or other documentation. The Buyer and the Seller agree to timely sign and deliver (or to cause to be timely signed and delivered) such certificates or forms as may be necessary or appropriate and otherwise to cooperate to establish any available exemption from (or otherwise reduce) such Transfer Taxes.
(d)
Tax Contests. The Seller shall promptly notify the Buyer in writing upon receipt by the Seller, and the Buyer shall promptly notify the Seller in writing upon receipt by the Buyer, any of its Affiliates or either Company, of notice of any Tax Proceeding; provided, however, that failure to provide notice of a Tax Proceeding shall not relieve any party of its obligations pursuant to this Agreement except to the extent such party was materially prejudiced by such failure. The Buyer shall control the conduct of such Tax Proceeding of either Company in which case (i) the Buyer shall conduct such Tax Proceeding diligently and in good faith, (ii) the Seller shall have the right to attend and participate as a silent observer in such Tax Proceeding (at the sole cost of the Seller), (iii) the Buyer shall keep the Seller reasonably informed as to the progress of such Tax Proceedings, and (iv) the Buyer or any of its Affiliates shall have the sole right to settle, compromise or concede any such Tax Proceeding; provided, however, the Buyer shall obtain written consent of the Seller to settle, compromise, or concede any Tax Proceeding which would reasonably be expected to affect the Tax Liabilities of the Seller or the direct or indirect owners of interests in the Seller or impose liability on the Seller pursuant to the terms of this Agreement.
(e)
Purchase Price Allocation. Within ninety (90) days following the determination of the Final Closing Cash Consideration, the Buyer shall prepare and deliver to the Seller an allocation of the consideration payable under this Agreement to the Seller (including any assumed liabilities to the extent properly taken into account under the Code) among the assets of the Companies in accordance with Section 1060 of the Code and the methodology set forth on Schedule 6.6(e) (the “Proposed Allocation”). Within thirty (30) days of delivery of the Proposed Allocation, the Seller shall notify the Buyer in writing of any proposed changes or the Proposed Allocation shall be final. If Seller notifies the Buyer in writing of a proposed change within thirty (30) days, the Buyer and the Seller agree to discuss such proposed changes to the Proposed Allocation and shall endeavor to agree on an allocation mutually acceptable to the parties in accordance with this Agreement. If no such agreement can be reached within thirty (30) days following the Seller’s written notification to Buyer of the proposed changes to the Proposed Allocation, such dispute shall be submitted to and resolved by the Neutral Accountant pursuant to the dispute resolution mechanism in Section 1.5, whereby the Neutral Accountant’s decision shall be final, binding, conclusive and non-appealable by the Parties hereto absent fraud or manifest error.
(f)
Termination of Tax Sharing Agreements. The Seller shall cause any Tax allocation agreement, Tax indemnity agreement, Tax sharing agreement or similar Contract between either Company and any other Person to be terminated as of the day immediately preceding the Closing Date such that, on, from and after the Closing Date, neither Company shall be obligated to make any payment pursuant to any such agreement for any Tax period.
(g)
Assistance and Cooperation. After the Closing, each of the Buyer, each Company, and the Seller shall (and shall cause their respective Affiliates to): (i) assist the other Party or Parties, as the case may be, in preparing any Tax Returns that such other Party or Parties, as the case may be, is responsible for preparing and filing in accordance with Section 6.6(a) and any Tax Returns of the Seller, (ii) cooperate fully in responding to any inquiries from or preparing for any audits of, or any disputes with a Governmental Entity regarding, any Taxes or Tax Returns of either Company or the Seller; and (iii) make available to the other Party or Parties, as the case may be, as reasonably requested, all information in its possession relating to a Company that may be relevant to any Tax Return, audit or examination, proceeding or determination and to any Governmental Entity, as reasonably requested by the Seller or a Company, including all information, records, and documents relating to Taxes of either Company.
(h)
Tax Treatment. The Parties agree to treat the transactions contemplated in this Agreement as a taxable acquisition of the assets of each Company and shall not take any position inconsistent therewith unless required by applicable Law.
(i)
Refunds. The amount or economic benefit of any refunds, credits or offsets of Taxes of or relating to either Company for any Pre-Closing Tax Period shall be for the account of the Seller. Notwithstanding the foregoing, any such refunds, credits or offsets of Taxes shall be for the account of the Buyer to the extent such refunds, credits or offsets of Taxes are attributable (determined on a marginal basis) to the carryback of items of loss, deduction or credit, or other Tax items, of either Company (or any of its Affiliates, including the Buyer) from a taxable period beginning after the Closing Date. The amount or economic benefit of any refunds, credits or offsets of Taxes of either Company for any Straddle Period shall be equitably apportioned between the Seller and the Buyer. Each Party shall forward, and shall cause its Affiliates to forward, to the Party entitled to receive the amount or economic benefit of a refund, credit or offset to Tax the amount of such refund, or the economic benefit of such credit or offset to Tax, as promptly as reasonably practicable after such refund is received or after such credit or offset is allowed or applied against another Tax liability, as the case may be; provided that the Buyer shall be entitled to offset and withhold against the payment of any such refund, credit or offset, the amount of any Damages to which any Buyer Indemnified Person is entitled from the Seller pursuant to the determination of a claim asserted pursuant to Article VIII.
(j)
Post-Closing Actions. Neither the Buyer nor any of its Affiliates, including either Company, shall file, amend, re-file or otherwise modify any Tax Return or Tax election, initiate any voluntary disclosure, or agree to the waiver or extension of the statute of limitations, in each case, for either Company with respect to any taxable period (or portion thereof) ending on or before the Closing Date and which (determined on a marginal basis) would reasonably be expected to increase the Tax Liabilities of the Seller or the direct or indirect owners of the interests in Seller, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned, or delayed).

6.7
Non-Solicitation; Non-Competition.
(a)
In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Mechner covenants and agrees, for himself and each of his Controlled Affiliates, that during the period from the Closing Date until the second anniversary of the Closing Date (the “Restricted Period”), Mechner shall not, and shall cause his Controlled Affiliates not to, directly or indirectly, (i) cause, encourage, induce or attempt to induce any Continuing Employee to leave their employment with the Buyer or any of its Affiliates, or solicit or attempt to solicit any Continuing Employee for employment or to serve as an independent contractor or consultant or (ii) hire, employ, engage or otherwise retain or offer to hire, employ, engage or otherwise retain any Continuing Employee as an employee, consultant or independent contractor; provided, however, that it shall not be a violation of this Section 6.7(a) to (x) make general solicitations that are not targeted at the Continuing Employees or (y) hire, employ, engage or otherwise retain any Continuing Employee who was terminated without cause by the Buyer or its applicable Affiliate at least six months prior to the commencement of discussions between Mechner or his applicable Controlled Affiliate (or any of their respective representatives) and the Continuing Employee.
(b)
In order to induce the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Mechner covenants and agrees, for himself and his Controlled Affiliates, that, during the Restricted Period, neither Mechner nor any of his Controlled Affiliates shall (and Mechner shall cause his Controlled Affiliates not to), directly or indirectly, establish, own, hold or otherwise control, operate, manage or engage in, or work for, consult with, render services for (including as a director or officer), or make any equity investment in any Person (other than Buyer and its Subsidiaries) that is engaged or involved in (i) the provision of any securities execution, securities order-routing or securities analytics software or services that does not normally involve active human involvement, intervention, judgment or action (provided that ancillary human activities involved in or relating to any such services or activities, such as the development and maintenance of computer systems, monitoring of orders and systems, intervention in exceptional situations, and clearance operations, shall not constitute active human involvement, intervention, judgment or action), (ii) the development or provision of any technology that integrates portfolio selection, risk management and algorithmic trading or (iii) which otherwise competes with the business of a Company as conducted as of the Closing (a “Restricted Business”); provided, however, that the foregoing shall not restrict Mechner or any of his Controlled Affiliates from, directly or indirectly, (x) acquiring or owning, in the aggregate among Mechner and his Controlled Affiliates, less than 2% of the outstanding capital stock of any publicly traded company that is engaged in a Restricted Business or (y) following any termination without cause by Buyer or its applicable Affiliate(s) being employed by or providing services to an entity (the “Employing Entity”) that has a business unit, subsidiary, or division (the “Business Unit”) that is a Restricted Business, which Business Unit comprises no more than 25% of the Employing Entity’s and its affiliates’ overall revenue, provided that such Person does not provide any services to the Business Unit. The parties acknowledge and agree that the activities and business set forth on Schedule 6.7 constitute Restricted Businesses, but that such activities are provided for illustrative purposes only and shall not be exclusive or be deemed to limit the scope of the Restricted Businesses under this Section 6.7.

(c)
Mechner acknowledges and agrees, for himself and his Controlled Affiliates, that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the legitimate interests of each Company and Buyer and constitute a material inducement to each Company and the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
(d)
Mechner acknowledges and agrees, for himself and his Controlled Affiliates, that the covenants and undertakings contained in this Section 6.7 relate to matters which are of a special, unique and extraordinary character and that accordingly the provisions of Section 11.10 are integral to and shall apply to any breach or threatened breach of this Section 6.7.
6.8
Transfer Restrictions.
(a)
Pre-Closing. During the Pre-Closing Period, the Seller shall not, directly or indirectly, Transfer any of its Interests.
(b)
Lock-Up. During the period from the Closing until the six-month anniversary of the Closing (the “Lock-Up Period”), except as set forth on Schedule 6.8(b), the Seller shall not, and shall cause its Affiliates not to, without the prior written consent of the Buyer, directly or indirectly, sell, transfer, convey, assign, pledge, encumber or otherwise dispose of (“Transfer”) any shares of Buyer Common Stock that comprise the Stock Consideration. In the event the Buyer consents (in its sole discretion) to the Transfer of any Buyer Common Stock that comprises the Stock Consideration, as a condition to any such Transfer, each transferee shall duly execute and deliver to the Buyer a joinder, in substantially the form attached hereto as Exhibit I (a “Joinder”), pursuant to which such transferee will become a party to and be bound by, and shall make the warranties, covenants and agreements set forth in, this Section 6.8. Any Transfer undertaken in breach of Section 6.8(a) or this Section 6.8(b) shall be null and void ab initio.
(c)
Hedging. Notwithstanding anything in this Agreement to the contrary, the Seller (or any recipient of shares of Buyer Common Stock in a Transfer made in compliance with Section 6.8(b) that has executed and delivered a Joinder to the Buyer) may enter into or otherwise engage in any short sale (whether or not against the box) or any purchase, sale or grant of any right (including any put or call option, swap or other derivative transaction whether settled in cash or securities) to obtain a “short” or “put equivalent position” or other hedging transaction with respect to the Buyer Common Stock (including pledging its portion of the Stock Consideration (excluding any Indemnity Escrow Shares prior to the release thereof from the Indemnity Escrow Account and delivery to the Seller) in connection therewith); provided that (i) such hedging transaction is made in compliance with the Securities Act (including Rule 144 promulgated under the Securities Act and the interpretative guidance from the Staff of the SEC thereunder) and other applicable Laws, (ii) any hedge in respect of which shares of Buyer Common Stock comprising the Stock Consideration is pledged as collateral may not settle prior to the expiration of the Lock-Up Period, (iii) Seller (or such applicable holder of Buyer Common Stock) is not an “affiliate” of the Buyer within the meaning of Rule 405 promulgated under the Securities Act and (iv) the Buyer shall not be required to take any action that would reasonably be expected to result in or otherwise be required to agree to incur any legal or other Liability (beyond the Buyer’s obligations under this Agreement) in connection therewith. Subject to the foregoing, the Buyer and Seller shall, at the Seller’s sole cost and expense, reasonably cooperate in connection with any actions reasonably requested by the Buyer or Seller and required in connection with any pledge of shares of Buyer Common Stock to be made in accordance with this Section 6.8(c), subject to Buyer’s receipt (if requested in connection therewith) of a legal opinion from outside counsel (reasonably acceptable to Buyer) to the Seller to the effect that such pledge complies with applicable securities Laws.
(d)
Legends. The Seller hereby acknowledges and agrees that each certificate or book-entry share representing any Buyer Common Stock issued hereunder, and any securities issued in respect thereof or exchange therefor shall bear a legend substantially in the following form (in addition to any other legend required under applicable state securities Laws) (and a comparable notation or other arrangement will be made with respect to any uncertificated Stock Consideration):
(i)
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO OR UNLESS THE ISSUER RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT SUCH SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.”
(ii)
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN THAT CERTAIN MEMBERSHIP INTEREST PURCHASE AGREEMENT, DATED AUGUST 5, 2023, BY AND AMONG THE ISSUER, PRAGMA WEEDEN HOLDINGS LLC AND CERTAIN OTHER PARTIES IDENTIFIED THEREIN, AND SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN COMPLIANCE THEREWITH.”
(e)
Removal of Legends. The Buyer shall, as promptly as practicable upon the written request of the Seller or other permitted holder, cause:
(i)
the removal of the legend set forth in clause (i) of Section 6.8(d) from any certificate and any related “stop order” or equivalent restriction on any book-entry share evidencing the Stock Consideration if (A) such shares of Buyer Common Stock are registered for resale under the Securities Act (provided, that, if the holder is selling pursuant to an effective registration statement registering such shares for resale, the holder hereby agrees to only sell such shares during such time that such registration statement is effective and not withdrawn, or suspended, and only as permitted by such registration statement), (B) if the holder is not an affiliate of the Buyer within the meaning of Rule 405 under the Securities Act, such shares have been sold or transferred pursuant to Rule 144, or (C) such shares are eligible for sale under Rule 144, without the requirement of the Buyer to be in compliance with the current public information required under Rule 144 as to such shares and otherwise without any volume or manner-of-sale restrictions; provided that such holder delivers to the Buyer (A) such documentation, representations and warranties as may be reasonably requested by the Buyer, which request shall be solely in order for the Buyer to comply with applicable Law (e.g., representations that such holder is not an affiliate of the Buyer and other customary Rule 144 representations), and (B) a customary opinion of counsel, reasonably acceptable in form and substance to the Buyer, that either a registration statement under the Securities Act is then in effect with respect to such shares, or that such shares can be freely transferred in a public sale without such a registration statement being in effect; and
(ii)
the removal of the legend set forth in clause (ii) of Section 6.8(d) from any certificate and any related “stop order” or equivalent restriction on any book-entry share evidencing the Stock Consideration upon the termination or lapse of the restrictions on Transfer identified therein.

If so requested by the holder, any certificates subject to legend removal hereunder may be surrendered in exchange for shares of Buyer Common Stock held in book-entry form and shall be transmitted by the Buyer’s transfer agent to the holder through the direct registration system.

(f)
Stop-Transfer Instructions. The Seller acknowledges and agrees that, in order to ensure compliance with the restrictions imposed by this Agreement, the Buyer may issue to its transfer agent an appropriate “stop order” or equivalent instructions with respect to any shares of Buyer Common Stock held in book entry form (and may make appropriate notations to the same effect in its own records).
(g)
Transfer Requirements. Prior to any Transfer of Buyer Common Stock to be made in accordance with this Section 6.8, the holder thereof shall provide to the Buyer (at the holder’s sole cost and expense), (i) such documentation, representations and warranties as the Buyer may reasonably request to evidence that the proposed Transfer will comply with the Securities Act and other applicable Laws (e.g., representations that such holder is not an affiliate of the Buyer and other customary Rule 144 representations and/or opinions) and (ii) a customary opinion of counsel, in form and substance reasonably acceptable to the Buyer, that either a registration statement under the Securities Act is then in effect with respect to such shares of Buyer Common Stock, or that the proposed Transfer is exempt from the registration requirements of the Securities Act and state securities Laws.
6.9
Public Information. For a period of one year following the Closing Date, the Buyer shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Buyer pursuant to Section 13 or Section 15(d) of the Exchange Act.
6.10
Listing. The Buyer shall, to the extent required by the applicable listing rules of the Nasdaq, use commercially reasonable efforts to list, effective upon the Closing, all of the shares of Buyer Common Stock that comprise the Stock Consideration on the NASDAQ Global Select Market. If, prior to the Closing, the Buyer applies to have the Buyer Common Stock traded on any other exchange, it will include in such application all of the shares of Buyer Common Stock that will comprise the Stock Consideration, and, to the extent such listing becomes effective prior to the Closing, will take such other action as is reasonably necessary to cause all of the shares of Buyer Common Stock that comprise the Stock Consideration to be listed on such other exchange as promptly as possible after the issuance thereof.
6.11
Use of Names. The Seller hereby agrees that, upon the Closing, the Buyer and its Affiliates (including the Companies) shall, as between the Seller and its Affiliates, on the one hand, and the Buyer and its Affiliates (including the Companies), on the other hand, have the sole and exclusive right to use all Intellectual Property relating to the Business, including the sole right to the use of the name “Pragma” or similar names and any Trademarks, d/b/a names, fictitious names, or emblems, signs or insignia related thereto or containing or comprising the foregoing, or otherwise used in the businesses of the Companies, including any name or mark confusingly similar thereto or any variation or simulation thereof, and any Trademarks listed on Schedule 6.11 (collectively, the “Company Marks”). The Seller shall not, and shall not permit its Affiliates to, use such Company Marks. The Seller shall, and shall cause each of its Affiliates to, immediately after the Closing, cease to hold itself out as having any affiliation with the Company or any of its Affiliates. In furtherance thereof, as promptly as practicable, but in no event later than 30 days following the Closing Date, the Seller shall and shall cause its Affiliates to remove, strike over or otherwise obliterate all Company Marks from all materials held by, or under the control of, the Seller and its post-closing Affiliates, including any business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, computer software and other materials.
6.12
R&W Policy. The R&W Policy, a copy of which is attached as Exhibit E, provides that the R&W Insurer waives its rights to bring any claim (by way of subrogation or otherwise) in connection with this Agreement or the transactions contemplated hereby against the Seller, any of its Affiliates, or any of its or their respective officers, directors, managers, equityholders, employees, agents, advisors or representatives, except for a claim against the Seller or any such Person for Fraud (and that such waiver may not be amended in a manner adverse to any such Person and that each such Person is a third party beneficiary thereof), and the Buyer will not permit the R&W Insurer to amend such waiver in a manner adverse to the Seller. Each Company and the Seller shall cooperate with the Buyer with any actions reasonably necessary in connection with the underwriting, binding and issuance of the R&W Policy, including with respect to executing an inception no-claims declaration and a closing no-claims declaration, and making personnel available for a bring-down due diligence call as the underwriter of the R&W Policy may require and providing copies of the virtual data room contents.
6.13
Seller Name Change. Promptly following the Closing, the Seller shall and shall cause its applicable Affiliates to, in accordance with their respective Organizational Documents and applicable Law, cause the name of the Seller or such Affiliate to be modified to a name that does not include “Pragma”.
6.14
Access to Information Following the Closing. Following the Closing, the Buyer shall afford to the Seller and its authorized accountants, counsel and other designated representatives reasonable access, during normal business hours and in a manner so as to not unreasonably interfere with the conduct of business to any records, books, and other information within the possession or control of the Buyer or any of its Affiliates (including the Companies), relating to the Business prior to the Closing, insofar as such access is reasonably requested by the Seller, but solely to the extent such information is reasonably required by the Seller for financial reporting and accounting or tax-related matters (subject in all cases to Section 6.6), including for purposes preparing financial statements of the Seller, preparing and filing any Tax Returns, prosecuting any claims for refund, and defending any Tax claims or assessment, prosecuting, defending or settling litigation (other than litigation concerning the transactions contemplated by this Agreement) or to the extent required for the Seller to perform and comply with its obligations under this Agreement or any other Transaction Document. No Person shall be required pursuant to this Section 6.14 to provide access or disclose information where such access or disclosure would result in the loss of any attorney-client privilege or be prohibited under applicable Law or by the terms of any Contract; provided that the Buyer shall use commercially reasonably efforts to make substitute arrangements for providing such access or information that does not result in the loss of such privilege and is not prohibited under such Law or Contract.
6.15
Pre-Closing Assignments. Prior to the Closing, the Seller and the applicable Company(ies) shall enter into (and deliver to Buyer) (a) an assignment and assumption agreement, in substantially the form attached hereto as Exhibit F (the “Contract Assignment Agreement”), with respect to the assignment by the Seller prior to the Closing of those Contracts set forth on Schedule 6.15(a) to the applicable Company(ies), free and clear of all Liens (other than Permitted Liens) and (b) an intellectual property assignment agreement, in substantially the form attached hereto as Exhibit J (the “Intellectual Property Assignment Agreement”), with respect to the assignment and transfer by the Seller prior to the Closing of all of its right, title and interest in and to any Intellectual Property owned by the Seller and used or held for use in connection with or otherwise relating to the Business, including the Intellectual Property set forth on Schedule 6.15(b) to the applicable Company(ies), free and clear of all Liens (other than Permitted Liens)), together with any applicable short-form assignment agreements required for recordation purposes. If, prior to the Closing, the Seller identifies any other properties, Contracts or assets related to (or that are used or held for use in connection with) the Business that are owned, leased or licensed by the Seller or any of its Affiliates (other than the Companies), the Seller shall promptly notify the Buyer thereof and shall (or shall cause its applicable Affiliate to) assign, convey and transfer such properties, Contracts or assets to a Company prior to the Closing pursuant to an instrument of assignment, transfer and conveyance in form and substance reasonably acceptable to the Buyer.
6.16
Termination of Intercompany Arrangements. On or prior to the Closing Date, and in any event effective prior to 12:01 a.m. Eastern time on the Closing Date, the Seller and the Companies shall, and shall cause their applicable Affiliates to, take (or cause to be taken) such actions and make (or cause to be made) such payments as may be necessary to terminate, cancel or settle or otherwise eliminate (in a manner reasonably acceptable to the Buyer) any intercompany accounts or liabilities between a Company, on the one hand, and the Seller or any of its Affiliates (other than the Companies), on the other hand.
6.17
Insurance Policies. From and after the Closing, the Additional Insured shall, subject to applicable Law and the terms of such policies, remain entitled to all rights of the Additional Insured under the Applicable Insurance Policies with respect to any claim, act, omission, event, circumstance, occurrence or loss that occurred or existed prior to the Closing (an “Applicable Insurance Event”). In furtherance thereof, to the extent requested from time to time by the Additional Insured or its Affiliates, from and after the Closing, the Primary Insured Party shall, at the sole cost and expense of the Buyer (if the Seller is the Primary Insured Party) or the Seller (if either Company is the Primary Insured Party), reasonably cooperate with efforts by the Additional Insured to recover all amounts due to Additional Insured from any insurers under any Applicable Insurance Policies with respect to any Pre-Closing Insurance Events and shall pay such amounts actually recovered by the Primary Insured Party in respect of losses incurred by the Additional Insured (less the out of pocket costs and expenses actually incurred by the Primary Insured Party in making such recoveries) over to, the Additional Insured or its designated Affiliate. Without limiting the foregoing, to the extent requested from time to time by (and at the sole cost and expense of) the Buyer (if the Seller is the Primary Insured Party) or the Seller (if either Company is the Primary Insured Party), the Additional Insured or its Affiliates and to the extent the Additional Insured is prohibited from taking such action directly under the Applicable Insurance Policies, from and after the Closing, the Primary Insured Party shall file on behalf of the Additional Insured (or the Business) any claims under any occurrence-based Applicable Insurance Policies that were in effect at any time prior to the Closing that provide coverage, or potentially provide coverage, in whole or in part with respect to any Applicable Insurance Event, including, to the extent requested from time to time by (and at the sole cost and expense of) the Buyer (if the Seller is the Primary Insured Party) or the Seller (if either Company is the Primary Insured Party), making all necessary notifications and submitting all reasonably required supporting documentation in connection therewith.
6.18
Wrong Pockets; Further Assurances. From and after the Closing, if the Seller or any of its Affiliates receives any mail, packages or other correspondence or communications, or receives any monies or checks or other funds or proceeds relating to the Business or a Company (including the properties and assets thereof), the Seller shall, and shall cause its applicable Affiliate(s) to, at Buyer’s sole costs and expense, promptly (and in any event within five Business Days following receipt thereof) remit such mail, packages, correspondence, communications, monies, receivables, funds or proceeds to the Buyer. At any time from and after the Closing, each Party shall, at the sole cost and expense of the requesting Party, as promptly as practicable, cooperate and take such further actions, provide such assurances, and execute, acknowledge and deliver any other instruments or documents, in each case, reasonably requested by a Party and necessary to give effect to the transactions contemplated hereby.
6.19
Release.
(a)
To the fullest extent permitted by applicable Law, the Seller and Mechner, on behalf of itself and each of its respective past, current and future Affiliates, heirs, executors or estates, and each of their respective successors and permitted assigns (each a “Seller Releasing Party”), hereby finally, unconditionally, and absolutely, releases, acquits, remises, satisfies and forever discharges, effective as of the Closing, (i) each Company, the Buyer and each of the Buyer’s respective past, current and future Subsidiaries and Affiliates and (ii) each of their respective successors and permitted assigns (each a “Seller Released Party” and collectively, the “Seller Released Parties”), from any and all actions, causes of action, proceedings, counterclaims, demands, debts, obligations, accounts, Liabilities, Liens, suits, judgments, contracts, torts and charges, whether known or unknown, mature or unmatured, absolute or contingent, now existing or hereafter arising or discovered, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, or due or to become due, at Law, in equity or otherwise, whether arising by statute or common Law, in contract, in tort or otherwise, that any Seller Releasing Party has, might have or ever had against any Seller Released Party in connection with, arising under, as a result of or in any way relating to (A) the business and affairs of either Company (or any of their respective predecessors) prior to the Closing, (B) the Seller’s or Mechner’s, as the case may be, and the other Seller Releasing Parties’ relationship with either Company, including as an employee and as a direct or indirect equityholder of either Company prior to the Closing and (C) any other act or omission by either Company prior to the Closing (collectively, “Seller Released Claims”). Notwithstanding anything herein to the contrary, the Seller Released Claims shall not include, and nothing contained in this Agreement is intended to, nor does it, limit, impair or otherwise modify or affect, any rights or claims of any Seller Releasing Party or the obligations of any Seller Released Party, arising from (x) any rights or obligations under this Agreement or any other Transaction Document, (y) any indemnification rights that any Seller Releasing Party may be entitled to as a manager, director or officer of a Company pursuant to applicable Law or the Organizational Documents of a Company as in effect on the date hereof or (z) any rights to compensation or employee benefits in the ordinary course of business.
(b)
THE GENERAL RELEASE IN THIS SECTION 6.19 IS SPECIFICALLY INTENDED TO OPERATE AND BE APPLICABLE EVEN IF IT IS ALLEGED, CHARGED OR PROVEN THAT ALL OR SOME OF THE CLAIMS OR DAMAGES RELEASED WERE SOLELY AND COMPLETELY CAUSED BY ANY ACTS OR OMISSIONS, WHETHER NEGLIGENT, GROSSLY NEGLIGENT, INTENTIONAL, FRAUDULENT OR OTHERWISE OF OR BY BUYER OR THE COMPANIES.
(c)
Effective as of the Closing, each Seller Releasing Party covenants and agrees not to sue, make, assert, or maintain, directly or indirectly, any Seller Released Claim or to bring, request, initiate or file any suit or action regarding any Seller Released Claim, all of which are released pursuant to this Agreement.
(d)
Each Seller Releasing Party acknowledges and agrees that the consideration he or she is receiving (directly or indirectly) pursuant to this Agreement and any other Transaction Documents in exchange for the release of Seller Released Claims, all of which are released effective as of the Closing pursuant to this Agreement, is good and sufficient consideration and exceeds anything of value to which such Seller Releasing Party is already entitled. Each Seller Releasing Party further disclaims and releases, by operation of this Agreement effective as of the Closing, any and all rights to further distributions or payments from Buyer with respect to such Seller Releasing Party’s direct or indirect Equity Interests in the Companies, other than any rights under this Agreement or any other Transaction Document.

ARTICLE VII

CONDITIONS TO PURCHASE

7.1
Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of each Party to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions:
(a)
HSR Act. The waiting period applicable to the transactions contemplated hereby under the HSR Act (or any extension thereof including the expiration or termination of any timing agreement entered into with any Governmental Entity) shall have expired or been terminated.
(b)
FINRA Approval. With respect to the change of ownership or control of the Broker-Dealer Company pursuant to the transactions contemplated hereby, either (i) FINRA shall have issued its approval thereof pursuant to FINRA Rule 1017 or (ii) the 30 day period beginning the day after the Broker-Dealer Company filed its application for the approval of such change of ownership or control pursuant to FINRA Rule 1017(c) shall have expired without FINRA imposing any interim restrictions with respect to such change of ownership or control.
(c)
No Injunctions. No Governmental Entity shall have issued, promulgated, or entered any order, executive order, stay, decree, judgment or injunction (whether temporary, preliminary or permanent), which remains in effect, and no Law shall have been enacted or promulgated and be in effect, in each case, which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting or enjoining the consummation of the transactions contemplated hereby.
7.2
Additional Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer:
(a)
Representations and Warranties.
(i)
The (A) representations and warranties of the Seller set forth in Article II (other than the Seller Fundamental Representations), shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (I) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (II) where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, Seller Material Adverse Effect or similar qualifications therein) has not had a Seller Material Adverse Effect, and (B) Seller Fundamental Representations shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date. The Buyer shall have received a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Seller to such effect.

(ii)
The (A) representations and warranties of the Seller set forth in Article III (other than the Company Fundamental Representations and the representations and warranties in Section 3.6(a)(i) and Section 3.18), shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (I) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (II) where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications therein) has not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) Company Fundamental Representations and the representation and warranty in Section 3.6(a)(i) shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date and (C) representations and warranties in Section 3.18 shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation or warranty is qualified by materiality, Company Material Adverse Effect or any similar qualifications, in which case such representation or warranty shall be true and correct in all respects. The Buyer shall have received a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Seller to such effect and to the effect that the condition in Section 7.2(d) has been satisfied.
(b)
Performance of Obligations of each Company and the Seller. Each Company and the Seller shall have in all material respects performed and complied with all covenants and obligations required to be performed and complied with by them under this Agreement at or prior to the Closing; and the Buyer shall have received a certificate, dated as of the Closing Date, to such effect signed by a duly authorized officer of the Seller.
(c)
Escrow Agreement. The Seller and the Escrow Agent shall have duly executed and delivered to the Buyer the Escrow Agreement.
(d)
No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred.
(e)
Third Party Consents. The Seller and the Companies shall have obtained those consents and waivers listed on Schedule 7.2(e) (in each case, in form and substance reasonably satisfactory to the Buyer), and copies thereof shall have been delivered to the Buyer.
(f)
Treatment of Certain Contracts. The Buyer shall have received (i) written evidence (in form and substance reasonably satisfactory to the Buyer) that all Affiliate Contracts (other than those Contracts set forth on Schedule 7.2(f)(i)) have been terminated, and each party to any such Affiliate Contract released from any further Liabilities or obligations with respect thereto and (ii) duly executed instruments of assignment (reasonably satisfactory to the Buyer) with respect to the transfer of any Contracts, Intellectual Property or other assets in accordance with Section 6.15.
(g)
Closing Deliverables. The Buyer shall have received the items listed in Sections 1.4(d) and 1.4(e).

(h)
Mechner Employment Agreement. The Mechner Employment Agreement shall remain in full force and effect and shall not have been amended, rescinded or otherwise modified by Mechner.
(i)
Extended Support Agreement. The Companies shall have entered into the Contract listed on Schedule 7.2(i) on the terms set forth therein and otherwise in form and substance reasonably acceptable to the Buyer (the “Extended Support Agreement”), and a copy of such Contract shall have been delivered to the Buyer and such Contract shall be in full force and effect as of the Closing.
7.3
Additional Conditions to Obligations of the Seller. The obligation of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following additional conditions, each of which may be waived, in writing, exclusively by the Seller:
(a)
Representations and Warranties. The (i) representations and warranties of the Buyer set forth in Article IV (other than the Buyer Fundamental Representations), shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, and (B) where the failure of such representations and warranties to be true and correct (without giving effect to any materiality, Buyer Material Adverse Effect or similar qualifications therein) has not had a Buyer Material Adverse Effect, and (ii) the Buyer Fundamental Representations shall be true and correct in all respects (except that the representation and warranty set forth in Section 4.7(a) shall be true and correct except for de minimis inaccuracies) as of the Closing Date as though made on and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be so true and correct as of such date. The Seller shall have received a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Buyer to such effect.
(b)
Performance of Obligations of the Buyer. The Buyer shall have in all material respects performed and complied with all covenants and obligations required to be performed and complied with by it under this Agreement at or prior to the Closing; and the Seller shall have received a certificate, dated as of the Closing Date, to such effect signed by a duly authorized officer of the Buyer.
(c)
Escrow Agreement. The Buyer and the Escrow Agent shall have duly executed and delivered to the Seller the Escrow Agreement.
(d)
No Buyer Material Adverse Effect. Since the date of this Agreement, no Buyer Material Adverse Effect shall have occurred.
(e)
Closing Deliverables. Seller shall have received the items listed in Section 1.4(f).

7.4
Frustration of Closing Conditions. Neither the Buyer, on the one hand, nor the Seller, on the other hand, may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was primarily caused by such Party’s or its respective Affiliates (including, in the case of the Seller, each Company) failure to act in good faith or to comply with its agreements set forth herein.

ARTICLE VIII

INDEMNIFICATION

8.1
Indemnifiable Matters.
(a)
Indemnification by the Seller. Subject to the terms and conditions of this Article VIII, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer Indemnified Persons from and against any and all Damages incurred or suffered by the Buyer Indemnified Persons to the extent based upon, arising out of, resulting from or attributable to:
(i)
any breach following the Closing by the Seller of any covenant or agreement that the Seller is obligated to perform under this Agreement following the Closing;
(ii)
any Taxes of either Company (for the avoidance of doubt, including any Taxes of either Company which are the responsibility of the Seller or any direct or indirect equityholder of the Seller), (A) for any Pre-Closing Tax Period, (B) for the portion through the end of the Closing Date of any Straddle Period, and (C) by reason of either Company being or having been a member of a consolidated, combined, unitary, or similar group prior to the Closing pursuant to Treasury Regulations Section 1.1502-6 (or any similar provision of Law), except to the extent (x) such Taxes are included in the determination of the Closing Cash Consideration or (y) such Taxes result from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (except to the extent such transactions are contemplated by this Agreement or any other Transaction Document);
(iii)
any breach of any Company Fundamental Representation or Seller Fundamental Representation; and
(iv)
the matters disclosed in Section 3.7(a), Section 3.12(e) and the last bullet of Section 3.12(a) of the Disclosure Schedule.
(b)
Indemnification by Mechner. Subject to the terms and conditions of this Article VIII, from and after the Closing, Mechner shall indemnify and hold harmless the Buyer Indemnified Persons from and against any and all Damages incurred or suffered by the Buyer Indemnified Persons to the extent based upon, arising out of, resulting from or attributable to any breach by Mechner of any covenant or agreement set forth in Section 6.7 or Section 6.19.
(c)
Indemnification by the Buyer. Subject to the terms and conditions of this Article VIII, from and after the Closing, the Buyer shall indemnify and hold harmless the Seller Indemnified Persons from and against any and all Damages incurred or suffered by the Seller Indemnified Persons to the extent based upon, arising out of, resulting from or attributable to:

(i)
any breach following the Closing by the Buyer of any covenant or agreement that the Buyer is obligated to perform under this Agreement; and
(ii)
any breach of any representation or warranty of the Buyer set forth in this Agreement.
8.2
Claims for Indemnification.
(a)
Third-Party Claims. All claims for indemnification made under this Agreement arising out of a Third-Party Action shall be made in accordance with the following procedures. If an Indemnified Party receives notice of any Third-Party Action against such Indemnified Party, or, if earlier, becomes aware of any Third-Party Action, it shall as promptly as practicable provide written notice thereof to the Indemnifying Party (a “Third-Party Claim Notice”), which notice shall describe in reasonable detail (to the extent then known by the Indemnified Party) the facts constituting the basis for such Third-Party Action and the claim for indemnification hereunder and shall include a good faith estimate (if reasonably practicable) of the amount of the claimed Damages actually suffered or incurred or that could reasonably be expected to be incurred; provided, however, that the failure to provide such notice shall not relieve the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is adversely prejudiced by such failure. The Parties acknowledge and agree that a Third-Party Claim Notice must be delivered (whether or not formal legal action shall have been commenced based upon such Third-Party Action) before the expiration of any applicable survival period set forth in Section 8.3. At any time prior to the 30th day after delivery of such Third-Party Claim Notice, the Indemnifying Party may (but shall not be obligated to), upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Action with counsel reasonably satisfactory to the Indemnified Party; provided, however, that (x) the Indemnifying Party may not assume control of the defense of a Third-Party Action if the Indemnified Party in good faith determines that the conduct of the defense or any proposed settlement of such Third-Party Action would reasonably be expected to involve the imposition of criminal Liability against the Indemnified Party or would reasonably be expected to materially and adversely affect the Indemnified Party’s ability to conduct its business and (y) prior to the time the Indemnified Party is notified by the Indemnifying Party as to whether the Indemnifying Party will assume control of the defense of such Third-Party Action, the Indemnified Party shall take any actions reasonably necessary to timely preserve the collective rights of the Parties with respect to such Third-Party Action. If the Indemnifying Party elects not to assume, or does not timely assume control of, such defense, the Indemnified Party shall control the defense against, or may otherwise seek to negotiate or settle such Third-Party Action. If the Indemnifying Party assumes control of such defense, the Indemnified Party may participate therein with counsel of its choice, at its own expense; provided that if the Indemnified Party reasonably concludes, based on advice from counsel, that (i) the Indemnifying Party and the Indemnified Party have a conflict of interest with respect to such Third-Party Action or (ii) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, the reasonable fees, costs and expenses of counsel to the Indemnified Party in connection therewith shall be considered “Damages” for purposes of this Agreement; provided, however, that in no event shall the Indemnifying Party be responsible for the fees and expenses of more than one (1) counsel for all Indemnified Parties in each jurisdiction for which counsel is required with respect to such Third-Party Action. The party controlling such defense shall keep the other party and its counsel advised of the status of such Third-Party Action and the defense thereof and shall consider recommendations made by the other party or its counsel with respect thereto. The respective parties and their counsel shall reasonably cooperate with the other parties in the defense or prosecution of any Third-Party Action, including providing copies of or reasonable access to all relevant correspondence, records, documents, testimony and information in connection with the defense, negotiation or settlement thereof and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. The Indemnified Party shall not agree to any settlement or compromise of any such Third-Party Action without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not agree to any settlement or compromise of, or permit a default or consent to entry of any judgment in, such Third-Party Action that does not include a complete and unqualified release of the Indemnified Party from all Liability with respect thereto or that imposes any Liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). To the extent of any conflict between this Section 8.2(a) and Section 6.6, Section 6.6 shall apply.
(b)
Procedure for Claims Not Involving Third Parties. An Indemnified Party wishing to assert a claim for indemnification under this Agreement that does not involve a Third-Party Action shall deliver to the Indemnifying Party a Claim Notice as promptly as practicable after becoming aware of the basis for such claim; provided, however, that the failure to deliver a Claim Notice shall not relieve the Indemnifying Party from any of its obligations under this Article VIII except to the extent the Indemnifying Party is adversely prejudiced by such failure. The Parties acknowledge and agree that a Claim Notice must be delivered before the expiration of any applicable survival period set forth in Section 8.3. If the claim is not resolved within 60 days following the delivery by the Indemnified Party of the applicable Claim Notice, the Indemnifying Party and the Indemnified Party shall each have the right to submit such dispute to a court of competent jurisdiction in accordance with the provisions of Section 11.9, in addition to any other remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
8.3
Survival.
(a)
The Parties, intending where applicable to contractually shorten the applicable statute of limitations, agree that:
(i)
none of the representations and warranties of the Seller or a Company set forth in this Agreement (other than the Company Fundamental Representations and Seller Fundamental Representations) shall survive the Closing and all such representations and warranties shall terminate upon the earlier of the Closing and the termination of this Agreement in accordance with Section 9.1;
(ii)
the Company Fundamental Representations and Seller Fundamental Representations shall survive the Closing until the third anniversary of the Closing Date at which time they shall terminate;

(iii)
the representations and warranties of the Buyer set forth in this Agreement (other than the Buyer Fundamental Representations) shall survive the Closing until the first anniversary of the Closing Date at which time they shall terminate;
(iv)
the Buyer Fundamental Representations shall survive the Closing until the third anniversary of the Closing at which time they shall terminate; and
(v)
each of the covenants and other agreements contained in this Agreement (including the indemnification obligations set forth in this Article VIII) shall survive the Closing until the expiration of the term of the undertaking set forth in such covenant or agreement (or, if none, indefinitely); provided that each of the covenants and agreements that by their terms are to be performed (in whole or in part) at or prior to the Closing shall, to the extent relating to the performance thereof at or prior to the Closing, terminate at the Closing and no claim may be asserted or maintained following the Closing in respect of any alleged breach thereof at or prior to the Closing.
(b)
Notwithstanding anything to the contrary in Section 8.3(a) or elsewhere in this Agreement, nothing in this Agreement shall be construed to limit (i) any claim for Fraud against the Party committing such Fraud or (ii) any rights of any Buyer Indemnified Person under the R&W Policy.
(c)
If an indemnification claim is properly asserted pursuant to Article VIII prior to the termination or expiration of the applicable survival period as provided in Section 8.3(a) and such claim has not been finally resolved prior to the end of such survival period, then such claim shall survive such expiration until the full and final resolution of such claim. For the avoidance of doubt, and other than in the event of Fraud, no indemnification claim in respect of any alleged breach of any representation, warranty, covenant or agreement may be asserted following the termination or expiration of the survival period as provided in Section 8.3(a) with respect to the representation, warranty, covenant or agreement alleged to have been breached.
8.4
Limitations; Priority of Payments.
(a)
Notwithstanding anything to the contrary contained in this Agreement (other than in the case of Fraud):
(i)
with respect to any Damages arising in connection with the Seller’s indemnification obligations pursuant to Section 8.1(a)(i) or Section 8.1(a)(iv), the Buyer Indemnified Persons shall first be entitled to recourse for any Damages owed by the Seller under this Article VIII from the Indemnity Escrow Account; provided that to the extent the amounts in the Indemnity Escrow Account are insufficient to cover the Damages payable, the Buyer Indemnified Persons shall be entitled to payment in cash of such remaining Damages from the Seller;
(ii)
with respect to any Damages arising in connection with matters that are the subject of the Seller’s indemnification obligations pursuant to Section 8.1(a)(ii), the Buyer Indemnified Persons’ shall be entitled to recover and such Damages shall be satisfied: (A) first, from the Indemnity Escrow Account until the retention under the R&W Policy has been met (or, to the extent the remaining amounts in the Indemnity Escrow Account are insufficient to cover such Damages, from the Seller); (B) second, from the R&W Policy; and (C) third, to the extent any remaining amounts are not covered by the R&W Policy due to the coverage limit being exceeded or such matters not being covered by the R&W Policy, from the Indemnity Escrow Account (provided that to the extent the amount remaining in the Indemnity Escrow Account is insufficient, the Buyer Indemnified Persons shall be entitled to payment of such remaining Damages in cash from the Seller, it being agreed that, except to the extent the coverage limit under the R&W Policy has been met or such matter is not covered by the R&W Policy, recourse pursuant to Section 8.1(a)(ii) shall be limited to the Indemnity Escrow Account and the R&W Policy);
(iii)
with respect to breaches of or inaccuracies in the representations and warranties of the Seller or a Company contained in this Agreement (other than the Company Fundamental Representations and Seller Fundamental Representations), Buyer’s sole and exclusive recourse for Damages shall be from the R&W Policy;
(iv)
with respect to any Damages arising in connection with matters that are the subject of the Seller’s indemnification obligations pursuant to Section 8.1(a)(iii), such Damages shall be satisfied: (A) first, by recovery under the R&W Policy and (B) to the extent such Damages are not covered by the R&W Policy due to the coverage limit being exceeded, from the remaining amounts in the Indemnity Escrow Account; provided that to the extent the amount remaining in the Indemnity Escrow Account is insufficient, the Buyer Indemnified Persons shall be entitled to payment of the remaining Damages in cash from the Seller, it being agreed that, except to the extent the coverage limit under the R&W Policy has been met, recourse pursuant to Section 8.1(a)(iii) shall be limited to the R&W Policy;
(v)
with respect to any Damages payable to the Buyer Indemnified Persons with respect to Mechner’s indemnification obligations pursuant to Section 8.1(b), such Damages shall be satisfied exclusively by cash payment by Mechner;
(vi)
in no event shall the Seller be required to provide indemnification under this Article VIII in an amount in excess of the aggregate value of the Final Closing Cash Consideration and the Stock Consideration (based on the Buyer Closing Stock Price) actually received by the Seller (including amounts received pursuant to Sections 1.5 and 8.5) under this Agreement, and in no event shall Mechner be required to provide indemnification under this Article VIII in an amount in excess of the product of the effective ownership percentage of Mechner in the Seller as of the Closing (including, for the avoidance of doubt, the effective economic ownership interest in the Seller represented by Mechner’s ownership interest in Pragma Group Investors LLC and any options to acquire interests in the Seller held by Mechner) multiplied by the aggregate value of the Final Closing Cash Consideration and the Stock Consideration (based on the Buyer Closing Stock Price) actually received by the Seller under this Agreement;
(vii)
the aggregate amount of Damages for which the Buyer shall be obligated to provide indemnification under Section 8.1(c)(ii) (other than in respect of any breach of any Buyer Fundamental Representations) shall not exceed $12,800,000; and
(viii)
in no event shall the Buyer be required to provide indemnification under this Article VIII in an amount that exceeds the aggregate value of the Final Closing Cash Consideration and the Stock Consideration (based on the Buyer Closing Stock Price) actually paid or (without duplication of amounts actually paid) that become payable (including amounts that become payable pursuant to Sections 1.5 and 8.5) to the Seller under this Agreement.
(b)
Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall not be required to provide indemnification under Section 8.1(c)(ii) unless and until, (i) the amount of Damages from any individual claim (or series of related claims) incurred by the Seller Indemnified Persons exceeds $25,000, and (ii) the aggregate amount of all indemnifiable Damages incurred by the Seller Indemnified Persons exceeds $320,000 (the “Deductible”); provided that the Buyer shall only be required to pay or be liable for any such indemnifiable Damages incurred in excess of the Deductible, subject to the other limitations set forth in this Article VIII. Notwithstanding the foregoing, the limitation set forth in this Section 8.4(b) shall not apply with respect to any Buyer Fundamental Representation or Fraud.
(c)
In no event shall any Indemnifying Party be responsible or liable for any Damages or other amounts under this Article VIII that are claimed in a Third-Party Claim Notice or a Claim Notice received by the Indemnifying Party after the expiration of the applicable survival period in accordance with Section 8.3(a).
(d)
For both purposes of determining the amount of Damages subject to indemnification pursuant to Section 8.1(a)(iii) or Section 8.1(c)(ii), and for purposes of determining whether the representations or warranties giving rise to such right to indemnification have been breached or have failed to be true and correct, no effect shall be given to any qualifications of “material,” Seller Material Adverse Effect, Company Material Adverse Effect, Buyer Material Adverse Effect or similar qualifications, as applicable, in such representations and warranties; provided further that this Section 8.4(d) shall not apply with respect to clause (i) of Section 3.6(a) or Section 4.6(a)—(c) nor shall it change the meaning of “Company Material Contract”.
(e)
The amount of any Damages for which indemnification is provided under this Article VIII shall be reduced by any amounts actually recovered by the Indemnified Party or any of the Indemnified Party’s Affiliates (i) under any insurance policies (including the R&W Policy), net of any reasonable costs and expenses borne by the Indemnified Party in making such recoveries (including any documented premium increases attributable thereto) or (ii) from any third party (other than pursuant to an insurance policy) as a recovery of damages in respect of the matter giving rise to the claim in respect of which indemnification is provided. If an Indemnified Party (or any of its Affiliates) receives any insurance or other third party payment in connection with any claim for Damages for which it has already been indemnified by the Indemnifying Party to the fullest extent the Indemnifying Party is required by this Article VIII to provide indemnification for such Damages (after giving effect to any limitations set forth in this Article VIII), it shall pay to the Indemnifying Party, within ten (10) days of receiving such insurance or other third party payment, an amount equal to the excess of (x) the amount previously received by the Indemnified Person under this Article VIII with respect to such claim plus the amount of the insurance or other third party payments received (net of any reasonable costs and expenses (including Taxes) borne by the Indemnified Party in making such recoveries (including any documented premium increases attributable thereto)), over (y) the amount of Damages with respect to such claim incurred by the Indemnified Party (e.g., if (1) the Indemnified Party incurs $10 of Damages, (2) due to a limitation applicable under this Article VIII, the Indemnifying Party is only required to indemnify the

Indemnified Party for $8 of such Damages, (3) the Indemnifying Party actually pays the full $8 of Damages for which it is required to provide indemnification and (4) the Indemnified Party subsequently collects $4 of insurance proceeds, then (5) the Indemnified Party would be obligated to pay $2 back to the Indemnifying Party (such that the Indemnified Party is made whole for the $10 of Damages it incurred – with a net of $6 coming from the Indemnifying Party and $4 coming from the insurer).
(f)
All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the aggregate purchase price (comprised of the Final Closing Cash Consideration and Stock Consideration) for all Tax purposes unless otherwise required by applicable Law.
(g)
Each Party shall, and shall cause its Affiliates to, upon becoming aware thereof, take reasonable steps, including using commercially reasonable efforts to pursue any recovery to which it may be entitled from insurers (which, for the avoidance of doubt, shall not include any obligation to commence or otherwise participate in any litigation, arbitration or other proceeding) to mitigate the Damages associated with any matter for which indemnification is sought under this Article VIII.
(h)
The amount of any Damages for which indemnification is provided to any Buyer Indemnified Person under this Article VIII shall not include any amounts to the extent taken into account in determining the Estimated Closing Cash Consideration or the Final Closing Cash Consideration, and in no event shall an Indemnified Party receive duplicative recoveries.
(i)
Except with respect to (i) claims for equitable relief (including specific performance), (ii) claims for Fraud against the Party committing such Fraud, (iii) claims arising under Section 6.8 with respect to any Person who becomes party hereto pursuant to a Joinder or under the Mechner Employment Agreement and (iv) disputes regarding the determination of the Final Closing Cash Consideration (which shall be resolved and paid exclusively in accordance with Section 1.5), including, in each case, any and all rights, remedies, and actions in respect thereof, from and after the Closing, the rights of the Indemnified Parties under this Article VIII shall be the sole and exclusive remedies of the Indemnified Parties and their respective Affiliates with respect to claims under, or otherwise relating to the transactions that are the subject of, this Agreement.
8.5
Indemnity Escrow.
(a)
At the Closing, the Buyer shall issue (or shall instruct the Buyer’s transfer agent to issue) the Indemnity Escrow Shares in the name of the Escrow Agent or its nominee. As promptly as practicable following the Closing, in accordance with the Escrow Agreement, the Buyer shall deliver to the Escrow Agent and the Seller written evidence (in the form of a direct registration statement or other customary written evidence of the registration of the Indemnity Escrow Shares) of the issuance of the Indemnity Escrow Shares and registration of the Indemnity Escrow Shares in book-entry in the name of the Escrow Agent or its nominee, to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. In accordance with the Escrow Agreement, any dividends, distributions or other income earned on or with respect to the Indemnity Escrow Shares shall be deposited in the Indemnity Escrow Account.

Such deposited dividends, distributions or other income earned with respect to the Indemnity Escrow Shares shall remain in the Indemnity Escrow Account and be distributed according to the provisions herein and the Escrow Agreement. During such time that the Indemnity Escrow Shares are held by the Escrow Agent, the Seller shall retain the right to vote the Indemnity Escrow Shares.
(b)
Within two Business Days following the final determination of the amount of any Damages due to any Buyer Indemnified Person pursuant to Section 8.1(a) for which the Buyer is entitled to recover from the Indemnity Escrow Account, the Seller and the Buyer shall direct the Escrow Agent to release to the Buyer a number of shares of Buyer Common Stock having a value equal to the amount of such Damages (based on the Buyer Applicable Stock Price with respect to such date of determination, and with such number of shares rounded up to the nearest whole share), and the Buyer shall promptly cause any such shares to be cancelled.
(c)
Within two Business Days following the Survival Date, the Buyer and the Seller shall direct the Escrow Agent to release to the Seller from the Indemnity Escrow Account the Buyer Common Stock remaining in the Indemnity Escrow Account, minus a number of shares of Buyer Common Stock having a value (based on the Buyer Applicable Stock Price with respect to the Survival Date, with such number of shares rounded up to the nearest whole share) equal to the amount of Damages in respect of any claim for indemnification timely made by the Buyer under Section 8.1(a) that has not yet been finally determined in accordance with this Article VIII.
(d)
In the event any shares of Buyer Common Stock are not released from the Indemnity Escrow Account as a result of a holdback pursuant to Section 8.5(c), then following the final determination of any such outstanding claims, the Buyer and the Seller will cause the Escrow Agent to release, within two Business Days, to the Buyer a number of shares of Buyer Common Stock having a value (based on the Buyer Applicable Stock Price with respect to such date of determination, with such number of shares rounded up to the nearest whole share) equal to the amount of Damages, if any, finally determined to be owed to the Buyer Indemnified Persons in respect of such claim, and the Buyer shall promptly cause any such shares to be cancelled.
(e)
Promptly following the final determination of all pending claims pursuant to Section 8.5(c) and the releases, if any, contemplated by Section 8.5(d), the Seller and the Buyer shall cause the Escrow Agent to release to the Seller any Buyer Common Stock remaining in the Indemnity Escrow Account.
(f)
The Buyer and the Seller agree to the matters set forth on Schedule 8.5.
8.6
Cash Indemnification Payments. Within five Business Days following the final determination of the amount of any Damages due pursuant to this Article VIII to any Indemnified Party that is not to be paid out of (or in the event there are no amounts remaining in) the Indemnity Escrow Account in accordance with this Article VIII (and subject to the limitations in Section 8.4), the Indemnifying Party shall pay the amount of such Damages to the applicable Indemnified Party in cash by wire transfer of immediately payable funds.

ARTICLE IX

TERMINATION AND AMENDMENT

9.1
Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Sections 9.1(b) through 9.1(e), by written notice by the Buyer or the Seller to the other):
(a)
by mutual written consent of the Buyer and the Seller; or
(b)
by either the Buyer or the Seller if the Closing shall not have occurred by the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to a Party if the failure of the Closing to have occurred on or before the Outside Date was primarily due to the breach by such Party (or, with respect to the Seller, either Company) of, or primarily due to the failure of such Party (or, with respect to the Seller, either Company) to perform any of its material obligations under, this Agreement; or
(c)
by either the Buyer or the Seller if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to a Party if the issuance of such order, decree, ruling or the taking of such action was primarily due to the breach by such Party (or, with respect to the Seller, either Company) of, or primarily due to the failure of such Party (or, with respect to the Seller, either Company) to perform any of its material obligations under, this Agreement; or
(d)
by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Seller or either Company set forth in this Agreement, or if any representation or warranty of the Seller or either Company shall have become untrue, which breach or failure to perform or be true (i) would cause any of the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied and (ii) if curable, shall not have been cured or waived within 30 days following receipt by the Seller of written notice of such breach or failure to perform or be true from the Buyer; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Buyer if the Buyer is then in material breach of any representation, warranty, covenant or agreement of the Buyer set forth in this Agreement such that any of the conditions to Closing set forth in Section 7.3(a) or 7.3(b) would not be satisfied; or
(e)
by the Seller if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, or if any representation or warranty of the Buyer shall have become untrue, which breach or failure to perform or to be true (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied and (ii) if curable, shall not have been cured or waived within 30 days following receipt by the Buyer of written notice of such breach or failure to perform or be true from the Seller; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to the Seller if the Seller or either Company is then in material breach of any representation, warranty, covenant or agreement of the Seller or such Company, respectively, set forth in this Agreement such that any of the conditions to Closing set forth in Section 7.2(a) or 7.2(b) would not be satisfied.
9.2
Effect of Termination. In the event of the termination of this Agreement in accordance with Section 9.1, this Agreement shall immediately become void and there shall be no Liability or further obligations on the part of the Buyer, either Company, the Seller or their Affiliates or any of their respective officers, directors, managers or equityholders; provided, that (a) any such termination shall not relieve any Party from Liability for Damages for any Willful Breach or Fraud prior to such termination, including such Party’s obligation to close if it was otherwise obligated to do so under the terms of this Agreement and (b) each of Section 5.2 (Confidentiality), Section 6.4 (Public Disclosure), this Section 9.2 (Effect of Termination), Section 9.3 (Fees and Expenses), Article XI (Miscellaneous) (in each case including the respective meanings ascribed to the related capitalized terms in Article X (Definitions)) and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. Nothing shall limit or prevent any Party from exercising any rights or remedies it may have under Section 11.10.
9.3
Fees and Expenses. Except as otherwise expressly provided in this Agreement (including with respect to the R&W Insurance Expenses), all fees and expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the Party incurring such fees and expenses, whether or not the transactions are consummated; provided, however, that (a) any Unpaid Company Transaction Expenses shall be paid at the Closing in accordance with Section 1.4(a) and (b) the R&W Insurance Expenses shall be paid 50% by the Seller as Unpaid Company Transaction Expenses (subject to an aggregate cap of $150,000) and the remaining portion of the R&W Insurance Expenses shall be paid by the Buyer.
9.4
Amendment. This Agreement (including the Schedules and Exhibits hereto) may not be amended, supplemented or otherwise modified except by an instrument in writing signed by the Buyer and the Seller and expressly referencing this Agreement.
9.5
Extension; Waiver. At any time, each Party may, to the extent legally allowed and duly authorized, (a) extend the time for the performance of any of the obligations or other acts of any other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto including any Transaction Document and (c) waive compliance with any of the agreements or conditions contained herein or in any Transaction Document; provided, that (i) any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party making specific reference to this Agreement or the applicable Transaction Document; and (ii) such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is expressly specified in such extension or waiver. Notwithstanding the foregoing, no action taken pursuant to this Agreement shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein, nor shall the failure of or any delay in any Party to assert any of its rights under this Agreement or otherwise constitute a waiver of such rights.

Article X

DEFINITIONS

10.1
Definitions. For purposes of this Agreement, each of the following terms has the meaning set forth below.

“Accounting Principles” means GAAP applied on a basis consistent with the accounting principles, policies, methods, and procedures used in the preparation of the Seller Financial Statements as of, and for the year ended, December 31, 2022.

“Accredited Investor Questionnaire” has the meaning set forth in Section 1.6(d).

“Acquisition Proposal” means any written or oral proposal, inquiry, indication of interest or offer (a) for a merger, consolidation, dissolution, sale of a significant portion of the assets, recapitalization, or other business combination or similar transaction involving the Seller or a Company, (b) involving the issuance of any Equity Interests of a Company or representing 10% or more of the Equity Interests of the Seller or (c) to acquire in any manner, directly or indirectly, and whether in one transaction or a series of related transactions, any Equity Interests of a Company or 10% or more of the total combined assets of the Companies or of the Equity Interests or consolidated assets of the Seller, in each case other than the transactions contemplated by this Agreement.

“Act” means the Delaware Limited Liability Company Act.

“Additional Insured” means (a) with respect to any Company Insurance Policy under which the Seller is the named insured, the Companies and (b) with respect to any other Company Insurance Policy, to the extent covered by such policy as an additional insured as of the date of this Agreement, the Seller.

“Additional Option Cash Out Amount” means an amount equal to the aggregate value (based on the Buyer Closing Stock Price) of the portion of the Closing Stock Consideration (without giving effect to the deduction contemplated by clause (a)(ii) thereof and net of any exercise price applicable to such options) that would be payable to holders of Seller Options outstanding as of immediately prior to the Closing in consideration of the cancellation of all such Seller Options in accordance with Section 1.8 and to holders of Class B Units of Seller issued in respect of previously exercised Seller Options; provided that the Buyer shall not be responsible for or have any Liability in respect of such calculation or any errors therein and in no event shall the Additional Option Cash Out Amount exceed $2,834,295.

“Affiliate” means, with respect to a Person, any other Person who, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Affiliate Contract” has the meaning set forth in Section 3.19(b).

“Aggregate Closing Option Cash-Out Payment Amount” means the aggregate amount of the Option Cash-Out Payments payable in connection with the Closing to Seller Optionholders in accordance with Section 1.9.

“Agreement” has the meaning set forth in the preamble.

“Antitrust Laws” means the Hart-Scott-Rodino Act, as amended, the Sherman Act, as amended, the Clayton Act, the Federal Trade Commission Act and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Antitrust Order” means any judgment, injunction, order (whether temporary, preliminary or permanent) or decree issued under or with respect to any Antitrust Laws.

“Applicable Insurance Policies” means (a) with respect to any claim, act, omission, event, circumstance, occurrence or loss incurred by either Company (or its successors or permitted assigns), each Company Insurance Policy under which the Seller is the Primary Insured Party and (b) with respect to any claim, act, omission, event, circumstance, occurrence or loss incurred by the Seller, each Company Insurance Policy under which either Company is the Primary Insured Party and the Seller is an Additional Insured.

“Balance Sheet Date” has the meaning set forth in Section 3.5(b).

“Bankruptcy and Equity Exception” means the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

“Broker-Dealer Compliance Policies” has the meaning set forth in Section 3.13(o).

“Broker-Dealer Company” means Pragma LLC, a New York limited liability company.

“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in New York, New York are permitted or required by Law, executive order or governmental decree to remain closed.

“Business Employee” means each Person who is employed by a Company, including those employees on medical leave, family leave, military leave or personal leave under any policy of a Company or any of its Affiliates.

“Business Service Provider” means each individual who is not employed by a Company but who provides services to a Company, including any directors, independent consultants and/or contractors engaged by a Company.

“Buyer” has the meaning set forth in the preamble.

“Buyer Applicable Stock Price” means the average of the volume weighted averages of the trading prices of Buyer Common Stock on the NASDAQ Global Select Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties), for the Trading Days during the period of 15 days ending on the Trading Day immediately prior to the date of determination.

“Buyer Capitalization Date” has the meaning set forth in Section 4.7(a).

“Buyer Closing Stock Price” means the average of the volume-weighted average of the trading prices of Buyer Common Stock on the NASDAQ Global Select Market (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by the Parties), for the Trading Days during the period of 15 days ending on, and including, the fifth Trading Day prior to the Closing Date.

“Buyer Common Stock” means the common stock, par value $0.003 per share, of the Buyer.

“Buyer Disclosure Schedule” means the disclosure schedule delivered by the Buyer to the Seller and the Companies concurrently with the execution of this Agreement.

“Buyer Employee Plan” means any Employee Benefit Plan for the benefit of, or relating to, any current employee of the Buyer or any of its Subsidiaries.

“Buyer Equity Awards” has the meaning set forth in Section 4.7(a).

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1(a) (Organization), Section 4.2(a) (Authority), Section 4.4 (Financing), Section 4.5 (Brokers) and Section 4.7 (Capitalization).

“Buyer Indemnified Persons” means the Buyer and its Affiliates (including, following the Closing, each Company) and, if applicable, their respective directors, officers, employees, agents and representatives, and each of their respective successors and assigns.

“Buyer Material Adverse Effect” means any Change that, individually or in the aggregate together with any other Changes, (i) would reasonably be expected to prevent or materially impair or delay the Buyer’s ability perform its obligations hereunder and to consummate the transactions contemplated by this Agreement or (ii) has had or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Buyer and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Buyer Material Adverse Effect under the foregoing clause (ii): (a) Changes in applicable Law or GAAP or the authoritative interpretation thereof; (b) Changes generally affecting the industry in which the Buyer and its Subsidiaries operate; (c) Changes in general economic or political conditions or the financial or capital markets in general; (d) any action taken (or omitted) pursuant to the express requirements of this Agreement or at the written request of the Seller or a Company; (e) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or any pandemics, epidemics or disease outbreaks (including COVID-19), or terrorism, military action or war (whether or not declared); (f) Changes arising out of or resulting from the pendency or announcement of the transactions contemplated by this Agreement, including actions of clients or vendors or losses of employees (except to the extent arising or resulting from any breach of this Agreement by the Buyer and without limiting Section 4.2(b)); (g) changes in the price or trading volume of the Buyer Common Stock or any other securities of the Buyer (provided that the exception in this clause (g) shall not prevent or otherwise affect any determination that the underlying cause of any such failure (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (f) or clause (h)) has had or would reasonably be expected to have a Buyer Material Adverse Effect); or (h) any failure by Buyer or its Subsidiaries to meet any internal or public projections, guidance, estimates or forecasts, or internal or published financial or operating predictions of revenue, earnings, cash flow or cash positions (provided that the exception in this clause (h) shall not prevent or otherwise affect any determination that the underlying cause of any such failure (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (g)) has had or would reasonably be expected to have a Buyer Material Adverse Effect); except that any Changes resulting from, arising out of or attributable to any of the foregoing matters referred to in any of the foregoing clauses (a), (b), (c) and (e) above shall be taken into account when determining whether a “Buyer Material Adverse Effect” has occurred or may, would or could reasonably be expected to occur to the extent such Change has a disproportionate adverse effect on the Buyer and its Subsidiaries, taken as a whole, as compared to other participants in the industries and markets in which the Buyer and its Subsidiaries conduct business.

“Buyer’s Knowledge” and words of similar effect or import mean the actual knowledge, after reasonable inquiry, of any of the Persons set forth on Schedule 10.1(a).

“Change” means any change, event, fact, circumstance, occurrence or development.

“Claim Notice” means a written notice which contains (a) a description in reasonable detail of the claim for indemnification (to the extent then known by the Indemnified Party), including a reasonable explanation of the basis therefor and a description (including an estimate of the amount) of any Damages incurred or reasonably expected to be incurred by an Indemnified Party, (b) a statement that the Indemnified Party is entitled to indemnification under Article VIII and (c) a demand for payment in the amount of such Damages.

“Closing” has the meaning set forth in Section 1.2.

“Closing Cash Amount” means the sum of the value of (a) all cash, cash equivalents and marketable securities (other than restricted cash) held by either Company as of 12:01 a.m., Eastern time on the Closing Date, minus (b) all outstanding (uncleared) checks and other negotiable instruments used like checks, drafts and wire transfers issued as of or prior to 12:01 a.m., Eastern time on the Closing Date, minus (c) $250,000 (representing PLLC’s minimum regulatory net capital requirement), minus (d) any other cash otherwise required to be held by either Company in order to comply with applicable Law (excluding cash that would be required for PLLC to meet its minimum regulatory net capital requirement), plus (e) the amount of cash held as collateral for PLLC’s letter of credit relating to its office lease, plus (f) the amount of cash held in PLLC’s deposit account with its clearing firm, if any, in the case of clauses (a) and (b), calculated in accordance with the Accounting Principles. For the avoidance of doubt, the “Closing Cash Amount” shall be calculated net of any amounts that are used to pay any Unpaid Company Transaction Expenses or Indebtedness following 12:01 a.m., Eastern time on the Closing Date until immediately prior to the Closing, and otherwise shall be calculated without giving effect to the consummation of the transactions contemplated by this Agreement.

“Closing Cash Consideration” means an amount in cash equal to (a) $75,000,000, plus (b) the Additional Option Cash Out Amount, plus (c) the Closing Cash Amount, minus (d) the Closing Debt Amount, plus (e) the Net Working Capital Adjustment (which, for the avoidance of doubt, may be a positive or negative number), minus (f) the Unpaid Company Transaction Expenses, minus (g) the Purchase Price Adjustment Escrow Amount.

“Closing Date” means the date on which the Closing actually occurs.

“Closing Debt Amount” means without duplication, all Indebtedness of the Companies as of immediately prior to the Closing, but without giving effect to the consummation of the transactions contemplated by this Agreement; except, for the avoidance of doubt, that the calculation of the Tax Liability Amount shall occur at the end of the day on the Closing Date.

“Closing Payment Statement” means a statement, which sets forth, in accordance with the Estimated Closing Statement, (i) the identity of each Person entitled to receive a cash payment pursuant to Section 1.4, (ii) the amount due to each such Person and (iii) the applicable wire instructions for the account or accounts of each such Person.

“Closing Stock Consideration” means a number of shares of Buyer Common Stock equal to the quotient of (a) the sum of (i) $53,000,000, minus (ii) the Additional Option Cash Out Amount, minus (iii) the Indemnity Escrow Amount divided by (b) the Buyer Closing Stock Price (rounded down to the nearest whole share), subject to any adjustments pursuant to Section 1.6(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company B-D Regulatory Documents” has the meaning set forth in Section 3.13(m).

“Company Employee Plans” means Employee Benefit Plans that (i) provide benefits or compensation to any current or former Business Employee or Business Service Provider, (ii) are adopted, maintained, sponsored, contributed to, or required to be contributed to by a Company, or (iii) with respect to which a Company is a party, participates in, or has or could reasonably be expected to have any Liability with respect thereto, whether actual or contingent, or direct or indirect.

“Company ERISA Affiliate” means any entity that is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included a Company.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization, Standing and Power), Section 3.2 (Capitalization) (excluding the last sentence of Section 3.2(c)), Section 3.3 (Subsidiaries) (excluding the last sentence of Section 3.3), Section 3.4(a) (Authority), and Section 3.22 (Brokers).

“Company Insurance Policies” means the insurance policies (including any self-insurance) covering, held by, maintained by or applicable to the Business or any Company or its properties, assets or personnel.

“Company Intellectual Property” means, individually or collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company IT Systems” means all computer systems, technology platforms, networks, hardware, software, databases, websites, and equipment used by or on behalf of a Company to process, store, maintain and operate data, information, and functions used in connection with the business of a Company.

“Company Lease” means any Contract pursuant to which any real property or any interest in any real property is leased or subleased to a Company.

“Company Leased Property” has the meaning set forth in Section 3.8(b).

“Company Licensed Intellectual Property” means all Intellectual Property that is used, practiced or held for use or practice by a Company, except for any Company Owned Intellectual Property.

“Company Marks” has the meaning set forth in Section 6.11.

“Company Material Adverse Effect” means any Change that, individually or in the aggregate with any other Changes, (i) has had or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Companies, taken as a whole, or (ii) would or would reasonably be expected to prevent or materially impair or delay the Company’s ability to perform its obligations under or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall constitute, or shall be considered in determining whether there has occurred, a Company Material Adverse Effect under the foregoing clause (i): (a) Changes in applicable Law or GAAP or the authoritative interpretation thereof; (b) Changes generally affecting the industry in which the Companies operate; (c) Changes in general economic or political conditions or the financial or capital markets in general; (d) any action taken (or omitted) pursuant to the express requirements of this Agreement or at the written request of the Buyer; (e) any earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters or any pandemics, epidemics or disease outbreaks (including COVID-19), or terrorism, military action or war (whether or not declared); (f) Changes arising out of or resulting from the pendency or announcement of the transactions contemplated by this Agreement, including actions of clients or vendors or losses of employees (except to the extent arising or resulting from any breach of this Agreement, including Section 5.1, by the Seller or any Company and without limiting Section 3.4(b)); or (g) any failure by the Companies to meet any internal or public projections, guidance, estimates or forecasts, or internal or published financial or operating predictions of revenue, earnings, cash flow or cash positions (provided that the exception in this clause (g) shall not prevent or otherwise affect any determination that the underlying cause of any such failure (to the extent not otherwise falling within any of the exceptions provided by clauses (a) through (f)) has had or would reasonably be expected to have a Company Material Adverse Effect); except that any Changes resulting from, arising out of or attributable to any of the foregoing matters referred to in any of the foregoing clauses (a), (b), (c) and (e) above shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could reasonably be expected to occur to the extent such Change has a disproportionate adverse effect on the Companies, taken as a whole, as compared to other participants in the industries and markets in which the Companies conduct business.

“Company Material Contracts” means (i) the Contracts listed, or that are required by Section 3.10(a) to be listed (or, if entered into following the date hereof, would have been required to have been listed), in Section 3.10(a) of the Disclosure Schedule and (ii) to the extent entered into after the date hereof, any Contracts providing for the purchase, acquisition or sale of materials, goods, services, equipment or other assets providing for annual payments made by or to the Company of $50,000 or more (excluding (a) any such contract solely relating to a capital expenditure made without violation of clause (J) of Section 5.1) and (b) any such Contract that is a renewal of a then existing Contract so long as the consideration payable under such renewal does not fluctuate by more than 10% from the consideration payable under such Contract prior to such renewal).

“Company Owned Intellectual Property” means any Intellectual Property owned or purported to be owned by a Company, including all Company Software and Company Registered Intellectual Property.

“Company Permits” means all approvals, authorizations, consents, certificates, permits, franchises, certificates, concessions and licenses from Governmental Entities or Self-Regulatory Organizations required for the operation or conduct of the business of a Company.

“Company Registered Intellectual Property” has the meaning set forth in Section 3.9(a).

“Company Software” means any Software owned or purported to be owned by, or developed exclusively for or on behalf of, a Company.

“Confidentiality Agreement” means the mutual confidentiality agreement, dated as of September 14, 2021, by and between MarketAxess Corporation and the Seller, as amended.

“Continuing Employees” means each of the employees of the Buyer or any of its Subsidiaries immediately following the Closing who was a Business Employee immediately prior to the Closing.

“Contract” means any lease, license, contract, indenture, note, bond, mortgage, loan, instrument, commitment or other agreement, arrangement, instrument, undertaking or obligation, whether written or oral, in each case that is legally binding.

“Controlled Affiliate” means, with respect to a Person, any other Person (excluding any natural person) who, at the time of determination, directly or indirectly, through one or more intermediaries, is controlled by such Person. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or other ownership interests, by Contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Copyrights” means copyrights and copyrightable works, works of authorship, database and design rights, whether or not registered or published, including all data collections, “moral” rights, and mask works, and all applications therefor and registrations and recordations, along with all reversions, extensions and renewals thereof, and corresponding rights in works of authorship.

“Damages” means all claims, causes of action, actions, losses, liabilities, monetary damages, judgments, awards, fines, fees, penalties, interest, Taxes, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection therewith, whether involving a Third-Party Claim or direct claim arising out of or in connection with this Agreement or the transactions contemplated hereby).

“Deficiency Amount” has the meaning set forth in Section 1.5(b)(iv).

“Disclosure Schedule” means the disclosure schedule delivered by the Seller and the Companies to the Buyer concurrently with the execution of this Agreement.

“Divestiture Action” has the meaning set forth in Section 6.3(e).

“Employee Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA), as well as each other benefit, retirement, employment, consulting, compensation, profit sharing, commission, bonus, stock or other equity, equity-based, option, incentive compensation, restricted stock, stock appreciation right or similar right, phantom equity, profits interests, change in control, retention, severance, deferred compensation, vacation, paid time off, welfare, medical, dental, vision, flexible benefit, cafeteria, dependent care, and fringe-benefit agreement, plan, policy, arrangement and program, whether or not reduced to writing.

“Equity Interest” means, with respect to any Person, (a) any share, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any warrant, purchase right, conversion right, exchange right or other agreement which would entitle any other Person to acquire, or that is exchangeable for or convertible into, any such interest in such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Amount” has the meaning set forth in Section 1.5(b)(iv).

“Escrow Agent” means Citibank, N.A., as escrow agent pursuant to the Escrow Agreement, or any successor agent pursuant to the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement substantially in the form attached hereto as Exhibit C.

“Estimated Closing Cash Consideration” has the meaning set forth in Section 1.5(a).

“Estimated Closing Statement” has the meaning set forth in Section 1.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extended Support Agreement Costs” means all fees payable pursuant to the Extended Support Agreement during the term thereof (whether or not payable prior to or following the Closing), together with (but without duplication of fees) any costs and expenses incurred thereunder prior to Closing.

“Final Closing Cash Consideration” has the meaning set forth in Section 1.5(b).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“FINRA” means the Financial Industry Regulatory Authority, Inc., a Self-Regulatory Organization.

“Fraud” means, with respect to a Party, a knowing and intentional common law fraud (which includes the element of scienter) under the law of the State of Delaware in the making of a representation or warranty expressly stated in Article II (as qualified by the Disclosure Schedule), Article III (as qualified by the Disclosure Schedule) or Article IV (as qualified by the Buyer Disclosure Schedule) or contained in any certificate delivered by such Party at the Closing pursuant to Article VII; provided, that, without limiting the other elements required for Fraud to be deemed to exist, Fraud may only be deemed to exist if (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made, (b) in the case of a representation or warranty made by the Buyer, the individuals listed on Schedule 10.1(a), or in the case of a representation or warranty made by the Seller or a Company, the individuals listed on Schedule 10.1(b), had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation except to the extent such representation or warranty is qualified by the Seller’s Knowledge or the Buyer’s Knowledge, that such representation or warranty was materially false or materially inaccurate when made by such Party, (c) such Party had the specific intent to deceive another Party and induce such other Party to enter into this Agreement or to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary, “Fraud” shall not include equitable fraud, promissory fraud, unfair dealings fraud or any torts (including fraud), based on constructive or imputed knowledge, negligence or recklessness.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any government, court, arbitrational tribunal, administrative agency or commission or other governmental, quasi-governmental, or regulatory body, authority, agency or instrumentality.

“Governmental Authorization” means all licenses, permits, registrations, memberships, certificates and/or other authorizations and approvals of Governmental Entities and Self-Regulatory Organizations.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“ICE” has the meaning set forth in Section 3.16(h).

“Income Taxes” means any Tax imposed on or determined with reference to gross or net income, profits or receipts (however denominated or determined), including franchise and withholding Taxes imposed in lieu of Taxes denominated as “income” Taxes (including, for the avoidance of doubt, non-resident withholding Taxes).

“Indebtedness” means, with respect to each Company, and without duplication, any liability or obligation, including all obligations in respect of principal, accrued and unpaid interest, penalties, fees and premiums and other monetary obligations of (or assumed by) such Person (but excluding any liability or obligation to the extent owed to the other Company), (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar obligations, (c) for the reimbursement of any obligor on any drawn letter of credit, banker’s acceptance or similar credit transaction, (d) for the deferred purchase price for the acquisition of any business, securities, assets or other properties, including the amounts of any escrows, holdbacks, or other similar amounts, but excluding any accounts payable included in Net Working Capital (or, from time to time prior to 12:01 a.m., Eastern time, on the Closing Date, that would be included in Net Working Capital if Net Working Capital was measured at such time), (e) that are conditional sale obligations of such Person and all obligations of such Person under any title retention agreements, (f) for the liquidation value of all accrued and unpaid dividends, (g) the Tax Liability Amount, (h) accrued but unpaid severance amounts in respect of terminations of service occurring prior to the Closing and the employer’s portion of any employment, payroll or social security taxes with respect thereto, (i) in the nature of guarantees, direct or indirect, of the obligations described in clauses (a) through (h) above of any other Person or for which such Person is otherwise liable as obligor or otherwise and (j) of the type referred to in clauses (a) through (i) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien (other than a Permitted Lien) on any property or asset of such Person.

“Indemnified Party” means the applicable Buyer Indemnified Person(s) or Seller Indemnified Person(s).

“Indemnifying Party” means the Party from whom indemnification is sought under Article VIII.

“Indemnity Escrow Account” means the separate account established pursuant to the Escrow Agreement to hold the Indemnity Escrow Shares for disbursement by the Escrow Agent.

“Indemnity Escrow Amount” means $1,920,000.

“Indemnity Escrow Shares” means a number of shares of Buyer Common Stock equal to the quotient of the Indemnity Escrow Amount, divided by the Buyer Closing Stock Price (rounded up to the nearest whole share).

“Interim Financial Statements” has the meaning set forth in Section 3.5(a).

“Intellectual Property” means all rights, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction throughout the world, including: (a) Patent Rights; (b) Trademarks; (c) Copyrights; (d) trade secrets and corresponding rights in confidential information, including ideas, Software, source code, data, processes, inventions, ideas, formulae, methods, schematics, technology, compositions, inventor’s notes, discoveries, improvements, know-how, plans, proposals, business and marketing plans, market surveys, and customer lists and information; (e) other tangible or intangible proprietary or confidential information and materials; (f) Software and technology, (g) all other intellectual property rights; (h) domain names, including registrations therefor, and social media accounts; and (i) all rights relating to or under the foregoing granted under any Contracts.

“Interests” has the meaning set forth in the recitals.

“International Trade Laws and Sanctions” means all trade, export control, economic or financial sanctions or anti-boycott requirements imposed, administered or enforced from time to time by the U.S. government (including the U.S. Department of Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Commerce (including anti-boycott regulations), the U.S. Customs and Border Protection or the U.S. Census Bureau), the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, the European Union and all trade, export control, financial sanctions or anti-boycott requirements under all Laws in any other country in which a Company operates, except to the extent the requirements of such Laws are prohibited or penalized under U.S. Law.

“IRS” means the United States Internal Revenue Service.

“Law” means any federal, state, local, municipal, foreign, international, multinational or other administrative order, statute, law, constitution, rule, ruling, regulation, code, treaty, ordinance, principle of common law, judgment, injunction, order or decree of any Governmental Entity or Self-Regulatory Organization of which it is a member.

“Lease” has the meaning set forth in Section 3.8(b).

“Liability” means any debt, loss, damage, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise.

“Lien” means any mortgage, security interest, pledge, lien, charge, deed of trust, easement, option, right of first refusal, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or encumbrance.

“Lock-Up Period” has the meaning set forth in Section 6.8(b).

“Major Customer” has the meaning set forth in Section 3.20.

“Major Supplier” has the meaning set forth in Section 3.20.

“Mechner” has the meaning set forth in the preamble.

“Mechner Employment Agreement” has the meaning set forth in the recitals.

“Net Working Capital” means (a) the aggregate amount of all current assets of the Companies, on a combined basis, as of 12:01 a.m., Eastern time, on the Closing Date (determined by reference to the line items noted on Schedule 10.1(c)), less (b) the aggregate amount of all current liabilities of the Companies, on a combined basis, as of 12:01 a.m., Eastern time, on the Closing Date (determined by reference to the line items noted on Schedule 10.1(c)), in each case, calculated in accordance with the Accounting Principles but excluding any prepaid expense amounts relating to the Extended Support Agreement. For the avoidance of doubt, the determination of Net Working Capital shall exclude all items taken into account for the calculation of the Closing Cash Amount, the Closing Debt Amount, Unpaid Company Transaction Expenses (including any Extended Support Agreement Costs) and Income Tax assets and liabilities.

“Net Working Capital Adjustment” means an amount equal to (a) the Net Working Capital minus (b) negative $850,000. For the avoidance of doubt, the Net Working Capital Adjustment may be a positive or negative number.

“Neutral Accountant” has the meaning set forth in Section 1.5(b)(iii)(B). “Non-Recourse Persons” has the meaning set forth in Section 11.2(b).

“Objection Statement” has the meaning set forth in Section 1.5(b)(iii).

“Open Source Software” means any Software that is, or that contains or is derived in any manner (in whole or in part), from any Software that is distributed as free software, open source software, copyleft software, “freeware” or “shareware” or under similar licensing or distribution models, including Software licensed pursuant to: (a) the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, any Creative Commons “sharealike” license, or any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or (b) any license under which any Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.

“Operating Agreement” means the Second Amended and Restated Limited Liability Company Operating Agreement of the Seller, effective as of the Supercession Time (as defined therein).

“Option Cash-Out Payment” has the meaning set forth in Section 1.8.

“Option Payment Schedule” has the meaning set forth in Section 1.9.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted, entered into or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, shareholders’ agreements, voting agreements, investment agreement and similar documents, instruments or agreements relating to the organization or governance of such Person or the voting or Transfer of its securities, in each case, as amended or supplemented.

“Outside Date” means the date that is six months after the date hereof.

“Parties” has the meaning set forth in the preamble.

“Patent Rights” means domestic and foreign patents and patent applications (including provisional, continuation, divisional, continuation-in-part, reexamination, substitution, revision, renewal, extension and reissue patent applications and any patents issuing therefrom), priority rights, utility models, design patents and other governmental grants for the protection of inventions or industrial designs, however denominated.

“PEO Agreements” has the meaning set forth in Section 3.12(a).

“PEO Plan” means each Company Employee Plan that is sponsored, provided, or maintained by a professional employer organization and to which a Company has an obligation to make contributions or pay premiums with respect to their employees or otherwise have any liability.

“Permitted Liens” means any (a) mechanic’s, materialmen’s, workers’ and similar Liens imposed by Law that are not material to the business, operations or condition of the property or assets of the Companies (and do not result from any breach or violation of any Contract or applicable Law), (b) Liens for Taxes not yet due and payable (c) Liens for Taxes the amount of which is being contested in good faith and by appropriate proceedings, (d) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (e) Liens created by the terms of any Lease or non-exclusive license agreement granted in the ordinary course of business (in each case, other than as a result of any breach, default or violation thereof), (f) Liens imposed by or upon the Buyer or (g) Liens referred to in Section 3.17 of the Disclosure Schedule or incurred pursuant to a lease agreement referred to on Schedule 5.1.

“Person” means any natural person, firm, limited liability company, general or limited partnership, association, corporation, unincorporated organization, company, joint venture, trust, Governmental Entity, Self-Regulatory Organization or other entity.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data,” “personally identifiable information” or “PII”) provided by applicable Law, or by a Company in any of its privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise related to an individual person or household (including any current, prospective, or former customer, end user or employee) of any Person and includes information in any form or media, whether paper, electronic, or otherwise.

“PFS” has the meaning set forth in the preamble.

“PFS Operating Agreement” means the amended and restated Limited Liability Company Operating Agreement of PFS, dated as of January 1, 2009.

“PLLC” has the meaning set forth in the preamble.

“PLLC Operating Agreement” means the Amended and Restated Operating Agreement of Pragma LLC, dated as of January 1, 2009, as amended on July 9, 2019.

“Post-Closing Tax Returns” has the meaning set forth in Section 6.6(a).

“Pre-Closing Tax Returns” has the meaning set forth in Section 6.6(a).

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Closing, or on such earlier date as this Agreement is terminated in accordance with its terms.

“Preliminary Closing Cash Consideration” has the meaning set forth in Section 1.5(b)(i).

“Preliminary Closing Statement” has the meaning set forth in Section 1.5(b)(i).

“Primary Insured Party” means, with respect to any Company Insurance Policy, the named insured or policyholder.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (technical, physical or administrative), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including the Federal Trade Commission Act, EU-U.S. Privacy Shield, Swiss-U.S. Privacy Shield, General Data Protection Regulation, Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (EU GDPR), the General Data Protection Regulation as defined by the DPA as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (UK GDPR), the Controlling the Assault of Non-Solicited Pornography And Marketing Act (CAN-SPAM), Gramm-Leach-Bliley Act (GLBA) or Personal Information Protection and Electronic Documents Act (PIPEDA) and any and all applicable Laws relating to breach notification, the use of biometric identifiers or the use of Personal Information for marketing purposes.

“Privacy Requirements” has the meaning set forth in Section 3.9(l).

“Processing” has the meaning set forth in Section 3.9(l).

“Proposed Allocation” has the meaning set forth in Section 6.6(e).

“Purchase” means the purchase of the Interests by the Buyer from the Seller in accordance with the terms of this Agreement.

“Purchase Price Adjustment Escrow Account” means the separate account established pursuant to the Escrow Agreement to hold the Purchase Price Adjustment Escrow Shares for disbursement by the Escrow Agent.

“Purchase Price Adjustment Escrow Amount” means $500,000.

“Qualified Company Employee Plan” has the meaning set forth in Section 3.12(b).

“Remaining Amount” has the meaning set forth in Section 1.5(b)(iv).

“Restricted Business” has the meaning set forth in Section 6.7(b).

“Restricted Period” has the meaning set forth in Section 6.7(a).

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act and any successor rules thereto.

“R&W Insurance Expenses” means the total premium, underwriting fee owed to the R&W insurer, brokerage commission and Taxes related to the R&W Policy.

“R&W Insurer” means the insurance carrier under the R&W Policy.

“R&W Policy” means the buyer-side representation and warranty insurance policy to be purchased by the Buyer in connection with the transactions with coverage to be bound as of the date hereof.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.6.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means any U.S. or foreign commission, board, agency or body that is not a Governmental Entity but is charged with regulating its own members through the adoption and enforcement of financial, sales practice and other requirements for brokers, dealers, securities underwriting or trading, stock exchanges, electronic communications networks, insurance companies or agents, investment companies or investment advisers.

“Seller” has the meaning set forth in the preamble.

“Seller Financial Statements” has the meaning set forth in Section 3.5(a).

“Seller Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 2.1 (Organization; Standing), Section 2.2(a) (Authority), Section 2.3 (Title to Interests), Section 2.5 (Securities Matters) and Section 2.6 (Brokers).

“Seller Indemnified Persons” means the Seller and its Affiliates and, if applicable, their respective directors, officers, employees, agents and representatives, and each of their respective successors and assigns.

“Seller Material Adverse Effect” means any Change that, individually or together with any other changes, would or would reasonably be expected to prevent or materially impair or delay any of the Seller’s ability to perform its obligations hereunder and consummate the transactions contemplated by this Agreement.

“Seller Option” has the meaning set forth in Section 1.9.

“Seller Optionholder” has the meaning set forth in Section 1.9.

“Seller Released Claims” has the meaning set forth in Section 6.19(a).

“Seller Released Party” has the meaning set forth in Section 6.19(a).

“Seller Releasing Party” has the meaning set forth in Section 6.19(a).

“Seller’s Knowledge,” “Knowledge of the Seller” and words of similar effect or import mean the actual knowledge, after reasonable inquiry, of each of the individuals identified in Schedule 10.1(b).

“Software” means any and all: (a) software and computer programs of any type, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (b) data, databases and compilations of data, including any and all collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, images, videos, models and icons; and (d) documentation and other materials related to any of the foregoing, including user manuals and training materials.

“Stock Consideration” means the Closing Stock Consideration and the Indemnity Escrow Shares.

“Straddle Period” means a taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which such Person (or a Subsidiary of such Person) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the owners of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Survival Date” means the date that is 12 months following the Closing Date.

“Tax Liability Amount” means an amount (not less than $0) equal to the aggregate positive amount of the unpaid Income Taxes of the Companies (whether or not such Taxes are due and payable) for any Pre-Closing Tax Period, calculated (a) on a closing of the books basis as of the end of the Closing Date as if the taxable year of each Company ended as of the end of the Closing Date and (b) by excluding all Income Tax assets of the Companies (including any Tax refunds, credits or overpayments). The Tax Liability Amount shall be calculated without taking into account any payment of Taxes made after the 12:01am Eastern time on the Closing Date.

“Tax Proceeding” means any pending or threatened federal, state, local or foreign Tax audits, examinations, or assessments for the Pre-Closing Tax Period.

“Tax Returns” means all reports, returns, declarations, statements or other information, including any schedules or attachments thereto, required to be supplied to a taxing authority in connection with Taxes.

“Taxes” means (i) all taxes, charges, fees, levies or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, corporation, net worth, capital gains, documentary, recapture, recording, profits, severance, stamp, occupation, customs duties, ad valorem, premium, value-added, alternative minimum, excise, real property, personal property, sales, use, services, transfer, withholding, social security, employment, payroll, franchise and estimated taxes imposed by any Governmental Entity, (ii) any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof, and (iii) any Liability in respect of items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations 1.1502-6(a) (or any similar provision of Law) or otherwise.

“Third-Party Action” means any pending or threatened claim or the commencement or threatened commencement of any action, suit or proceeding relating to, or any other matter or circumstance that arises that has given or could reasonably be expected to give rise to, a third-party claim for which indemnification may be sought by an Indemnified Party under Section 8.1.

“Third-Party Claim Notice” has the meaning set forth in Section 8.2(a).

“Trademarks” means trademarks, service marks, trade dress rights, logos, trade names, service names, brand names, corporate names, identifying symbols, trade styles slogans, other indicators of commercial source or business identifiers and generable intangibles of a like nature (whether registered, arising under common Law or statutory Law, or otherwise), together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof.

“Trading Day” means any day on which the NASDAQ Global Select Market is open for the exchange of securities.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Accredited Investor Questionnaire, the Mechner Employment Agreement, the Releases, the R&W Policy, the Interest Assignment Agreement, the Contract Assignment Agreement, the Intellectual Property Assignment Agreement and the other agreements, instruments, certificates and documents expressly contemplated hereby.

“Transfer” has the meaning set forth in Section 6.8(b).

“Transfer Taxes” has the meaning set forth in Section 6.6(c).

“Treasury Regulations” means the U.S. Treasury Regulations promulgated under the Code.

“Unpaid Company Transaction Expenses” means, in each case to the extent incurred prior to the Closing (whether payable prior to, at or following the Closing), but not paid in full as of 12:01 a.m. Eastern time on the Closing Date, the aggregate amount of all third-party costs and expenses incurred by or on behalf of, or paid or to be paid or payable by, a Company in connection with the negotiation, preparation and execution of this Agreement and the Transaction Documents or the transactions contemplated hereby or thereby, including the performance by the Companies (at or prior to the Closing) of their obligations hereunder or thereunder or the consummation hereof or thereof, including (a) any brokers’, finders’ or similar fees, (b) 50% of the filing fee for the any filings made prior to the Closing pursuant to FINRA 1017 in connection with the transactions contemplated hereby, (c) any sale, change of control, retention, transaction or similar bonuses, severance or other payment obligation that is or becomes payable to current or former employees of a Company on or following the Closing as a result of the consummation of the transactions contemplated by this Agreement(other than, for the avoidance of doubt, (i) any Post-Closing Option Cash-Out Payments and the payor’s portion of appliable payroll, employment or similar taxes in respect thereof, and (ii) the Aggregate Closing Option Cash-Out Payment Amount, in each case, in respect of any payments in respect of Seller Options to be made in accordance with Section 1.9), together with each Company’s portion of applicable payroll, employment or similar taxes and any “gross-up payments” (if any are due or payable as a result of or in connection with any of the foregoing), (d) fees and expenses of counsel, advisors, consultants, accountants, auditors, experts and other professionals, (e) an amount equal to 50% of the R&W Insurance Expenses (but subject to an aggregate cap on the amount to be included under this clause (e) equal to $150,000), (f) the amount of the payor’s portion of applicable payroll, employment or similar taxes payable in respect of the Aggregate Closing Option Cash-Out Payment Amount to be made in accordance with Section 1.9 and (g) any Extended Support Agreement Costs, in each case, to the extent such costs and expenses shall have been incurred by or on behalf of a Company prior to Closing (whether payable prior to, at or following the Closing), but shall not have not been paid in full as of 12:01 a.m. Eastern time on the Closing Date. Notwithstanding anything to the contrary, (i) Unpaid Company Transaction Expenses do not include any amounts included in Net Working Capital or Closing Debt Amount and (ii) “Unpaid Company Transaction Expenses” shall be reduced by any amounts that would otherwise constitute “Unpaid Company Transaction Expenses” that are paid following 12:01 a.m., Eastern Time on the Closing Date until immediately prior to the Closing and reduce the Closing Cash Amount.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state or local Law.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching Party with the actual knowledge that the taking of such act, or failure to act, would result in or constitute a breach of this Agreement.

ARTICLE XI

MISCELLANEOUS

11.1
Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (iii) on the date of transmission (or, the first Business Day following such transmission if the date of such transmission is not a Business Day) by facsimile with successful confirmation of transmission, or

(iv) on the date of transmission, if by e-mail (provided no “bounceback” or similar notice of non-delivery is received), in each case to the intended recipient as set forth below:
(a)
if to the Buyer or (after the Closing Date) a Company, to:

MarketAxess Holdings Inc.
55 Hudson Yards, 15th Floor
New York, NY 10001

Attention: Christopher N. Gerosa; Scott Pintoff

E-Mail: [*****]; [*****]

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Michael J. Aiello; Michelle A. Sargent
Email: [*****]; [*****]

(b)
if (prior to the Closing Date) to a Company, to:

Pragma Weeden Holdings LLC

1370 Broadway, 10th Floor

New York, NY 10018

Attention: David Mechner

E-Mail: [*****]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP

2100 Pennsylvania Avenue NW

Washington DC 20037

Attention: Stephanie C. Evans
E-Mail: [*****]

Any Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Any Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.2
Entire Agreement; Non-Recourse.
(a)
This Agreement (including the Disclosure Schedule, the Buyer Disclosure Schedule and the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) and the other Transaction Documents constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreement shall remain in effect in accordance with its terms (subject to Section 5.2). The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the acquisition of the Companies by the Buyer exclusively in contract pursuant to the express terms of this Agreement and the other Transaction Documents, and each Party expressly disclaims that it is owed any duty or is entitled to any remedies not expressly set forth in this Agreement or the other Transaction Documents. Other than in the case of Fraud, the sole and exclusive remedies for any breach of this Agreement or any other Transaction Document (including any representation or warranty set forth herein or therein, made in connection herewith or therewith or as an inducement to enter into this Agreement or any other Transaction Document) or any claim or cause of action otherwise arising out of or related to the acquisition of the Companies by the Buyer (for the avoidance of doubt, excluding the Mechner Employment Agreement) shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement and the other Transaction Documents). No Person shall have any remedies or causes of action (whether in contract, tort, equity or otherwise) for any statements, communications, disclosures, failure to disclose, representations or warranties made with respect to the acquisition of the Companies by the Buyer and not set forth in this Agreement or another Transaction Document.
(b)
This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Parties and their respective successors and permitted assigns (and then only with respect to the specific obligations set forth herein with respect to such Party). Except to the extent actually a Party or the successor or assign thereof (and then only to the extent of the specific obligations undertaken by such Party in this Agreement and not otherwise), no past, present or future director, manager, officer, employee, incorporator, equityholder, member, partner, agent, attorney, advisor or representative of any Party (or of any Affiliate of any Party) (collectively, the “Non-Recourse Persons”) shall have any Liability (whether in contract, tort, equity or otherwise) for any representation, warranty, covenant, agreement or other obligation or Liability under this Agreement (whether for indemnification or otherwise) or for any claim based on, arising out of, or related to or by reason of this Agreement or any transaction contemplated hereby.
11.3
Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney-Client Privilege.
(a)
Effective as of the Closing, the Buyer and each Company hereby waives and agrees not to assert, and the Buyer agrees to cause each Company to waive and not to assert, any conflict of interest arising out of or relating to any representation after the Closing (any “Post-Closing Representation”) of the Seller, any of its post-Closing Affiliates, or any director, manager, officer or employee of the Seller, any of its post-Closing Affiliates or Mechner (any such Person, a “Designated Person”) in any matter involving this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof) by Wilmer Cutler Pickering Hale and Dorr LLP (the “Current Representation”).

(b)
Effective as of the Closing, the Buyer hereby agrees not to control or assert, and the Buyer agrees to cause each Company not to control or assert, any attorney-client privilege, work product protection or other similar privilege or protection applicable to any communication between Wilmer Cutler Pickering Hale and Dorr LLP and any Designated Person or a Company prior to the Closing relating to the transactions contemplated by this Agreement (including the negotiation or execution hereof) (a “Covered Communication”) in connection with any Post-Closing Representation, including in connection with a dispute with the Buyer, a Company or any of their respective Affiliates, it being the intention of the Parties that all rights of any Person under or with respect to such attorney-client privilege, work product protection or other similar privilege or protection, including the right to waive, assert and otherwise control such attorney-client privilege, work product protection or other similar privilege or protection, shall be (and are hereby) transferred to or retained by (as applicable), and vested solely in, such Designated Person or the Seller (in the case of rights of any Person other than a Designated Person). No access following the Closing by the Buyer or any Company to any Covered Communication shall waive or otherwise alter the rights of any Designated Person with respect to any Covered Communication and neither the Buyer nor a Company shall, and each shall cause its Affiliates not to, use any Covered Communication or the contents of any Covered Communication in any dispute with any Designated Person in any matter relating to this Agreement or any agreement, certificate, instrument or other document executed or delivered pursuant to this Agreement or any transaction contemplated hereby or thereby (including any litigation, arbitration, mediation or other proceeding and including any matter regarding the negotiation, execution, performance or enforceability hereof or thereof).
11.4
No Third-Party Beneficiaries.
(a)
This Agreement is not intended to, and shall not, confer upon any Person other than the Parties (and their respective successors and permitted assigns) any rights or remedies hereunder, except for (a) the Buyer Indemnified Persons and the Seller Indemnified Persons who shall be third-party beneficiaries of Article VIII, (b) the Seller Released Parties who shall be third-party beneficiaries of Section 6.19, (c) the Non-Recourse Persons, who shall be third-party beneficiaries of Section 11.2(b) and (d) any Person who has executed and delivered a Joinder pursuant to Section 6.8, who shall be a party hereto for all purposes as set forth in such Joinder.
(b)
The Seller shall cause the Companies to perform all obligations of the Companies required to be performed hereunder at or prior to the Closing. The Buyer shall cause the Companies to perform all obligations of the Companies required to be performed hereunder following the Closing.
11.5
Assignment. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the Buyer (in the case of any proposed assignment by a Company (prior to the Closing) or the Seller) or the Seller (in the case of any proposed assignment by the Buyer or, following the Closing, a Company), and any purported assignment without such prior written consent required by this Section 11.5 shall be null and void ab initio; provided, however, that the Buyer may assign this Agreement and any or all of its rights or obligations hereunder, including its rights and obligations to purchase the Interests and to indemnification hereunder, to any of its Affiliates upon prior written notice to the Seller (and provided that no such assignment shall release the Buyer from any Liability it may have under this Agreement); and provided further that Buyer may assign any of its rights, but not its obligations, under this Agreement to any insurer that underwrites the R&W Policy (or any agent thereof) without the consent of any other Party (and provided that no such assignment shall release the Buyer from any Liability it may have under this Agreement). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
11.6
Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction due to any applicable Law or public policy shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. In the event such court does not exercise the power granted to it in the prior sentence, the Parties shall replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable term.
11.7
Counterparts and Signature. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement. This Agreement shall become effective when counterparts have been duly signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan (including in .PDF format) or by electronic signature (including DocuSign) delivered by electronic transmission.
11.8
Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “either” and “or” are not exclusive and “include,” “includes” and “including” are not limiting; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Contract mean such Contract as amended or otherwise supplemented or modified from time to time; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law include any rules, regulations and delegated legislation issued thereunder, in each case, as in effect at the relevant time; (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP, applied on a basis consistent with the application thereof to the Company Financial Statements; (m) any reference to “days” means calendar days unless Business Days or Trading Days are expressly specified; and (n) when calculating the period of time before which, within which or following which any act is to be done pursuant this Agreement, the date that is the reference date in calculating such period shall be excluded, and, if the last day of such period is not a Business Day, then the period shall extend to and end on the next succeeding Business Day. When reference is made in this Agreement to information that has been “made available” to the Buyer, that shall include information that was (i) contained in the Seller’s electronic data room and to which the Buyer had access therein no later than 12:00 p.m., Eastern time, on the date hereof, and continuing through, the execution of this Agreement or (ii) delivered to the Buyer or its counsel prior to such time. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement. If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such payment or delivery shall instead be required to be made on the next succeeding Business Day. Time shall be of the essence in this Agreement.
11.9
Governing Law. This Agreement and all disputes, claims or causes of action (whether in contract, tort or statute) that may be based upon or arise out of or be related hereto or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to Contracts made and performed in such State, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than those of the State of Delaware.
11.10
Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages would not be a sufficient remedy for any such breach or failure to perform. Accordingly, each Party shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond, undertaking or other security, this being in addition to any other remedy to which it is entitled at law or in equity. No Party shall oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the Party seeking such remedy has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Except as provided in Section 8.4(h), all remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law or in equity.
11.11
Submission to Jurisdiction. Except for matters to be submitted to and resolved by the Neutral Accountant pursuant to Section 1.5 or Section 6.6(e), each Party hereby irrevocably (a) consents and submits itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County (or, in the case of a claim as to which such court lacks jurisdiction, an appropriate state or federal court sitting in Wilmington, Delaware) in any dispute, claim, action or proceeding (whether in contract, tort or otherwise) that may be based upon or arise out of or relating to this Agreement or any of the transactions contemplated by this Agreement or the negotiation, execution or performance thereof, (b) agrees that all claims in respect of any such dispute, action or proceeding may be heard and determined in any such court and unconditionally waives any objection to the laying of venue in such courts, (c) agrees not to attempt to deny or defeat such jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding that may be based upon, arise out of or otherwise relate to this Agreement or any of the transactions contemplated by this Agreement or the negotiation, execution or performance hereof in any other court. Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.1. Nothing in this Section 11.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.
11.12
Disclosure Schedules. The Disclosure Schedule and the Buyer Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in Article II, Article III or Article IV, as applicable, or other relevant Sections of this Agreement, and a disclosure in any section of the Disclosure Schedule or Buyer Disclosure Schedule (as applicable) shall qualify (a) the corresponding Section of this Agreement and (b) the other Sections of this Agreement to the extent that it is reasonably apparent on its face from a reading of such disclosure that it also qualifies or applies to such other Sections. The inclusion of any information in the Disclosure Schedule or Buyer Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has had or would reasonably be expected to have a Seller Material Adverse Effect, Company Material Adverse Effect or Buyer Material Adverse Effect, or is outside the ordinary course of business.
11.13
Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, CLAIM OR DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENTS OR ANY TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.13. EACH PARTY MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

MARKETAXESS HOLDINGS INC.

By:	/s/ Christopher R. Concannon
Name: Christopher R. Concannon
Title: Chief Executive Officer

PRAGMA WEEDEN HOLDINGS LLC

By:	/s/ David Mechner
Name: David Mechner
Title: Chief Executive Officer

PRAGMA financial systems LLC

By:	/s/ David Mechner
Name: David Mechner
Title: Chief Executive Officer

pragma llc

By:	/s/ David Mechner
Name: David Mechner
Title: Chief Executive Officer

david mechner (solely for the purposes of Section 6.7, Section 6.19, Section 8.1(b), the remainder of Article VIII as is relates to Section 8.1(b) and Article XI as it relates to any of such provisions)

/s/ David Mechner